UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No.     )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

BLAIR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐  No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, no par value, of Blair Corporation

(2)	Aggregate number of securities to which transaction applies:

4,084,681 shares of Common Stock (consisting of 3,990,093 shares of Common Stock issued, exclusive of treasury stock and inclusive of 138,501 unvested restricted Common Shares issued pursuant to Stock Plans, as of January 22, 2007, 94,588 shares of Common Stock issuable upon exercise of “in-the-money” stock options)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined). The filing fee was determined based on the sum of (A) 3,990,093 shares of Common Stock multiplied by $42.50 per share and (B) the aggregate value of “in-the-money” options to purchase 94,588 shares of Common Stock determined by taking the difference between $42.50 and the weighted average exercise price per share of the “in-the-money” options of $21.89. The filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$171,528,411.18

(5)	Total fee paid:

$18,353.54

☑  Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 19, 2007

Dear Stockholder:

A special meeting of stockholders of Blair Corporation, a Delaware corporation, has been scheduled for Tuesday, April 24, 2007, at 11:00 a.m., Eastern Daylight Time, at The Library Theatre, located at 302 Third Avenue West, Warren, Pennsylvania. At the special meeting, we will ask you to consider and vote on a proposal to adopt an Agreement and Plan of Merger, dated January 23, 2007, or the “merger agreement”, pursuant to which Appleseed’s Topco, Inc., a Delaware corporation, has agreed to acquire our company in a cash merger, or the “merger”. Following the merger, Blair will become a wholly owned subsidiary of Appleseed’s. If the merger agreement is adopted by our stockholders and the merger completed, you will no longer have an ownership interest in our company and your shares of Blair common stock will be converted into the right to receive $42.50 in cash, referred to as the merger consideration, without interest and less applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised your appraisal rights with respect to the merger. The merger consideration represents a premium of approximately 15% to the closing price of our common stock on January 22, 2007, the last trading day before the public announcement of the signing of the merger agreement.

Our board of directors unanimously adopted resolutions: (i) approving the merger agreement; (ii) determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of our company and our stockholders; and (iii) directing that the merger agreement be submitted for adoption at a special meeting of our stockholders. In reaching this determination, our board of directors considered a variety of factors, which are discussed in the attached proxy statement. Our board of directors unanimously recommends that all of our stockholders vote “FOR” the proposal to adopt the merger agreement.

The merger cannot be completed unless a majority of the outstanding shares of our common stock entitled to be cast at the special meeting vote to adopt the merger agreement.

The accompanying Notice of Special Meeting of Stockholders and proxy statement explain the merger agreement and the merger and provide specific information concerning the special meeting. Please carefully read these materials and each appendix attached to the proxy statement.

Your vote is very important, regardless of the number of shares you own. You may vote either by proxy or in person at the special meeting. To be certain that your shares are voted at the special meeting, please mark, sign, date and return promptly the enclosed proxy card in the postage-paid return envelope provided, or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card, whether or not you plan to attend the special meeting in person. If you do not return your proxy card or authorize a proxy to vote on your behalf by telephone or Internet, or you abstain or do not instruct your broker or other nominee how to vote your shares, it will have the same effect as voting against the proposal to adopt the merger agreement.

OUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF OUR COMPANY AND OUR STOCKHOLDERS. ACCORDINGLY, OUR BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Please do not send your stock certificates to us at this time.

On behalf of our board of directors, thank you in advance for your continued support.

Sincerely,

Craig Johnson
Chairman of the Board of Directors

This proxy statement is dated March 19, 2007 and is first being mailed to our stockholders on or about March 21, 2007.

BLAIR CORPORATION
220 Hickory Street, Warren, Pennsylvania 16366
(814) 723-3600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD AT 11:00 A.M. ON TUESDAY, APRIL 24, 2007

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Blair Corporation, will be held at The Library Theatre, located at 302 Third Avenue West, Warren, Pennsylvania on Tuesday, April 24, 2007 at 11:00 a.m., Eastern Daylight Time, for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

(1) to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 23, 2007, or the merger agreement, by and among Appleseed’s Topco, Inc., a Delaware corporation, or Appleseed’s, BLR Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Appleseed’s, or BLR Acquisition, and Blair Corporation, a Delaware corporation. A copy of the merger agreement is attached to this proxy statement as Appendix A. Pursuant to the terms of the merger agreement, BLR Acquisition will merge with and into Blair, with our company being the surviving corporation and becoming a wholly-owned subsidiary of Appleseed’s following the merger, and each share of our common stock, other than those shares of common stock, if any, held by stockholders who properly exercise their appraisal rights under Delaware law, will be converted into the right to receive $42.50 in cash, without interest; and

(2) to consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting if necessary or appropriate to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Our board of directors unanimously recommends that all of our stockholders vote “FOR” the proposal to adopt the merger agreement.

The board of directors has fixed March 16, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. Only those stockholders of record as of the close of business on that date will be entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were 3,854,287 shares of our common stock entitled to vote at the special meeting.

Our company’s stockholders have the right to dissent from the merger and obtain payment in cash of the appraised fair value of their shares under applicable provisions of Delaware law. In order to perfect and exercise appraisal rights, stockholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the proposal to adopt the merger agreement. A copy of the applicable Delaware statutory provisions is included as Appendix C to the accompanying proxy statement, and a summary of these provisions can be found under “The Merger — Appraisal Rights” in the accompanying proxy statement.

By Order of the Board of Directors,

Herbert G. Hotchkiss
Corporate Secretary

Warren, Pennsylvania

March 19, 2007

YOUR VOTE IS VERY IMPORTANT. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK ENTITLED TO BE CAST AT THE SPECIAL MEETING IS REQUIRED TO ADOPT THE MERGER AGREEMENT. EVEN IF YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE PROVIDED OR AUTHORIZE THE INDIVIDUALS NAMED ON THE PROXY CARD TO VOTE YOUR SHARES BY CALLING THE TOLL-FREE TELEPHONE NUMBER OR BY USING THE INTERNET AS DESCRIBED IN THE INSTRUCTIONS INCLUDED WITH THE PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM THE RECORD HOLDER IN ORDER TO VOTE IN PERSON AT THE SPECIAL MEETING. FAILURE TO VOTE YOUR SHARES BY MAIL, TELEPHONE, INTERNET OR IN PERSON AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER.

BLAIR CORPORATION PROXY STATEMENT

i

Page

Interests of Our Directors and Executive Officers in the Merger	38
Litigation Relating to the Merger	42
Material Federal Income Tax Consequences of the Merger	42
Expenses of the Merger	44
Appraisal Rights	44
Delisting and Deregistration of Our Common Stock	46
SHAREHOLDER AGREEMENTS	47
MARKET PRICE AND DIVIDEND DATA	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
ADJOURNMENT OF THE SPECIAL MEETING	51
Granting of Discretionary Authority to Adjourn Our Special Meeting	51
STOCKHOLDER PROPOSALS	51
OTHER MATTERS	52
WHERE YOU CAN FIND MORE INFORMATION	52

Appendix A Agreement and Plan of Merger, dated as of January 23, 2007, by and among Appleseed’s Topco, Inc., BLR Acquisition Corp. and Blair Corporation	A-1
Appendix B Fairness Opinion of Stephens Inc.	B-1
Appendix C Section 262 of the General Corporations Law of the State of Delaware	C-1

ii

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated herein by reference contain forward-looking statements by us within the meaning of Sections 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. These forward-looking statements include our statements concerning whether and when the merger will close, whether conditions to the merger will be satisfied, and the effect of the merger on our business and operating results. In addition, any of the words “believes,” “expects,” “anticipates,” “estimates,” “plans,” “projects,” “predicts” and similar expressions indicate forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements due to, among other things:

•	the company’s success in gaining regulatory approval of the transaction;

•	regulatory changes;

•	changes in general economic conditions or changes in the retail industry;

•	the failure of the merger to be completed or difficulties in obtaining stockholder approval of the merger agreement;

•	projected sales and earnings, and our company’s ability to maintain selling margins;

•	customer demand and consumer preferences;

•	the availability, selection and purchasing of attractive merchandise on favorable terms;

•	economic and weather conditions for regions in which the company’s stores are located and the effect of these factors on the buying patterns of the company’s customers;

•	the impact of competitive pressures in our industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers;

•	potential disruption from terrorist activity;

•	world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature;

•	diversion of management time on merger-related issues; and

•	failure by us to satisfy the other conditions to the merger.

The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement will remain accurate as of any future date. Except to the extent required by applicable law or regulation, we undertake no duty to any person to update the statements made in this proxy statement under any circumstances. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see our reports that have been filed with the Securities and Exchange Commission, or SEC, under “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement, attached as Appendix A, and the other documents to which we have referred you. See “Where You Can Find More Information” beginning on page 52. Page references are included in this summary to direct you to a more complete description of the topics contained in this proxy statement.

Throughout this document, “Appleseed’s” refers to Appleseed’s Topco, Inc., a Delaware corporation, “BLR” and “BLR Acquisition” refers to BLR Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Appleseed’s, and references to “we,’’, “us,’’, “our” or “Blair” refer to Blair Corporation. “Golden Gate” refers to Golden Gate Capital, the parent company of Appleseed’s. Also, we refer to our merger with BLR Acquisition as the “merger,” and the Agreement and Plan of Merger, dated as of January 23, 2007, by and among Appleseed’s, BLR Acquisition and Blair as the “merger agreement.” “Surviving corporation” refers to Blair Corporation as a subsidiary of Appleseed’s after the effective time of the merger.

The Merger (Page 13)

You are being asked to vote to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of January 23, 2007, by and among Blair, BLR Acquisition and Appleseed’s. The merger agreement provides that BLR Acquisition will be merged with and into Blair, and each outstanding share of common stock, par value $0.01 per share, of Blair (other than shares held in the treasury of Blair or by Appleseed’s or BLR Acquisition and other than shares held by a stockholder who properly demands statutory appraisal rights), will be converted into the right to receive $42.50 in cash, without interest. For example, if you own 100 shares of our common stock, you will receive $4,250.00 in cash in exchange for your shares.

Parties to the Merger (Page 13)

Blair.  We are a national catalog and multi-channel direct marketer of women’s and men’s apparel and home products. We sell a broad range of women’s and men’s apparel and home products through direct mail marketing and through our Web site www.blair.com. Blair employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania and Wilmington, Delaware. Our principal executive offices are located at 220 Hickory Street, Warren, Pennsylvania 16366 and our telephone number is (814) 723-3600.

Appleseed’s.  Appleseed’s is a portfolio company of Golden Gate, a leading private equity firm, and is a leading, multi-channel marketer of apparel and home products focused on serving the needs of the women and men above the age of 50. Appleseed’s provides products to consumers through the direct channels of catalog, internet and retail. Appleseed’s is comprised of the brands Appleseed’s, Draper’s & Damon’s, Haband, Norm Thompson, Sahalie, Solutions and The Tog Shop. Appleseed’s principal executive offices are located at 30 Tozer Road, Beverly, Massachusetts 01915 and its telephone number is (978) 922-2040.

BLR Acquisition.  BLR Acquisition is a wholly-owned subsidiary of Appleseed’s organized under the laws of Delaware. It was incorporated solely for the purposes of the merger and is engaged in no other business other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. BLR Acquisition’s principal executive offices are located at 30 Tozer Road, Beverly, Massachusetts 01915 and its telephone number is (978) 922-2040.

The Special Meeting of Stockholders (Page 10)

Date, Time and Place.  A special meeting of stockholders will be held on April 24, 2007 at 11:00 a.m., Eastern Daylight Time, at The Library Theatre, 302 Third Avenue West, Warren, Pennsylvania.

Purpose of the Special Meeting.  At the special meeting, we will ask you to vote for the proposal to adopt the merger agreement. We will also ask you to approve a proposal to grant discretionary authority to adjourn the special meeting if necessary or appropriate to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Vote Required.  The affirmative vote of a majority of the outstanding shares of our common stock entitled to be cast at the special meeting is required to vote to adopt the merger agreement. Proxies returned to us, if properly signed and dated but not marked to indicate your voting preference, will be counted as votes “FOR” the proposal to adopt of the merger agreement. The failure to vote has the same effect as a vote against the adoption of the merger agreement.

Record Date; Shares Entitled to Vote.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on March 16, 2007, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. As of the record date, there were 3,854,287 shares of our common stock entitled to be voted at the special meeting.

Recommendation of Our Board of Directors (Page 12)

Our board of directors by unanimous vote:

•	determined that the merger and the terms of the merger agreement are fair to, advisable and in the best interests of our company and our stockholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement; and

•	recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement.

Opinion of Our Financial Advisor (Page 17)

In connection with the merger, our financial advisor, Stephens Inc., or Stephens, delivered a written opinion to our board of directors that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the $42.50 per share in cash to be received by holders of the outstanding shares of Blair common stock pursuant to the merger agreement was fair from a financial point of view to those holders. The written opinion of Stephens is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. This opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matter relating to the merger.

Effective Time of the Merger (Page 25)

We are working to complete the merger as soon as possible, and we anticipate completing the merger during the Spring of 2007, subject to the receipt of stockholder approval and satisfaction of the closing conditions under the merger agreement.

Treatment of Stock Options and Restricted Stock (Page 25)

At the effective time of the merger, all stock options granted by us at or prior to January 23, 2007, shall be canceled and become immediately vested and exercisable in full. In consideration of such cancellation, each holder of any such stock option with an exercise price less than the merger consideration will receive from us in settlement of such stock option at the closing of the merger, a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of shares of our common stock subject to such stock option at the effective time of the merger and (ii) the excess, if any, of the merger consideration over the exercise price per share of such stock option. Each stock option that has an exercise price equal to or in excess of the merger consideration shall be canceled at the effective time of the merger for no consideration.

In addition, each share of restricted common stock, which was issued pursuant to our stock plans at or prior to January 23, 2007, whether in book-entry or certificated form, will, at the effective time of the merger, become fully vested and converted into, and cancelled in exchange for, the right to receive the merger consideration, plus any “gross-up” for income taxes payable on account of such acceleration of the vesting of such restricted common stock as provided in each such holder’s restricted stock award agreement as in effect as of January 23, 2007.

Procedures for Receiving Merger Consideration (Page 25)

You will need to surrender your common stock certificates to receive the $42.50 in cash per share after the consummation of the merger, but you should not send in any certificates now. As soon as reasonably practicable after the effective time of the merger, the paying agent appointed by Appleseed’s will send you a letter of transmittal and instructions for surrendering certificates representing shares of our common stock in exchange for the merger consideration. The letter of transmittal should be properly completed and returned to the paying agent along with the stock certificates representing shares of our common stock. After a properly completed letter of transmittal has been received and processed along with any stock certificates, you will be sent the merger consideration, without interest and less applicable withholding taxes, to which you are entitled.

No Solicitation and Go Shop Period (Page 30)

We have agreed that, while the merger is pending, we will not initiate or, subject to certain limited exceptions, engage in discussions with any third party regarding transactions such as a merger, business combination or sale of a material amount of assets or capital stock. However, during the period commencing as of January 23, 2007 and ending as of 11:59 p.m. New York time on February 22, 2007, or the “Go Shop Period”, we had the right to solicit acquisition proposals from third parties, as long as we complied with certain obligations. We actively sought acquisition proposals during the Go Shop Period and engaged Stephens to solicit acquisition proposals on our behalf. As of the date of this proxy statement, the Go Shop Period has expired and we have not received any such acquisition proposals.

Conditions to Completing the Merger (Page 33)

Before we can complete the merger, a number of conditions must be satisfied. These conditions include:

•	adoption of the merger agreement by our stockholders;

•	no law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order having been enacted, issued, promulgated, enforced or entered by a governmental entity that is in effect and has the effect of preventing or prohibiting the consummation of the merger or otherwise imposing material limitations on the ability of BLR Acquisition and Appleseed’s to effectively acquire or hold our business and those of our subsidiaries;

•	all regulatory approvals or waivers required to consummate the transactions contemplated by the merger agreement by any governmental authority having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired;

•	the performance, subject to various materiality qualifications, by all parties of their respective obligations, agreements and covenants in the merger agreement, and the representations and warranties of Appleseed’s, BLR and Blair in the merger agreement being true and correct, subject to the applicable materiality qualifiers and specific exclusions;

•	the holders of not more than 15% of our outstanding common stock having demanded appraisal rights with respect to their shares under Delaware law;

•	other than previously disclosed in our SEC filings prior to January 23, 2007, no effect, event or change having occurred since December 31, 2005, which has had, or would reasonably be expected to have, a material adverse effect on our company; and

•	the receipt by Appleseed’s of signed letters of resignation from each of the directors of Blair and its subsidiaries, effective at or prior to the effective time of the merger.

Regulatory Approvals (Page 36)

The merger cannot proceed in the absence of the requisite regulatory approvals or waivers required to complete the transactions, including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, and the rules and regulations thereunder. Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until we notify and furnish information to the Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and specified waiting period requirements are satisfied. We and Appleseed’s filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on February 28, 2007 and requested early termination of the waiting period. The FTC granted early termination of the HSR waiting period effective March 9, 2007. Thus, the transaction has been cleared by the applicable antitrust regulatory authorities.

Termination of the Merger Agreement (Page 36)

Blair, Appleseed’s and BLR Acquisition can mutually agree to terminate the merger agreement without completing the merger, even if our stockholders have adopted the merger agreement. The merger agreement may also be terminated in certain other circumstances, including:

•	by Blair, Appleseed’s or BLR Acquisition, if:

•	any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is final and non-appealable;

•	the closing has not occurred on or before July 23, 2007, or the “Termination Date”; provided that the right to terminate the merger agreement pursuant to this section will not be available to a party whose failure to perform any covenant or obligation under the merger agreement was the cause of or resulted in the failure of the merger to occur on or before the Termination Date;

•	there exists any state or federal law, order, rule or regulation that makes the consummation of the merger illegal or otherwise prohibited;

•	our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof;

•	the merger has not been completed on or prior to the Termination Date as a result of a breach by BLR Acquisition or Appleseed’s of any of their respective covenants or agreements in the merger agreement such that the closing condition with respect thereto would not be satisfied, or a breach by BLR Acquisition or Appleseed’s of any of their respective representations and warranties in the merger agreement such that the closing condition with respect thereto would not be satisfied and, in either such case, such breach is not cured within 30 days after receipt by BLR and Appleseed’s of notice of such breach; and

•	there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and such breach has not been cured within 30 days following notice by the terminating party or cannot be cured by the Termination Date; provided that there is no cure period for the breach by Blair of certain covenants and guaranties related to the its non-solicitation obligation, and its obligations related to the proxy statement and stockholders’ meeting.

•	by Blair, prior to the adoption of the merger agreement by our stockholders, if our board of directors approves a superior proposal in accordance with the terms of the merger agreement;

•	By Appleseed’s or BLR Acquisition, if

•	our board of directors withdraws or modifies in a manner adverse to Appleseed’s or BLR Acquisition its recommendation that Blair’s stockholders adopt the merger agreement,

•	our board of directors fails within two (2) business days of Appleseed’s or BLR Acquisition’s written request to reaffirm its recommendation of the merger agreement,

•	our board of directors approves or recommends to Blair’s stockholders, or takes no position with respect to or fails to recommend against acceptance of any acquisition proposal, or

•	Blair fails to call a special meeting of Blair stockholders within 35 days of mailing this proxy statement or fails to mail this proxy statement within five days after it is cleared by the SEC.

Termination Fees (Page 37)

We will be required to pay Appleseed’s a termination fee of $6.0 million and reimburse Appleseed’s for reasonable actual expenses if the merger agreement is terminated under certain circumstances. We must reimburse Appleseed’s for reasonable actual expenses if the merger agreement is terminated under certain other circumstances. Appleseed’s will be required to pay us a termination fee of approximately $6.0 million if the merger agreement is terminated under certain circumstances.

Interests of our Directors and Executive Officers in the Merger (Page 38)

In considering the recommendation of the board of directors with respect to the merger, you should be aware that some of our directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below under “The Merger — Interests of Our Directors and Executive Officers in the Merger.” Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Shares Held by Directors and Executive Officers (Page 49)

As of the record date, our directors and executive officers beneficially owned approximately 7.59% of the outstanding shares of our common stock entitled to vote at the special meeting.

Material Federal Income Tax Consequences of the Merger (Page 42)

The merger will be a taxable transaction for United States federal income tax purposes to you. In general, with respect to each share of our common stock owned, a stockholder will recognize gain or loss as a result of the stockholder’s receipt of the merger consideration equal to the difference between the merger consideration per share of our common stock exchanged in the merger and the stockholder’s adjusted tax basis in that share. Such gain or loss will be capital gain or loss if such share is a capital asset in the hands of the stockholder and will be long-term gain or loss if the stockholder has held such share for more than twelve (12) months as of the effective time of the merger.

We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Market Price Information (Page 48)

Our common stock is listed on the American Stock Exchange under the symbol “BL.” On January 22, 2007, the last trading day preceding public announcement of the merger, the closing share price of our common stock was $36.95. On March 19, 2007, the last practicable trading date before the printing of this proxy statement, the closing share price of our common stock was $41.45.

Appraisal Rights (Page 44)

Delaware law provides you with appraisal rights in the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written demand for appraisal to Blair before the merger agreement is voted on at the special meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Contact for Our Stockholders Regarding Questions and Requests (Page 12)

If our stockholders have more questions about the merger or how to submit their proxy, or if they need additional copies of the proxy statement or the enclosed proxy card, they should contact our proxy solicitor, Georgeson Shareholder Communications, Inc., at (866) 229-8451.

QUESTIONS AND ANSWERS
ABOUT THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of our company. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q: What matters will be voted on at the special meeting?

A: You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

Q: What effect will the merger have on our company?

A: If the merger is completed, we will be wholly-owned by Appleseed’s and our common stock will no longer be publicly traded.

Q: What will I receive in the merger?

A: If the merger is completed, you will be entitled to receive $42.50 in cash, referred to as the merger consideration, without interest and less any applicable withholding taxes, for each share of our common stock you own at the effective time of the merger. For example, if you own 100 shares of our common stock, you will be entitled to receive $4250.00 in cash, less any applicable withholding taxes, in exchange for those shares.

Q: What vote is needed to adopt the merger agreement and authorize the merger?

A: The affirmative vote of a majority of the outstanding shares of our common stock entitled to be cast at the special meeting is required to adopt the merger agreement. Each holder of our common stock is entitled to one vote per share. Proxies returned to us, if properly signed and dated but not marked to indicate your voting preference, will be counted as votes “FOR” the proposal to adopt of the merger agreement.

Q: What vote is required from our stockholders to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A: The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the special meeting.

Q: Who is soliciting my vote?

A: This proxy solicitation is being made and paid for by us. In addition, we have retained Georgeson Shareholder Communications to assist in the solicitation. We will pay Georgeson Shareholder Communications approximately $20,000 plus out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Blair common stock that such brokers and fiduciaries hold of record. We will remunerate them for their reasonable expenses.

Q: How does Blair’s Board of Directors recommend that I vote?

A: Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and “FOR” the adjournment proposal.

Q: Who is entitled to attend the special meeting?

A: All of our stockholders are invited to attend the special meeting. Our stockholders of record on March 16, 2007 can vote in person at the special meeting.

Q: Do I need to attend the special meeting in person in order to vote?

A: No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting without attending by mailing your completed, dated and signed proxy card in the enclosed postage-paid return envelope or by authorizing the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card.

Q: May I vote in person?

A: Yes. If your shares are not held in street name through a broker or bank you may attend the special meeting and vote your shares in person. If your shares are held in street name, then you must get a proxy from your broker or bank to attend the special meeting and vote.

Q: What do I need to do now?

A: We urge you to read this proxy statement carefully, including each appendix, and to consider how the merger affects you. Then, sign, date and mail your proxy card in the enclosed postage-paid return envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card as soon as possible. This will enable your shares to be represented and voted at the special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, your proxy card will be counted as a vote in favor of the proposal to adopt the merger agreement.

Q: What happens if I do not return a proxy card by mail, vote by telephone or the Internet or vote in person at the special meeting?

A: If you fail to return your proxy card by mail, do not vote by telephone or the Internet or do not vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card by mail, to cast your vote by telephone or the Internet or vote in person at the special meeting will have the same effect as voting against the proposal to adopt the merger agreement.

Q: If my shares are held in street name by my broker or bank, will my broker or bank automatically vote my shares for me?

A: No. Your broker, bank or other nominee will not be able to vote shares held by it in “street name” on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q: What if I fail to instruct my broker or bank?

A: Failure to vote, including the failure to give your broker, bank or other nominee instructions, will have the same effect as voting against the proposal to adopt the merger agreement.

Q: May I change my vote after I have mailed my signed proxy card or cast my vote by telephone or the Internet?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card by mail or cast your vote by telephone or the Internet, and any earlier dated proxies will be revoked automatically. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change your vote.

Q: What does it mean if I get more than one proxy card?

A: If your shares are registered differently and are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $42.50 in cash, without interest and less applicable withholding taxes, for each share of our common stock that you own at the effective time of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: When do you expect to complete the merger?

A: We are working toward completing the merger as quickly as possible and we anticipate that it will be completed in the Spring of 2007, subject to the receipt of stockholder approval and satisfaction of the other closing conditions under the merger agreement.

Q: What if the merger is not completed?

A: If the merger is not completed, we will continue our current operations and will remain a publicly held company and you will not receive any of the merger consideration.

Q: Will the merger be a taxable transaction for me?

A: If you are a U.S. taxpayer, for United States federal income tax purposes and under most state and local tax laws, your receipt of the merger consideration will be treated as a taxable sale of our common stock held by you. See “The Merger — Material Federal Income Tax Consequences of the Merger.”

Q: What about payment of dividends through closing?

A: The merger agreement does not permit us to pay regular quarterly dividends from January 23, 2007 through the date the merger is completed. If the merger is not completed and the merger agreement terminated, it is expected that we will continue with regular quarterly dividends.

Q: Am I entitled to appraisal rights?

A: Yes. If you are a stockholder who objects to the merger, and if you comply with the required procedures under Delaware law, you will be entitled to appraisal rights under Delaware law. See “The Merger — Appraisal Rights.”

Q: Whom should I call with questions?

A: If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact our proxy solicitor, Georgeson Shareholder Communications, Inc., toll free at (866) 229-8451.

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting, and at any adjournment of the special meeting.

Date, Time and Place

We will hold the special meeting on April 24, 2007 at 11:00 a.m., Eastern Daylight Time, at The Library Theatre, 302 Third Avenue West, Warren, Pennsylvania.

Matters to be Considered

At the special meeting, stockholders will be asked to consider and vote upon:

•	a proposal to adopt the merger agreement; and

•	a proposal to grant discretionary authority to adjourn the special meeting if necessary or appropriate to permit further solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Pursuant to Delaware law and our bylaws, no matter other than the proposals to adopt the merger agreement and, if deemed necessary, to adjourn the special meeting to permit further solicitation, will be brought before the special meeting.

Shares Outstanding and Entitled to Vote; Record Date

The close of business on March 16, 2007 has been fixed by our board of directors as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the special meeting and any adjournment of the special meeting. At the close of business on the record date, there were 3,854,287 shares of our common stock outstanding and entitled to vote held by approximately 1,778 holders of record. Each share of our common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

Votes Required

A quorum, consisting of the holders of a majority of the shares of our common stock entitled to vote as of the record date, must be present in person or by proxy before any action may be taken at the special meeting. Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purpose of determining the presence or absence of a quorum for the transaction of all business at the special meeting but will not be counted as votes cast. Holders of record of our common stock on the record date are entitled to one vote per share on each matter to be considered at the special meeting.

The proposal to adopt the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding on the record date and entitled to be cast at the special meeting. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will have the effect of a vote against the proposal to adopt the merger agreement. If you hold your shares in “street name” through a broker, bank or other nominee, you must direct your broker, bank or other nominee to vote in accordance with the instructions you have received from your broker, bank or other nominee. Brokers, banks or other nominees who hold shares of our common stock in street name for customers who are the beneficial owners of those shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will have the effect of votes against the proposal to adopt the merger agreement.

The proposal to approve adjournments of the special meeting if deemed necessary or appropriate to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement, requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting, even if less than a quorum. Accordingly, not voting at the special meeting will have no effect on the outcome of this proposal, but abstentions will have the same effect as a vote against this proposal.

How to Vote Your Shares

Our stockholders of record may vote by mail, telephone, Internet or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid return envelope provided. Delaware law permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card. Thus, our stockholders of record have the option of submitting their proxies electronically through the Internet or by telephone as described in the instructions included with the proxy card.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	delivering, prior to the special meeting, a written notice of revocation addressed to Herbert G. Hotchkiss, Corporate Secretary, Blair Corporation, 220 Hickory Street, Warren, Pennsylvania 16366;

•	submitting, prior to the special meeting, a properly executed proxy with a later date; or

•	attending the special meeting and voting in person (however, attendance at the special meeting will not, in and of itself, constitute revocation of a proxy).

If you have instructed your bank, broker or other nominee to vote your shares, you must follow directions received from your bank, broker or other nominee to change or revoke your proxy.

Voting of Proxies

All shares represented by properly executed proxies received prior to the special meeting (and not revoked) will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the proposal to adopt the merger agreement and FOR approval of adjournment of the special meeting if deemed necessary or appropriate to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. No proxy that is specifically marked AGAINST the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked FOR the proposal to adjourn the special meeting to a later date.

Solicitation of Proxies

All costs related to the solicitation of proxies, including the printing and mailing of this proxy statement, will be borne by us. We have retained Georgeson Shareholder Communications, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. Georgeson Shareholder Communications, Inc. will receive a fee for its services of $20,000 and expense reimbursement. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders in person or by telephone, telegram, facsimile, or other electronic methods, without additional compensation other than reimbursement for their actual expenses. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

Arrangements also will be made with custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with these arrangements.

Stock Certificates

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Recommendation of Our Board of Directors

Our board of directors has adopted resolutions: (i) approving the merger agreement; (ii) determining that the merger agreement and the terms and conditions of the merger are fair to, advisable and in the best interests of our company and our stockholders; and (iii) directing that the merger agreement be submitted for adoption at a special meeting of our stockholders. Our board of directors unanimously recommends that all of our stockholders vote “FOR” the proposal to adopt the merger agreement. Our board of directors also unanimously recommends that our stockholders vote “FOR” approval of adjournment of the special meeting if deemed necessary or appropriate to facilitate the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement. See “The Merger — Our Reasons for the Merger” beginning on page 16.

Contact for Our Stockholders Regarding Questions and Requests

If our stockholders have more questions about the merger agreement or the merger or how to submit their proxy, or if they need additional copies of the proxy statement or the enclosed proxy card, they should contact our proxy solicitor, Georgeson Shareholder Communications, Inc. at (866) 229-8451.

THE MERGER

The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the appendices to this document, including the merger agreement. Our stockholders are urged to carefully read the appendices in their entirety.

Parties to the Merger

Blair.  We are a national catalog and multi-channel direct marketer of women’s and men’s apparel and home products. We sell a broad range of women’s and men’s apparel and home products through direct mail marketing and through our Web site www.blair.com. Blair employs approximately 1,900 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania and Wilmington, Delaware. Our principal executive offices are located at 220 Hickory Street, Warren, Pennsylvania 16366 and our telephone number is (814) 723-3600.

Appleseed’s.  Appleseed’s is a portfolio company of Golden Gate, a leading private equity firm, and is a leading, multi-channel marketer of apparel and home products focused on serving the needs of the women and men above the age of 50. Appleseed’s provides products to consumers through the direct channels of catalog, internet and retail. Appleseed’s is comprised of the brands Appleseed’s, Draper’s & Damon’s, Haband, Norm Thompson, Sahalie, Solutions and The Tog Shop. Appleseed’s principal executive offices are located at 30 Tozer Road, Beverly, Massachusetts 01915 and its telephone number is (978) 922-2040.

BLR Acquisition.  BLR Acquisition is a wholly-owned subsidiary of Appleseed’s organized under the laws of Delaware. It was incorporated solely for the purposes of the merger and is engaged in no other business other than those incidental to its formation and in connection with the transactions contemplated by the merger agreement. BLR Acquisition’s principal executive offices are located at 30 Tozer Road, Beverly, Massachusetts 01915 and its telephone number is (978) 922-2040.

Description of the Merger

Our board of directors has unanimously approved the merger whereby our company will become a wholly-owned subsidiary of Appleseed’s. If the merger agreement is adopted and the merger completed, BLR Acquisition will merge with and into Blair, with Blair as the surviving corporation in the merger. If the merger is completed, unless you have properly exercised your appraisal rights with respect to the merger, you will be entitled to receive the merger consideration of $42.50, without interest and less applicable withholding taxes, in exchange for each share of our common stock that you own at the effective time of the merger. We encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement, because it is the legal document that governs the merger.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a stockholder of Blair. You will receive your portion of the merger consideration after exchanging your stock certificates representing our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

Our common stock is currently registered under the Exchange Act and is listed on the American Stock Exchange under the symbol “BL.” Following the merger, our common stock will be delisted from the American Stock Exchange and will no longer be publicly traded, and the registration of our common stock under the Exchange Act will be terminated.

Background of the Merger

Our board of directors has periodically discussed and reviewed our business, strategic direction, performance and prospects in the context of developments in the women’s and men’s apparel and home products industry and the competitive landscape in the industry in which we operate. As a result, our board of directors has also at times discussed with senior management various potential strategic alternatives involving possible acquisitions or business combinations that could complement and enhance our competitive strengths and strategic position and increase stockholder value. To assist us in these deliberations, the board and management hired two advisors: Tucker Alexander to help with acquisitions, and Stephens to help explore strategic alternatives. In this regard, our management has from time to time communicated informally with representatives of other similar entities, including Appleseed’s, regarding industry trends and issues, their respective companies’ strategic direction and the potential benefits and issues arising from a potential business combination or other strategic transaction. No business combinations or other strategic transaction resulted from any of these efforts. As part of this evaluation, we signed letters of intent on two separate occasions to acquire Appleseed’s between the years of 2001 and 2003. In both instances, the proposed transactions never advanced beyond the due diligence stage.

In November of 2005, Appleseed’s was acquired by affiliates of Golden Gate. Shortly thereafter, in January of 2006, John Zawacki, our President and Chief Executive Officer at the time, now our Vice Chairman, contacted Neale Attenborough, Chief Executive Officer of Appleseed’s, to see if he had any interest in potentially joining our management team. Mr. Attenborough indicated that he was happy in his current position with Appleseed’s.

From January 2006 to April 2006, Mr. Attenborough contacted Mr. Zawacki several times to try to arrange meetings to discuss potential strategic alternatives with us. On April 18, 2006, Mr. Attenborough and Mr. Zawacki met in Jamestown, New York. At this meeting, Mr. Attenborough outlined how he believed that Blair would be a significant strategic fit for the platform of multi-channel apparel entities that Golden Gate was building. Following that meeting, Mr. Attenborough contacted Mr. Zawacki several times to see if we were interested in pursuing a potential strategic transaction. During that period of time, we continued to evaluate other acquisition candidates.

In May of 2006, as part of the process of pursuing potential acquisition candidates, Tucker Alexander contacted Stefan Kaluzny, a managing director of Golden Gate, and inquired whether Golden Gate would be interested in selling Appleseed’s or one of their other portfolio companies to us. Mr. Kaluzny stated that Golden Gate was not interested in selling either Appleseed’s or any of its other portfolio companies to us. However, Mr. Kaluzny subsequently made it clear that Golden Gate was interested in acquiring Blair.

Over the next few months no discussions between the parties occurred. We continued to evaluate our strategic alternatives but did not consummate any business combinations or other strategic transactions. In August of 2006, Mr. Kaluzny expressed to Tucker Alexander that Golden Gate was interested in negotiating an acquisition of Blair. If Blair was not interested in negotiating a transaction, Mr. Kaluzny informed Tucker Alexander that Golden Gate might consider various alternatives, including a tender offer.

During the period from September to November 2006, our board and management continued to evaluate our business strategy and strategic alternatives for the future. However, we did not consummate any business combination or strategic transaction during this time. On November 13, 2006, Craig Johnson, our Chairman of the Board, and Mr. Zawacki met with Mr. Attenborough and Mr. Kaluzny in Pittsburgh, Pennsylvania. During that meeting, Mr. Kaluzny and Mr. Attenborough set forth the strategic direction for Appleseed’s and again stated their interest in adding Blair to the Golden Gate portfolio. No specific offer was made at that time and we communicated to Messrs. Kaluzny and Attenborough that we were not interested in being acquired at that time. Following this meeting until January 2, 2007, there were no discussions between us and Golden Gate or Appleseed’s.

On January 2, 2007, Mr. Attenborough contacted Mr. Zawacki to state that he would be faxing Mr. Zawacki and Mr. Johnson a letter offering to acquire Blair. On January 3, 2007, we received a letter from Appleseed’s offering to acquire all of the outstanding shares of our company’s common stock for $37.50 per share in cash. The letter also stated that if we did not respond within two days, Appleseed’s reserved the right to make the offer to acquire Blair public, as well as take such actions as commencing a cash tender offer and proposing its nominees as directors.

After consulting our outside legal counsel, Patton Boggs LLP, and our investment advisor, Stephens, on January 5, 2007, Stephens contacted Mr. Attenborough to arrange a meeting on January 9, 2007. On January 8, 2007, our board of directors met with legal counsel and Stephens to review the Appleseed’s offer, which it determined to be inadequate and discussed potential strategic alternatives and defensive measures.

On January 9, 2007, Mr. Kaluzny, Mr. Attenborough, Mr. Johnson, Adelmo S. Lopez, our Executive Vice President and Chief Operating Officer at the time (now our President and Chief Executive Officer), and representatives of Stephens met in New York to discuss the Appleseed’s offer. At that meeting, Mr. Kaluzny informed us that Appleseed’s and its affiliates had acquired over 5% of our stock and that they remained very interested in acquiring Blair, including by tender offer if an agreement could not be reached with our board. We informed him that our board of directors believed the offer of $37.50 per share did not represent sufficient consideration.

On January 10, 2007, Mr. Kaluzny contacted Stephens and increased the offer to purchase Blair to $39.00 per share in cash. On January 11, 2007, our board of directors met to evaluate this proposal and potential strategic alternatives. At that meeting, the board considered potential defensive measures and authorized Stephens to contact parties that had previously expressed an intention to acquire Blair. These parties responded that they were either not interested in such a transaction or not interested in such a transaction at the price being offered by Appleseed’s. Additionally, our board agreed to meet with Mr. Kaluzny and Mr. Attenborough to discuss Appleseed’s offer.

On January 14, 2007, Mr. Kaluzny and Mr. Attenborough met with our board of directors, in Erie, Pennsylvania, regarding their offer. At that meeting, Mr. Kaluzny and Mr. Attenborough again discussed Golden Gate’s portfolio of companies and the plans for Blair following the proposed acquisition. Following the presentation, our board of directors met and went through a detailed analysis with Stephens regarding the $39.00 per share offer. The board of directors specifically rejected the $39.00 per share offer because it did not represent sufficient consideration.

On January 15, 2007, Mr. Kaluzny raised the Appleseed’s offer to $41.50 per share in cash and stipulated that the offer must be accepted by January 18, 2007 or Appleseed’s would commence a tender offer. On the same day, our board of directors met and directed Stephens to continue to negotiate with Appleseed’s to obtain a higher price and the right to shop for other potential buyers for Blair following signing of a merger agreement, also referred to as a “Go Shop” provision.

On January 16, 2007, Appleseed’s raised its offer to $42.50 per share and agreed to the concept of a Go Shop provision in the merger agreement. Our board of directors held another meeting and authorized management to negotiate a merger agreement, including those terms. During the period of January 17, 2007 through January 22, 2007, the parties negotiated the specific terms of the merger agreement. On January 18, 2007, Golden Gate, Appleseed’s and certain of their affiliates filed a Schedule 13D with the SEC stating that they owned approximately 8.1% of our common stock, they had previously made an offer to acquire our company for $37.50 per share in cash and that they were in negotiations with us. On that same day, we also issued a press release stating that we had received their offer and that we were in discussions with them.

During the course of negotiations, the board of directors was kept apprised of important details of the negotiations by our financial advisor and legal counsel. At one point during the course of negotiations, Appleseed’s lowered its offer to $41.50 per share in cash after receiving certain information from us. The board of directors rejected this offer and informed Appleseed’s that it would not recommend a deal to our stockholders at that price. Appleseed’s subsequently raised its offer price to $42.50 per share.

On the evening of January 22, 2007, our board of directors met to consider the fully-negotiated merger agreement. At that time, Stephens discussed a range of matters, including the amount and form of the merger consideration, the structure of the transaction, business and financial information regarding the parties, our historical stock price performance, our financial performance in 2006 and our prospects for 2007 and years thereafter, valuation methodologies and analyses and the other matters set forth in “Opinion of Our Financial Advisor.” After this discussion, Stephens rendered to our board of directors its opinion that, as of the date of the meeting and based upon and subject to the considerations described in its opinion, the proposed $42.50 per share cash merger consideration was fair, from a financial point of view, to holders of our common stock. Patton Boggs LLP, our outside legal counsel, then discussed with our board of directors matters relating to the proposed merger and related agreements. Following these presentations, our board meeting continued with discussions and questions among the members of the board, management and our legal and financial advisors. The meeting was then recessed until the following morning.

On the morning of January 23, 2007, after further discussion, and taking into consideration the factors described below under “ — Our Reasons for the Merger,” our board determined that the merger presented the best potential opportunity and strategic transaction for our company and our stockholders and was advisable and in the best interests of our company and our stockholders. Our board then unanimously approved and adopted the merger agreement and unanimously resolved to recommend that our stockholders vote to adopt the merger agreement. Following approval by our board of directors, the parties executed the merger agreement and, then, on January 23, 2007, publicly announced the transaction by joint press release.

During the period from January 23, 2007 through February 22, 2007, under the supervision of our board of directors, representatives of Stephens contacted 35 potential strategic acquirors and 58 potential financial acquirors. Of these 93 parties, 4 entered into a non-disclosure agreements with Blair. However, as of the date of this proxy statement, no party has submitted a proposal to pursue a transaction with Blair.

On January 25, 2007, Mr. Seymour Holtzman, as a representative of a group of stockholders, filed a Schedule 13D with the SEC stating that the group owned 5.1% of our common stock. Mr. Holtzman, as a representative of the group, also stated:

•	he may attempt to meet with our Board of Directors and management in order to maximize shareholder value;

•	he requested a stockholder list from us in order to communicate with our stockholders; and

•	the group, at the time, intended to vote all of their common stock against the proposal to adopt the merger agreement.

Following the filing of the Schedule 13D, we corresponded with Mr. Holtzman regarding his request for the stockholder list and a request to enter into a confidentiality agreement. As of the date of this proxy statement, there has been no other correspondence. Additionally, as of the date of this proxy statement, Mr. Holtzman has not met with our Board of Directors or management, and to our knowledge, has not communicated with our stockholders.

Our Reasons for the Merger

Our board of directors, at its meetings held on the evening of January 22, 2007 and the morning of January 23, 2007, considered the merger agreement and unanimously determined it to be fair, and in the best interests of our company and our stockholders. In evaluating the merger, our board of directors consulted with management, as well as our legal and financial advisors, and considered a number of factors. Listed below are the material factors that our board of directors considered in its decision:

•	the financial terms of the merger, including the fact that, based on the closing price of our common stock on the American Stock Exchange on September 14, 2006, December 26, 2006 (four weeks prior to the announcement of the merger agreement) and January 22, 2007 (the day prior to announcement of the merger agreement), the $42.50 per share merger consideration represented premiums of approximately 79.10%, 31.38% and 15.02%, respectively;

•	its review of our business, operations, financial condition and earnings on an historical and a prospective basis, including our decline in revenue from fiscal 2003 through fiscal 2005 and for the nine-months ended September 30, 2006, and our decline in EBITDA over the same periods;

•	the historical trading price of our common stock;

•	the possible alternatives to the merger, including continuing to operate our company on a stand-alone basis or seeking to continue to grow through acquisitions, and the risks associated with such alternatives;

•	the risk that our actual financial performance for the year ended December 31, 2007 may be materially less than management’s financial projections for the year ended December 31, 2007, based on our financial performance during the prior year and the resultant decrease in our stock price, at least in the short to medium term;

•	the fact that the merger agreement provides us with the ability to solicit acquisition proposals for a 30 day period after the date the merger agreement was signed, or the “Go Shop Period,” as discussed under “— No Solicitation and Go Shop Period” beginning on page 30;

•	the recent evaluation by our board of directors of our business plan and the risks and uncertainties associated with the implementation thereof compared to the risks and benefits from the merger;

•	the retail catalog industry trends, competition and challenges affecting us, including the increasing importance of scale and scope and an increasingly difficult operating cost environment;

•	the complementary fit of the businesses of Appleseed’s and our company, and the expectation that the merger would entail minimal disruption for our customers;

•	the financial presentations of Stephens, including the opinion, dated January 22, 2007, to our board of directors as to the fairness, from a financial point of view and as of the date of the opinion and based upon and subject to the considerations described in its opinion, of the $42.50 per share in cash to be received by the holders of our common stock in the merger, as more fully described under the caption “— Opinion of Our Financial Advisor” beginning on page 17;

•	the fact that the merger consideration is all cash so that the merger will allow our stockholders to immediately realize a fair value, in cash, for their investment and will provide those stockholders with certainty of value for their shares;

•	the terms of the merger agreement, including the absence of a financing condition to Appleseed’s obligation to complete the merger, the limited number and nature of other conditions to Appleseed’s obligation to consummate the merger and the limited risk that such conditions would not be satisfied, the limited number of regulatory and other approvals required in connection with the merger and the likelihood such approvals would be received without unacceptable conditions; and

•	the other terms of the merger agreement, including the ability of the board of directors to terminate the merger agreement in order to accept a superior proposal and the payment of the termination fee to Appleseed’s upon any such event, as discussed under “— Termination of the Merger Agreement” beginning on page 36 and “— Termination Fees” beginning on page 37.

The board of directors also took into account a number of potentially adverse factors concerning the merger including, without limitation, the following:

•	the risk that the merger might not be completed in a timely manner or at all;

•	diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger, and the possibility of management and employee disruption associated with the merger;

•	the merger consideration consists of cash and will therefore be taxable to our stockholders for U.S. federal income tax purposes, and because stockholders are receiving cash for their stock, they will not participate in the future growth of our company;

•	the requirement that we pay Appleseed’s a termination fee and reimburse certain of its expenses in order for the board of directors to accept a superior proposal, or under certain other circumstances, as discussed in “— Termination of the Merger Agreement” beginning on page 36 and “— Termination Fees” beginning on page 37; and

•	the fact that some of our directors and executive officers have other financial interests in the merger that are in addition to their interests as stockholders, including as a result of employment and compensation arrangements with us and the manner in which they would be affected by the merger. See “ — Interests of Our Directors and Executive Officers in the Merger” beginning on page 38.

The foregoing discussion of the factors considered by our board of directors in this section “— Our Reasons for the Merger” is not intended to be exhaustive, but, rather, includes the material factors considered by our board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors considered all these factors as a whole, and, overall, considered the factors to be favorable to, and supportive of, its determination.

Recommendation of the Board of Directors

After careful consideration, our board of directors unanimously determined that the merger agreement and the merger are in the best interests of our company and our stockholders, and approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

Opinion of Our Financial Advisor

On October 3, 2006, we hired Stephens, to act as our financial advisor with respect to exploring strategic alternatives and as a business consultant to evaluate operational prospects and to explore financing options available to us. On January 9, 2007, we retained Stephens to act as our financial advisor to review and analyze strategic alternatives related to this transaction. In its role as financial advisor, Stephens was requested to furnish an opinion as to the fairness, from a financial point of view, to our stockholders of the consideration to be offered to those stockholders in the merger. On January 22, 2007, Stephens rendered its oral and written opinion to our board of directors that as of that date, and based upon and subject to certain matters stated in that opinion, from a financial point of view, the consideration to be offered to our stockholders in the merger was fair to such stockholders.

The full text of Stephens’ opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge our stockholders to read the entire opinion carefully in connection with their consideration of the merger.

The Stephens’ opinion was provided for the information and assistance of our board of directors in connection with its consideration of the merger. The Stephens’ opinion does not address any other aspect of the transaction and is not intended to be and does not constitute a recommendation to any stockholder of Blair as to how that stockholder should vote with respect to the merger or any related matter. Stephens was not requested to opine as to, and the Stephens’ opinion does not address, our underlying business decision to proceed with or effect the merger, nor does the Stephens opinion address the relative merits of the merger with Appleseed’s compared to any other business strategies or alternatives that might be available to us.

In arriving at its opinion, Stephens reviewed and analyzed:

•	the merger agreement and the specific terms of the merger;

•	publicly available information concerning us that Stephens believed to be relevant to its analysis, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 3006 and September 30, 2006;

•	financial and operating information with respect to our business, operations and prospects furnished to it by us, including financial projections of Blair prepared by management;

•	the trading history of our common stock over several different periods over the past 10 years;

•	a comparison of our historical financial results and present financial condition with those of other companies that Stephens deemed relevant; and

•	a comparison of the financial terms of the merger with the financial terms of certain other transactions that Stephens deemed relevant.

In addition, Stephens had discussions with our management concerning our business, operations, assets, liabilities, financial condition and prospects and undertook such other studies, analyses and investigations as Stephens deemed appropriate.

In arriving at its opinion, Stephens assumed and relied upon the accuracy and completeness of the financial and other information used by Stephens without assuming any responsibility for independent verification of that information. Stephens further relied upon the assurances of our management that they were not aware of any facts or circumstances that would make that information inaccurate or misleading. In arriving at its opinion, upon our advice, Stephens assumed that the estimates provided by our management were a reasonable basis to evaluate our future financial performance and that we would perform substantially in accordance with those estimates. In arriving at its opinion, Stephens did not conduct a physical inspection of our properties and facilities and did not make or obtain any evaluations or appraisals of our assets or liabilities. Stephens’ opinion necessarily was based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of the Stephens opinion.

At the January 22, 2007 meeting of our board of directors, Stephens made a presentation of certain financial analyses of the merger. The following is a summary of the material valuation, financial and comparative analyses in the presentation that was delivered to our board of directors by Stephens. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by Stephens, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analysis performed by Stephens.

Implied Transaction Multiples Analysis.  Stephens calculated and compared various implied transaction multiples based on the fully diluted equity consideration to be received by the holders of the outstanding shares of

Blair common stock at $42.50 per share, assuming the exercise of all the in-the-money options, less the proceeds from such exercise, which is referred to in this discussion as equity value, and the sum of Blair’s equity value and the net book value of Blair’s net debt (which is the sum of Blair’s total debt less cash and cash equivalents), which is referred to in this discussion as enterprise value. Based on Blair’s financial statement projections prepared by management, Stephens calculated the following multiples for Blair:

•	enterprise value as a multiple of net sales;

•	enterprise value as a multiple of earnings before interest and taxes, depreciation and amortization which is referred to in this discussion as EBITDA; and

•	enterprise value as a multiple of earnings before interest, and taxes, which is referred to in this discussion as EBIT.

Each of the multiples was calculated for each of the projected fiscal years 2006 and 2007. The following table sets forth the results of this analysis:

	Enterprise Value as a Multiple of:
	Sales		EBITDA		EBIT

FY 2006E	0.3	x	31.3	x	NM
FY 2007E	0.4	x	6.5	x	11.0x

Summary of Imputed Share Values.  Stephens assessed the fairness of the per share merger consideration to the holders of shares of Blair common stock other than Appleseed’s and its affiliates by assessing the value of Blair using several methodologies, including an analysis of historical stock prices, a comparable companies analysis using valuation multiples from selected publicly traded companies, a discounted cash flow analysis, a leveraged buyout analysis, a normalized margin analysis, a premiums paid analysis, an historical one year stock price analysis and a comparable acquisitions analysis, each of which is described in more detail in the summaries set forth below. Each of these methodologies was used to generate imputed valuation ranges that were then compared to the per share merger consideration.

The following table shows the ranges of imputed valuation per common share of Blair derived under each of these methodologies. The table should be read together with the more detailed summary of each of these valuation analyses as set forth below.

	Imputed Valuation
	Per Common Share
Valuation Methodology	Minimum	Maximum

Comparable Companies Analysis	$15.49	$75.58
Comparable Transactions Analysis	$14.37	$18.83
Discounted Cash Flow Analysis	$33.69	$41.93
Premiums Paid Analysis	$41.38	$44.69
Leveraged Buyout Analysis	$28.45	$35.30
Historical One-Year Stock Price Analysis	$23.73	$46.44
Normalized Margin Analysis	$27.82	$54.24

Comparable Companies Analysis.  Stephens analyzed the public market statistics of certain comparable companies to us and examined various trading statistics and information relating to those companies. As part of this comparable companies analysis, Stephens examined market multiples for each company including:

•	the multiple of enterprise value to estimated 2007 revenue;

•	the multiple of enterprise value to estimated 2006 earnings before interest, tax, depreciation and amortization, or EBITDA; and

•	the multiple of enterprise value to estimated 2007 EBITDA.

The estimated 2006 and 2007 revenue and EBITDA were obtained from various Wall Street research reports. The stock price data used for this analysis was the closing price for the selected companies on January 19, 2007.

Stephens selected the companies below because their businesses and operating profiles are reasonably similar to ours. No comparable company identified below is identical to us. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading values of those comparable companies. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected company data.

In choosing comparable companies to analyze, Stephens selected the following companies:

•	Kohl’s Corporation;

•	J C Penney Corporation, Inc.;

•	Williams-Sonoma Inc.;

•	Dillard’s Inc.;

•	Chico’s FAS Inc.;

•	J. Crew Group, Inc.;

•	Coldwater Creek Inc.;

•	AnnTaylor Stores Corporation;

•	Cabela’s Inc.;

•	Charming Shoppes Inc.;

•	Talbots Inc.; and

•	Charlotte Russe Holding Inc.

The following table summarizes the results from the comparable companies’ analysis:

Comparable
	Blair	Companies(1)

Enterprise Value to:
2007 Revenue Estimate	0.3x	1.0x
2006 EBITDA Estimate	26.9x	9.2x
2007 EBITDA Estimate	5.6x	8.0x

(1)	Based on median values.

Stephens did not rely solely on the quantitative results of the analysis in developing reference ranges or otherwise applying its analysis. Based on its experience with mergers and acquisitions, various judgments concerning relative comparability of each of the selected companies, the relative historical trading level of Blair versus comparable companies and using the selected multiples as a general guide, Stephens selected a range that it believed reflected an appropriate range of multiples applicable to Blair. Stephens then applied the selected range to the appropriate projected revenue or EBITDA estimate as provided by management in order to derive an implied per share reference range for the company shares. As a result of this analysis, Stephens derived a range for the implied value per share of our common stock of $15.49 to $75.58. Stephens noted that the merger consideration of $42.50 per share of our common stock was within the range derived.

Comparable Transactions Analysis.  Stephens reviewed the publicly available information for selected catalog retail and retail related mergers or acquisitions announced since January 1, 2005 deemed to be reasonably comparable to the proposed transaction. For the selected merger transactions listed below, Stephens used publicly available financial information to determine the multiple of the enterprise value to latest twelve-month or LTM, EBITDA by dividing the publicly announced transaction value of each selected transaction by the publicly available latest twelve-month EBITDA of the target company prior to the transaction announcement. The following transactions were reviewed by Stephens (in each case, the first named company was the acquirer and the second named company was the acquired company):

•	Limited Brand Inc./La Senza Corp.;

•	Sun Capital Partners, Inc. and Golden Gate Capital/Eddie Bauer Holdings, Inc.;

•	MultiCultural Radio Broadcasting/Shop At Home Network, LLC;

•	Green Equity Investors/Tourneau, Inc.;

•	Belk, Inc./Parisian Inc.;

•	The Carlyle Group/Oriental Trading Company, Inc.;

•	Bain Capital Partners and The Blackstone Group/Michael’s Stores Inc.;

•	NRDC Equity Partners, LLC/Lord & Taylor;

•	Sun Capital Partners, Inc./Lillian Vernon Corporation;

•	Istithmar/Loehmann’s Holdings Inc.;

•	Redcats USA Inc./Sportsman’s Guide Inc.;

•	Sun Capital Partners, Inc./Bachrach Acquisition, LLC;

•	Talbots Inc./J.Jill Group Inc.;

•	Leonard Green & Partners/Sport Authority Inc.;

•	Bain Capital Partners/Burlington Coat Factory Warehouse;

•	Apax Partners Worldwide/Tommy Hilfiger Corp.;

•	Apollo Management/Linens ‘n Things;

•	Bon-Ton Stores Inc./Saks Inc. — Northern Department Store Group;

•	Jerry Zucker/Hudson’s Bay;

•	GMM Capital LLC and Prentice Capital/Goody’s Family Clothing Inc.;

•	Investor Group/ShopKo Stores Inc.;

•	American Capital Strategies/Potpourri Group;

•	EW Scripps/Shopzilla;

•	Charming Shoppes Inc./Crosstown Traders Inc.;

•	Carter’s Inc./Oshkosh B’Gosh Inc.;

•	Texas Pacific Group and Warburg Pincus/Neiman Marcus Group Inc.;

•	Belk, Inc./Proffitt’s & McRae’s; and

•	InterActiveCorp./Cornerstone Brands.

Stephens considered these selected merger transactions to be reasonably similar, but not identical, to the merger. The selected transaction may differ significantly from the proposed merger based on, among other things, the structure of the transactions, the financial and other characteristics of the parties to the transactions, and the dates that the transactions were announced or consummated. A complete analysis involves complex considerations and qualitative judgments concerning differences in the selected merger transactions and other factors that could affect the multiples paid in those comparable transactions to which the merger is being compared. Mathematical analysis (such as determining the mean or the median) is not in itself a meaningful method of using selected merger transaction data.

The following table sets forth the results of the analysis:

	Blair	Median
	Implied by	Comparable
	the Merger(1)	Transactions

Enterprise Value to:
LTM EBITDA	31.3x	9.4x

(1)	Based on 2006 EBITDA Estimate.

Stephens did not rely solely on the quantitative results of the selected transaction analysis in developing a reference range or otherwise applying its analysis. Stephens, based on its experience with mergers and acquisitions, various judgments concerning the relative comparability of each of the selected transactions to the proposed merger, and using the selected multiples as a general guide, selected a range that it believed reflected an appropriate range of multiples applicable to Blair. This analysis suggested an implied value range of approximately $14.37 to $18.83 per share of our common stock based on Enterprise Value to LTM EBITDA estimated multiples of comparable transactions. Stephens noted that the merger consideration offered of $42.50 per share was above the derived range for the implied value per share of our common stock.

Discounted Cash Flow Analysis.  Stephens performed a discounted cash flow analysis to estimate a range of the present values per share of our common stock using EBITDA that Blair is expected to generate during fiscal years ended December 31, 2007 through December 31, 2012 based on financial projections prepared by Company management through the years ended December 31, 2010 and management guidance through the years ended December 31, 2012. The valuation range was determined by adding (1) the present value of unlevered free cash flow for the period January 1, 2007 through December 31, 2011, and (2) the present value of the “terminal value” of our common stock. In calculating the terminal value of our common stock, Stephens applied multiples ranging from 5.0x to 7.0x to 2012 forecasted EBITDA. Over the period from January 18, 2002 to January 19, 2007, Blair’s common stock has traded at an average enterprise value to LTM EBITDA of 5.9x. The free cash flow stream and the terminal value were then discounted back to December 31, 2006, using discount rates ranging from 15.0% to 17.0%, which range Stephens viewed as appropriate for a company with our risk characteristics. This analysis suggested an acquisition value range of approximately $33.69 to $41.93 per share of our common stock. Stephens noted that the merger consideration of $42.50 per share was above the derived range for the implied value per share of our common stock.

Implied Price per Share Present Value Indications

	Terminal Multiple of 2011E EBITDA
Discount Rate	5.0x	5.5x	6.0x	6.5x	7.0x

15.0%	$35.54	$37.14	$38.74	$40.33	$41.93
15.5%	$35.06	$36.63	$38.19	$39.75	$41.31
16.0%	$34.60	$36.12	$37.65	$39.18	$40.71
16.5%	$34.14	$35.64	$37.13	$38.63	$40.12
17.0%	$33.69	$35.16	$36.62	$38.09	$39.55

Premiums Paid Analysis.  Stephens reviewed publicly available information regarding the premiums paid in forty-one transactions announced since June 30, 2006 with transaction values ranging from $100 million to $300 million excluding transactions where the target operated as a real estate investment trust or was an energy-related company.

As part of the premiums paid analysis, Stephens examined mean and medium premiums for each transaction including:

•	price per share one day prior to the announcement of the transaction;

•	price per share one week prior to the announcement of the transaction; and

•	price per share four weeks prior to the announcement of the transaction.

The results of this analysis are set forth below:

	Premium to Enterprise Value
	1 Day Prior to	1 Week Prior to	4 Weeks Prior to
	Announcement	Announcement	Announcement

Mean	30.4%	31.4%	33.4%
Median	26.7%	27.7%	30.4%

Based on this analysis, Stephens derived a range for the implied price per share of our common stock of $41.38 to $44.69 based on applying a 25% to 35% premium to the average of the share price over the 30 trading days prior to the issuance of this fairness opinion of $33.10. Stephens noted that the merger consideration of $42.50 per share of our common stock was within the derived range for the implied value per share of our common stock.

Leveraged Buyout Analysis.  Stephens also performed an analysis of hypothetical leveraged buyouts of Blair and the value that Blair’s stockholders could receive in such a transaction. For this analysis, Stephens assumed Blair would incur $43.3 million of debt in connection with such buyouts, a target internal rate of return of 20% to 30% for an acquiror intending to exit after 5.0 years (which are consistent with historical leveraged buyouts), an exit multiple of 6.0x EBITDA (from January 18, 2002 to January 19, 2007, Blair’s common stock has traded at an average enterprise value to LTM EBITDA of 5.9x), a 10% management equity position and transaction fees and expenses of 2% of the implied transaction value, including financing fees, M&A and legal fees. Stephens performed this analysis using EBITDA that Blair is expected to generate during fiscal years ended December 31, 2007 through December 31, 2011 based on financial projections prepared by Company management through the years ended December 31, 2010 and management guidance through the year ended December 31, 2011. These projections were based on assumptions regarding the future financial performance of Blair.

This analysis yielded an implied per share offer valuation range for each Blair ordinary share of:

Implied
Share Valuation

Highest Estimated Valuation per Share	$35.30
Lowest Estimated Valuation per Share	$28.45

Stephens noted that the merger consideration of $42.50 per share was above the derived range for the implied value per share of our common stock.

Historical One-Year Stock Price Analysis.  Stephens analyzed the historical daily closing prices per share of our common stock for the one-year period ending January 19, 2007. Stephens noted that during this period, the 52-week high and low closing prices per share of our common stock were $46.44 and $23.73, respectively. Stephens further noted that the merger consideration of $42.50 per share of our common stock was towards the upper end of the 52-week range for the closing prices per share of our common stock for the one-year period ending January 19, 2007. In addition, Stephens noted that a price of $42.50 per share was at the upper end of the 10-year trading range for the stock even when noting that profitability in previous periods was higher that in the 52-week period ending January 19, 2007.

Normalized Margin Analysis.  In addition to the analyses summarized above, Stephens performed an illustrative analysis of the implied share price as if the 2006 performance was an outlier, and Blair were valued assuming a return to historical EBITDA margins which averaged 5.2% over the period of January 1, 2002 through the projected year ended December 31, 2006 based on management estimates. Stephens evaluated projections as provided by management, looking at a range of transaction multiples of EBITDA and sensitivities to EBITDA margins achieved. For this analysis, Stephens used the revenue projections for the year ended December 31, 2007 prepared by Blair’s management, and a range of EBITDA margins from 4.15% of revenue (the equivalent of achieving 75% of the projected 2007 EBITDA) to 6% of revenue (the average of Blair’s historical EBITDA margins from the years ended December 31, 2002 through December 31, 2005). The analysis also assumed a transaction multiple of enterprise value to EBITDA of 5.0x to 8.0x (from January 18, 2002 to January 19, 2007, Blair’s common stock has traded at an average enterprise value to LTM EBITDA of 5.9x). As presented below, this analysis resulted in a range of share prices from $27.82 to $54.24, and Stephens noted that the merger consideration of $42.50 per share of our common stock was within the derived range for the implied value per share of our common stock, and above both the median implied price which was $39.91 and the mean implied price which was $40.29.

	Multiple of EBITDA
EBITDA Margin	5.0x	6.0x	7.0x	8.0x

4.15% — (75% of projected 2007)	$27.82	$31.85	$35.88	$39.91
5.00%	$31.93	$36.78	$41.63	$46.48
5.50% — (100% of projected 2007)	$34.54	$39.91	$45.28	$50.65
6.00% — (average of FY 2002 to FY 2005)	$36.78	$42.60	$48.42	$54.24

Stephens concluded that the $42.50 offer price per share represented a price that was potentially equivalent to the level at which the Blair stock may trade if Blair’s financial performance improved over the next twelve months as planned and margins returned to historical levels for the full fiscal year 2007. Stephens’ believed the proposed $42.50 offer per share, which was within the range presented by this analysis, was a fair offer from a financial point of view, as it eliminates the inherent operating risk in the projections and provides a similar or higher value per share as Blair could achieve through significant operating improvements over the next twelve months.

Stephens performed a variety of financial and comparable analyses for purposes of rendering its opinion. The above summary of these analyses does not purport to be a complete description of the analyses performed by Stephens in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Stephens considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by Stephens. Furthermore, Stephens believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of Stephens’ analyses, without considering all of them, would create an incomplete view of the process underlying Stephens’ analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of Stephens with respect to our actual value.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Stephens or us. Any estimates contained in the analyses of Stephens are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analysis by Stephens of the fairness to our stockholders of the consideration to be offered to those stockholders in the merger, from a financial point of view, and were prepared in connection with the delivery by Stephens of its opinion to our board of directors.

The consideration to be offered to our stockholders in the merger and other terms of the merger were determined through arms-length negotiations between us and Appleseed’s and was unanimously approved by our board of directors. Stephens provided advice to us during those negotiations. However, Stephens did not recommend any specific price per share or other form of consideration to us or that any specific price per share or other form of consideration constituted the only appropriate consideration for the merger. The opinion of Stephens was one of many factors taken into consideration by our board of directors in making its determination to approve the merger. The analysis of Stephens summarized above should not be viewed as determinative of the opinion of our board of directors with respect to our value or of whether our board of directors would have been willing to agree to a different price per share or other forms of consideration.

Our board of directors selected Stephens as its financial advisor because of Stephens’ reputation as a recognized investment banking and advisory firm with substantial experience in transactions similar to the merger and because Stephens is familiar with us and our business. As part of its investment banking and financial advisory business, Stephens is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Stephens provides a full range of financial advisory and securities services. Stephens has performed various investment banking services for us in the past and has received customary fees for those services. In the ordinary course of its business, Stephens may actively trade in the securities of Blair for its own account or for the accounts of its customers and, accordingly, may at any time hold or short positions in those securities.

Pursuant to an engagement letter between Stephens and us entered into in connection with this transaction, we agreed to pay Stephens a fee, the substantial portion of which is payable upon completion of the merger. Under the terms of this engagement letter, we paid Stephens a fee of $250,000 upon delivery of its fairness opinion to us on January 22, 2007, and we have agreed to pay Stephens an additional fee of approximately $1.9 million upon the closing of the merger. We have also agreed to reimburse Stephens for its reasonable out of pocket expenses incurred in connection with the engagement and to indemnify Stephens and its related parties from and against certain liabilities, including liabilities under the federal securities laws. Prior to our engagement of Stephens in connection with the merger, we had previously hired Stephens on October 3, 2006 to act as our financial advisor with respect to exploring strategic alternatives for our company and serving as a business consultant to us to evaluate operational prospects and to explore financing options available to us. For the services provided by Stephens for this initial engagement in October 2006, we paid Stephens $150,000.

Effective Time of the Merger

The merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, unless a later time is agreed upon by Appleseed’s, BLR Acquisition and our company and is specified in the Certificate of Merger. The Certificate of Merger will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement.

Structure of the Merger and Merger Consideration

Structure.  At the effective time of the merger, BLR Acquisition will merge with and into Blair. Blair will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Appleseed’s. All of Blair’s and BLR Acquisition’s properties, rights, powers, privileges and franchises, and all of their debts, liabilities, and duties, will become those of the surviving corporation.

Merger Consideration.  At the effective time of the merger, each share of Blair common stock issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive $42.50 in cash, without interest or dividends and less any applicable withholding of taxes, other than shares of Blair common stock:

•	held in Blair’s treasury immediately prior to the effective time of the merger and shares held by Appleseed’s or BLR Acquisition, which shares will be canceled without conversion or consideration; and

•	held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to only such rights as are granted by Delaware law.

All such shares, when so converted, will automatically be cancelled and retired and cease to exist. After the effective time of the merger, each outstanding stock certificate representing shares of Blair common stock converted in the merger will represent only the right to receive the merger consideration.

Treatment of Stock Options and Restricted Stock

At the effective time of the merger, all stock options granted by us at or prior to January 23, 2007, shall be canceled and become immediately vested and exercisable in full. In consideration of such cancellation, each holder of any such stock option with an exercise price less than the merger consideration will receive from us in settlement of such stock option at the closing of the merger, a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of shares of our common stock subject to such stock option at the effective time of the merger and (ii) the excess, if any, of the merger consideration over the exercise price per share of such stock option. Each stock option that has an exercise price equal to or in excess of the merger consideration shall be canceled at the effective time of the merger for no consideration. We have agreed to use our reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding stock option that the payment for such cancelled stock option will satisfy in full our obligation to such option holder pursuant to their stock option, and that upon payment for such cancelled stock option, such stock option shall, without any action on our part or the holder, be deemed terminated, canceled, void and of no further force and effect as between us and the option holder and neither party shall have any further rights or obligations with respect to such cancelled stock option.

In addition, each share of restricted common stock, which was issued pursuant to our stock plans at or prior to January 23, 2007, whether in book-entry or certificated form, will, at the effective time of the merger, become fully vested and converted into, and cancelled in exchange for, the right to receive the merger consideration, plus any “gross-up” for income taxes payable on account of such acceleration of the vesting of such restricted common stock as provided in each such holder’s restricted stock award agreement as in effect as of January 23, 2007. See “Interests of our Directors and Executive Officers in the Merger” beginning on page 38.

Exchange and Payment Procedures

At or prior to the effective time of the merger, BLR Acquisition shall deposit or cause to be deposited in trust with a bank or trust company designated by BLR Acquisition and reasonably acceptable to us, or the paying agent, an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock entitled to receive the merger consideration. Promptly after the effective time of the merger, but in no event more than three business days after the merger, the paying agent will mail to each holder of record of shares of our common stock a notice of effectiveness of the merger, a letter of transmittal and instructions. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Upon surrender of your stock certificate or certificates to the paying agent, together with a letter of transmittal duly completed and executed in accordance with the instructions, the holder of such stock certificate or certificates be entitled to receive the merger consideration and the stock certificate so surrendered will be cancelled. No interest or dividends will be paid on the merger consideration. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the reasonable satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

The paying agent, Appleseed’s and/or the surviving corporation will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes required to be deducted or withheld from the merger consideration payable to holders of our common stock or stock options under any applicable provision under federal, state, local or foreign tax law or regulation. To the extent amounts are so deducted or withheld, such amounts shall be treated for all purposes under the merger agreement as having been paid to the person to whom such amounts would otherwise have been paid.

After the effective time of the merger, there shall be no transfers on the surviving corporation’s stock transfer books of any shares of our common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration in accordance with the terms of the merger agreement.

None of BLR Acquisition, our company nor the paying agent will be liable to a holder of stock certificates or any person for any cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock 180 days after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may thereafter only look to the surviving corporation for the payment of the merger consideration. Any portion of the merger consideration that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation free and clear of any claims or interest of any person previously entitled to the merger consideration.

If your certificates have been lost, stolen or destroyed, upon making an affidavit, in the form acceptable to the surviving corporation, of that fact, and if reasonably required by the surviving corporation, posting a bond in such amount as the surviving corporation may direct as indemnity against any claim with respect to the certificates, the paying agent will issue the merger consideration in exchange for your lost, stolen, or destroyed stock certificates.

For information with respect to appraisal rights under Delaware law, see “— Appraisal Rights” beginning on page 44.

Representations and Warranties

Pursuant to the merger agreement, our company, Appleseed’s, and BLR Acquisition made certain representations and warranties relating to our respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Articles III and IV of the merger agreement included as Appendix A hereto.

The merger agreement contains representations and warranties the parties to the merger agreement made to each other. The assertions embodied in our representations and warranties have been qualified by information in a confidential disclosure schedule that we provided Appleseed’s and BLR Acquisition in connection with the signing of the merger agreement. While we do not believe that the confidential disclosure schedule contains material information that is required to be disclosed publicly other than information that has already been so disclosed, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to our representations and warranties contained in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on our representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule.

In addition, such representations and warranties (i) will not survive consummation of the merger and cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if fraudulent or willfully false as of the date of the merger agreement and (ii) are subject to the materiality standards contained in the merger agreement which may differ from what may be viewed as material by investors.

Conduct of Business Pending the Merger

The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending the consummation of the merger. These covenants, which are contained in Section 5.01 of the merger agreement included as Appendix A hereto, are described below.

Under the merger agreement, we agreed that, subject to certain exceptions and limitations, between January 23, 2007 and the earlier to the effective time of the merger or termination of the merger agreement:

•	we and our subsidiaries will conduct business in all material respects in the ordinary course of business consistent with past practice; and

•	we and our subsidiaries will use reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.

We have also agreed that, during the same time period, subject to certain exceptions, neither we nor any of our subsidiaries will take any of the following actions:

•	authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver, (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of our capital stock, any other securities or any securities convertible into, or any rights, warrants or stock options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of common stock upon the exercise of stock options outstanding as of January 23, 2007;

•	repurchase, redeem or otherwise acquire any shares of our capital stock or other equity interests, including, without limitation, securities exchangeable for, or stock options, warrants, calls, commitments or rights of any kind to acquire, our capital stock or other equity interests of our company or any of our subsidiaries;

•	sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by us in any of our subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of our subsidiaries;

•	amend or otherwise change our certificate of incorporation or bylaws or equivalent organizational documents;

•	split, combine or reclassify any shares of our capital stock;

•	declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of our capital stock (except for dividends paid by our direct or indirect wholly owned subsidiaries to us with respect to capital stock);

•	grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus or other compensation to, any current or former director, officer or employee except for: (i) increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements as in effect on January 23, 2007 as previously disclosed to Appleseed’s; and (ii) for normal annual or other periodic individual increases in base salary or hourly wages to employees earning non-contingent cash compensation of less than $100,000 per annum in the ordinary course of business consistent with past practice;

•	enter into any new or amend any existing employment, severance or termination or change in control agreement with any current or former director, officer or employee, subject to certain limited exceptions;

•	become obligated under any benefit plan that was not in existence on January 23, 2007 or amend, modify or terminate any benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on January 23, 2007;

•	permit any officer or employee to rescind, withdraw or amend or modify in any respect any pending or announced retirement or any resignation (or the terms and conditions thereof) previously submitted to us or any of our subsidiaries;

•	hire any employee other than hourly and secretarial employees and employees earning non-contingent cash compensation of less than $100,000 annually, subject to limited exceptions;

•	pay any benefit not required by any plan or arrangement as in effect on January 23, 2007;

•	acquire any business, other than purchases of inventory or supplies or other assets in the ordinary course of business consistent with past practice;

•	sell, lease, encumber or dispose of any material properties or assets other than in the ordinary course of business consistent with past practice;

•	other than the incurrence of indebtedness under our existing revolving credit facility and guaranties of real property leases in the ordinary course of business with any person not affiliated with any of our officers, directors or employees or our subsidiaries, create, incur, assume or modify in any material respect any indebtedness for borrowed money, or issue any note, bond or other debt security, or guarantee any indebtedness, or make any loans, advances (other than advances to employees of our company or any of our subsidiaries in the ordinary course of business consistent with past practice) or of capital contributions to or investments in any other person other than to us and our subsidiaries, except for indebtedness other than indebtedness for borrowed money in an amount not in excess of $250,000 in the aggregate and indebtedness to our merchandise suppliers for products purchased in the ordinary course of business consistent with past practice;

•	make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity (other than loans between or among us and any of our wholly-owned subsidiaries);

•	assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for the obligations of our subsidiaries permitted under the merger agreement;

•	adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of our company or any of our subsidiaries (other than the transactions contemplated by the merger agreement);

•	enter into, amend, modify or supplement any material contract or license agreement outside of the ordinary course of business consistent with past practice (except as may be necessary for us to comply with our obligations under the merger agreement) or waive, release, grant, assign or transfer any of our material rights or claims (whether such rights or claims arise under a material contract, license agreement or otherwise);

•	authorize or make any capital expenditures that are not set forth in the 2007 approved budget or in excess of $100,000 in the aggregate for our company and our subsidiaries taken as a whole;

•	authorize or pay any expenses in connection with the merger other than those expenses payable to the brokers previously disclosed to Appleseed’s pursuant to contractual arrangements as in effect as of January 23, 2007, reasonably incurred actual fees and expenses payable to our outside legal counsel for services rendered in connection with the transactions contemplated by the merger agreement (including any litigation with respect thereto) and other reasonably incurred actual fees and expenses for services rendered in connection with the transactions contemplated by the merger agreement (e.g., printing, proxy solicitation, etc.);

•	fail to continue insurance coverages that cover risks of such types and in such amounts as are consistent with our past practices;

•	enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of ours or of any of our subsidiaries (or any affiliate of any of such persons) other than agreements, transactions, commitments and arrangements permitted by the merger agreement;

•	establish or acquire any subsidiary other than wholly-owned subsidiaries or subsidiaries organized outside of the United States and its territorial possessions;

•	amend, modify or waive any term of any outstanding security of ours or of any of our subsidiaries, except as otherwise provided in the merger agreement;

•	fail to maintain any real property to which we and any of our subsidiaries have an ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation or material contract;

•	fail to timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property;

•	fail to timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

•	enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by law;

•	settle or compromise any pending or threatened suit, action, claim or litigation with any current or former officer, employee or director or in excess of $100,000 per litigation net of insurance proceeds or in excess of $250,000 in the aggregate net of insurance proceeds;

•	change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by us and our subsidiaries as of January 23, 2007, except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles;

•	revalue in any material respect any of our assets, including, without limitation, writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner, except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles;

•	make or change any material tax election, make or change any method of accounting with respect to taxes, file any amended tax return or settle or compromise any material tax liability;

•	pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in our financial statements or incurred in the ordinary course of business and consistent with past practice;

•	except as permitted by the non-solicitation provisions and the provisions related to the Go Shop Period, take any action to exempt any person (other than Appleseed’s and BLR Acquisition) or any action taken by such person from, or make such person or action not subject to, the provisions of Section 203 of the Delaware General Corporations Law, if applicable, or any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

•	take, or agree or commit to take, any action that would, or is reasonably likely to, make any or our representations or warranties contained in the merger agreement inaccurate at, or as of any time prior to, the consummation of the merger or result in any of the conditions to the merger, as set forth in the “— Conditions to the Merger” section of this proxy statement beginning on page 33, not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; or

•	agree or commit to do any of the actions described above.

The merger agreement also provides that from January 23, 2007 until the earlier of the effective time of the merger or the termination of the merger agreement, unless expressly contemplated or permitted by the merger agreement or as required by law, Appleseed’s shall not, and will cause BLR Acquisition not to:

•	take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of Appleseed’s and BLR Acquisition contained in the merger agreement inaccurate at, or as of any time prior to, the consummation of the merger or result in any of the conditions to the merger, as set forth in the “— Conditions to the Merger” section of this proxy statement beginning on page 33 not being satisfied;

•	omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; or

•	agree or commit to do any of the foregoing.

No Solicitation and Go Shop Period

With the exception of the Go Shop Period discussed below, beginning on the date we entered into the merger agreement through the earlier of the effective time of the merger or termination of the merger agreement, we agreed not to and to cause our subsidiaries and our affiliates, and each of our and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives not to, directly or indirectly:

•	solicit, initiate or encourage, including by way of furnishing information or assistance, or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any person that constitutes, or may reasonably be expected to lead to, an acquisition proposal, as defined below;

•	enter into, explore, maintain, participate in or continue any discussion or negotiation with any person, other than BLR Acquisition, Appleseed’s or any of their representatives, regarding an acquisition proposal, or furnish to any person (other than BLR Acquisition, Appleseed or any of their representatives) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than BLR Acquisition, Appleseed) to make or effect an acquisition proposal;

•	enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any acquisition proposal; or

•	authorize or permit any of our representatives to take any such action.

However, nothing in the merger agreement prevents, prohibits or limits us or our board of directors from:

•	complying with our disclosure obligations under federal or state law; or

•	prior to receiving stockholder approval of the merger agreement at the special stockholder meeting, furnishing information to, or engaging in discussions or negotiations with, any person that makes an unsolicited bona fide written acquisition proposal (which did not result from a breach of our obligations described in this section), if and only to the extent that, (i) our board of directors determines in good faith after consultation with outside legal counsel, that such action is necessary for our board to comply with its fiduciary duties to our stockholders under applicable law, (ii) the acquisition proposal constitutes or would reasonably be expected to lead to a “superior proposal,” as defined below, and (iii) prior to providing such information to, or engaging in discussions or negotiations with, such person, we receive from such person an executed confidentiality agreement on terms no less favorable to us than the confidentiality agreement dated January 20, 2007 that we entered into with Appleseed’s.

Further, nothing in the merger agreement prohibited us or in any way limited or restricted us and our representatives, during the period commencing as of January 23, 2007 and ending as of 11:59 p.m. New York time on February 22, 2007 (the “Go Shop Period”) from furnishing information to, or engaging in discussions or negotiations with, any person that we concluded may make an offer to acquire us, which would be deemed to be an acquisition proposal (which did not result from a breach of our obligations described in this section), if prior to providing such information to, or engaging in discussions or negotiations with, such person, we received from such person an executed confidentiality agreement on terms no less favorable to us than the confidentiality agreement dated January 20, 2007 that we entered into with Appleseed’s. Immediately following the expiration of the Go Shop Period, we agreed to immediately cease discussions or negotiations with any other party (other than Appleseed’s and BLR Acquisition) relating to any acquisition proposal and to use our reasonable best efforts to cause any such parties in possession of confidential information about us that was provided by us or our representatives to return or destroy all such information in the possession of any such party or its representatives. We actively sought acquisition proposals during the Go Shop Period and engaged Stephens to solicit acquisition proposals on our behalf. The Go Shop Period has expired and, as of the date of this proxy statement we have not received any proposals to pursue a transaction with Blair.

During the period from January 23, 2007 and until the earlier of the effective of the merger or termination of the merger agreement, if our board of directors is entitled to furnish information to, or engage in discussions or negotiations with, any person on the terms described above, our board of directors may, prior to the special meeting, terminate the merger agreement in respect of any acquisition proposal pursuant to the termination provisions described in the “— Termination of the Merger Agreement” section of this proxy statement beginning on page 36, if such acquisition proposal constitutes a superior proposal, and our board of directors has determined in good faith after consultation with outside legal counsel, that such action is necessary for them to comply with their fiduciary duties to our stockholders under applicable law.

Prior to taking any of the actions described above, our board of directors must:

•	promptly (but in any event within 24 hours) notify Appleseed’s of any action we propose to take with respect to any such acquisition proposal;

•	after taking any such action, promptly advise Appleseed’s of the status of such action as developments arise or as requested by Appleseed’s; and

•	at least five business days, or the five day period, prior to terminating the merger agreement as described above, notify Appleseed’s of any such action it proposes to take and, during the five day period, negotiate in good faith with Appleseed’s with respect to any revised proposal to effect the merger that Appleseed’s may make during the five day period.

In addition, we have agreed that we will promptly (but in any event within 24 hours) notify Appleseed’s orally and in writing of the receipt of any acquisition proposal or any inquiry regarding the making of an acquisition proposal including any request for information, the terms and conditions of such request, acquisition proposal or inquiry and the identity of the person making such request, acquisition proposal or inquiry and will keep Appleseed’s fully informed of the status and details of any such request, acquisition proposal or inquiry. These obligations also apply in respect of any person with whom we have contact during the Go Shop Period.

The term “acquisition proposal” is defined in the merger agreement as any offer or proposal for, or any indication of interest in:

•	any direct or indirect acquisition or purchase of 15% or more of the total assets of our company and our subsidiaries, in a single transaction or series of transactions;

•	any direct or indirect acquisition or purchase of 15% or more of any class of our equity securities or of any of our subsidiaries, in a single transaction or series of transactions;

•	any tender offer or exchange offer, including a self-tender offer, that if consummated would result in any person beneficially owning 15% or more of any class of our equity securities or of any of our subsidiaries;

•	any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving us or any of our subsidiaries; or

•	any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by the merger agreement.

The term “superior proposal” is defined in the merger agreement as any bona fide written acquisition proposal by a person that our board of directors has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to our stockholders than the merger and is reasonably capable of being consummated in a timely manner, taking into account all financial, regulatory, legal and other aspects of such proposal, and for which the person making such acquisition proposal has delivered satisfactory written evidence to our board of directors that the consummation of such acquisition proposal is not contingent on the receipt of financing.

Employee Benefit Plans

Under the merger agreement, Appleseed’s has agreed that it will, and will cause the surviving corporation to:

•	honor in accordance with their terms as in effect from time to time all of our and our subsidiaries’ benefit plans that were disclosed by us in a schedule to Appleseed’s and BLR Acquisition;

•	for 18 months following the closing of the merger, provide Blair’s and our subsidiaries’ active employees with base salary or base wages, as applicable, and employee benefits that are in the aggregate no less favorable than the salary, wages and employee benefits (excluding any stock purchase plans and other equity-based benefits, defined benefit plans and retiree medical benefits) being provided to such active employees as of January 23, 2007; and

•	subject to certain exceptions, honor all benefit obligations to, and contractual rights of, former employees of our company, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or change-in-control agreements, plans or policies of our company as in effect from time to time.

In addition, employees of our company who remain employed by the surviving corporation and its subsidiaries following the completion of the merger whose employment is terminated following the effective time of the merger will be entitled to receive severance payments and benefits in accordance with the severance plans and benefits as in effect from time to time provided by the surviving corporation and its employees to its former employees.

Warren Charitable Contributions After the Merger

During the three year period immediately following the closing of the merger, Appleseed’s has agreed to cause the surviving corporation, and the surviving corporation has agreed, to, at a minimum, contribute to charitable organizations that serve the Warren, Pennsylvania area/community on a basis consistent with the past practices of our company and our subsidiaries.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, after the merger, the surviving corporation will undertake certain indemnification obligations with respect to individuals who are now, or have been at any time prior to the execution of the merger agreement or who become such prior to the effective time of the merger, a director or officer of our company or any of its subsidiaries, or an employee or agent of our company. Additionally, the merger agreement provides that the surviving corporation will provide, for a period of six years after the merger becomes effective, directors’ and officers’ liability insurance covering certain persons. See “— Interests of Our Directors and Executive Officers in the Merger — Indemnification and Insurance” on page 41 for a more detailed discussion of these obligations.

Stockholder Meeting

Pursuant to the merger agreement, we are required to call a special meeting of our stockholders to consider and vote upon approval and adoption of the merger agreement. Also, our board of directors is required to recommend that our stockholders adopt the merger agreement, subject to the circumstances described under “— No Solicitation and Go Shop Period” beginning on page 30.

Reasonable Efforts

Subject to certain exceptions, prior to the effective time of the merger, Appleseed’s, BLR Acquisition and our company have agreed to use all reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate or advisable under applicable laws, so as to permit consummation of the transactions as promptly as practicable on the terms and subject to the conditions set forth in the merger agreement and to cooperate fully to that end.

Certain Other Covenants

The merger agreement contains additional covenants of each of Appleseed’s, BLR Acquisition, and our company, including covenants relating to:

•	the filing of a proxy statement by us to solicit our stockholders to consider and hold a special meeting of our stockholders to vote on the proposal to adopt the merger agreement;

•	the filing and seeking of all consents, approvals, permits, authorizations, and waivers from governmental authorities or third parties necessary to consummate the merger and related transactions;

•	our providing Appleseed’s, BLR Acquisition and their representatives with access to offices and other facilities and to our books and records, personnel and our representatives;

•	the prompt notification in writing by each party to the others of:

•	receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement;

•	any company material adverse effect or purchaser material adverse effect, each as defined above;

•	any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting Blair or any of its subsidiaries or any of their property or assets;

•	the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in the merger agreement to be untrue or inaccurate in any material respect; and

•	any failure of Appleseed’s, BLR Acquisition or us, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

•	cooperation between the parties regarding press releases and other public statements with respect to the merger;

•	our commitment not to terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which we are a party and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements;

•	our filing on a timely basis all SEC periodic reports and proxy statements required under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC reports and proxy statements;

•	our agreement not to settle any litigation currently pending, or commenced after January 23, 2007, against us or any of our directors by any of our stockholders that relates to the merger agreement or the merger, without the prior written consent of Appleseed’s;

•	our agreement not to voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the merger and to cooperate with Appleseed’s to resist any such effort to restrain or prohibit or otherwise oppose the merger;

•	take or cause to be taken, all actions necessary to delist our common shares from the American Stock Exchange and to terminate the registration of our common shares under the Exchange Act effective after the effective time of the merger;

•	our providing all cooperation reasonably requested by Appleseed’s in connection with the arrangement of financing to be obtained by Appleseed’s in connection with the transactions (provided, however, the completion of any financing is not a condition to the obligation of Appleseed’s or BLR Acquisition to effect the merger);

•	each party providing the other with the opportunity to participate in the defense of any stockholder litigation against Appleseed’s, BLR Acquisition, or us or their respective directors that relates to the merger;

•	cooperation with the preparation, execution and filing of tax returns, questionnaires, applications or other documents;

•	our taking no action to call a special meeting of our stockholders without Appleseed’s prior consent unless so compelled by legal process or the merger agreement is terminated; and

•	our taking all reasonable steps, at Appleseed’s request, to assist in any challenge by Appleseed’s to the validity or applicability to the transactions, including the merger, of any state takeover law.

Conditions to the Merger

Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the effective time of the merger. Each of the parties’ obligations to consummate the merger is subject to the following mutual conditions:

•	the requisite holders of shares of our common stock having adopted the merger agreement;

•	no law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order may have been enacted, issued, promulgated, enforced or entered by a governmental entity that is in effect and has the effect of preventing or prohibiting the consummation of the merger or otherwise imposes material limitations on the ability of BLR Acquisition and Appleseed’s to effectively acquire or hold our business and those of our subsidiaries; and

•	all regulatory approvals or waivers required to consummate the transactions contemplated by the merger agreement having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired.

In addition to the mutual conditions set forth above, the obligations of BLR Acquisition and Appleseed’s to consummate the merger is subject to the following conditions, which may be waived in writing by Appleseed’s:

•	our “identified company representations,” as defined below, being true and correct in all respects and all our other representations and warranties in the merger agreement being true and correct in all material respects as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date, except for those representations or warranties that address matters only as of a particular date; provided that, in the event of a breach of a representation or warranty other than an identified company representation, this condition shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a company material adverse effect, as defined below;

•	our having, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by us or complied with by us under the merger agreement at or prior to the effective time of the merger;

•	since December 31, 2005, no effect, event or change having occurred which has had, or would reasonably be expected to have, a company material adverse effect, whether or not such effect, event or change was disclosed by us in a schedule to Appleseed’s and BLR Acquisition, other than any such effect, event or change that has been previously disclosed in our SEC periodic reports or proxy statements filed on or prior to January 23, 2007;

•	the holders of not more than 15% of our outstanding common stock having demanded appraisal of their shares;

•	Appleseed’s having received a certificate from our chief executive officer and chief financial officer with respect to the satisfaction of the conditions set forth above relating to our representations and warranties and covenants and agreements;

•	Appleseed’s having received certified copies of:

•	the resolutions duly adopted by our board of directors authorizing the execution, delivery and performance of the merger agreement and the transactions contemplated thereby;

•	the resolutions duly adopted by our stockholders adopting the merger agreement; and

•	our certificate of incorporation and bylaws as in effect immediately prior to the effective time of the merger; and

•	Appleseed’s having received signed letters of resignation from each of our directors and each of the directors of our subsidiaries pursuant to which each such director resigns from his or her position as a director of Blair or such subsidiary and makes such resignation effective at or prior to the effective time of the merger.

In addition to the mutual conditions set forth above, our obligation to consummate the merger is subject to the following conditions, which may be waived in writing by us:

•	the representations and warranties of BLR Acquisition and Appleseed’s in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date, except for those representations or warranties that address matters only as of a particular date, provided that, in the event of a breach of a representation or warranty, this condition shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a purchaser material adverse effect, as defined below;

•	BLR Acquisition and Appleseed’s having, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them pursuant to the merger agreement at or prior to the effective time of the merger; and

•	our having received certified copies of:

•	the resolutions duly adopted by each of BLR Acquisition’s and Appleseed’s boards of directors authorizing the execution, delivery and performance of the merger agreement and the transactions contemplated thereby,

•	the resolutions duly adopted by BLR Acquisition’s stockholders approving the merger agreement and the transactions contemplated thereby, and

•	the certificate of incorporation and bylaws of each of BLR Acquisition and Appleseed’s, in each case, as in effect immediately prior to the effective time of the merger.

Under the terms of the merger agreement, “identified company representations” means (i) any of our representations or warranties qualified by a company material adverse effect, (ii) our representations or warranties regarding the performance of our obligations under the merger agreement, and (iii) our representations and warranties relating to our capitalization, authority to enter into the merger agreement and consummate the transactions contemplated by the merger agreement, absence of undisclosed change-of-control payments, absence of undisclosed brokers fees, amendments to any rights plan and our activities between January 1, 2007 and the date of the merger agreement, other than unintentional inaccuracies in the representations and warranties referred to in this clause (iii) that would result in an increase in the aggregate merger consideration payable by BLR Acquisition and Appleseed’s in an amount not to exceed $350,000.

Further, “company material adverse effect” means any fact, event, circumstance or effect that (i) is material and adverse to our business, financial condition or results of operations other than any “excluded matters,” as defined in the next sentence or (ii) prevents or materially delays our ability to perform in all material respects our obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement. “Excluded Matters” means any one or more of the following (i) changes in laws, rules or regulations of general applicability or interpretations thereof by governmental authorities, (ii) changes in United States generally accepted accounting principles, (iii) general changes in economic conditions or general changes in the industry in which we operate generally which do not have a disproportionate effect on us and our subsidiaries taken as a whole, (iv) a change in the market price or trading volume of the common stock, in and of itself, provided that a change in the market price or trading volume of our common stock may be used, as applicable, as evidence that some other effect, circumstance, event, fact, transaction or occurrence has had, or is reasonably likely to have, a company material adverse effect, (v) expenses incurred in connection with the transactions contemplated by the merger agreement which are permitted by the merger agreement, (vi) the payment of any amounts due and payable, or the provision of any benefits to, any officer or employee of our company or our subsidiaries under employment, change-in-control or severance agreements with respect to any such contractual agreement or arrangement as in effect as of the date of the merger agreement or any payments made to holders of stock options disclosed under the merger agreement, (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (viii) with respect to us, as a result of any action or omission taken with the prior written consent of BLR Acquisition and Appleseed’s or as otherwise expressly permitted by the merger agreement.

Under the terms of the merger agreement, a “purchaser material adverse effect” means any effect, circumstance, event or fact that prevents or materially delays the ability of Appleseed’s and BLR Acquisition to perform in all material respects their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement.

Regulatory Approvals

Blair, Appleseed’s, and BLR Acquisition have each agreed to use all reasonable efforts to complete the transactions contemplated by the merger agreement. The merger agreement requires that all regulatory approvals or waivers required to consummate the transactions, including under the HSR Act, shall have been obtained and shall remain in full force and effect and all relevant statutory waiting periods shall have expired.

Under the HSR Act and the rules promulgated thereunder, the merger cannot be completed until we notify and furnish information to the Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the Antitrust Division, and specified waiting period requirements are satisfied. We and Appleseed’s filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on February 28, 2007 and requested early termination of the waiting period. The FTC granted early termination of the HSR waiting period effective March 9, 2007. Thus, the transaction has been cleared by the applicable antitrust regulatory authorities.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by Appleseed’s, BLR Acquisitions or Blair, if:

•	any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and such order or other action is final and non-appealable, provided, however, that the party seeking to terminate the merger agreement shall have taken commercially reasonable efforts to have such order, decree, ruling or other action vacated and shall have used all reasonable efforts so as to permit consummation of the transactions contemplated by the merger agreement;

•	the closing has not occurred on or before July 23, 2007, or the “Termination Date”; provided that the right to terminate the merger agreement pursuant to this section will not be available to a party seeking to terminate whose failure to perform any of its covenants or obligations under the merger agreement caused or resulted in the failure of the closing to occur prior to the Termination Date;

•	any state or federal law, order, rule or regulation exists that makes the completion of the merger illegal or otherwise prohibited;

•	Blair’s stockholders do not adopt the merger agreement at the special meeting (or any postponement or adjournment thereof);

•	the merger has not been completed on or prior to the Termination Date as a result of a breach by BLR or Appleseed’s of any of their respective covenants or agreements in the merger agreement such that the closing condition with respect thereto would not be satisfied or a breach by BLR or Appleseed’s of any of their respective representations and warranties in the merger agreement such that the closing condition with respect thereto would not be satisfied and, in either such case, such breach is not cured within 30 days after receipt by BLR and Appleseed’s; and

•	there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions with respect thereto would not be satisfied and such breach has not been cured within 30 days following notice by the terminating party or cannot be cured by the Termination Date, provided that there is no cure period for the breach by Blair of certain covenants and guaranties related to Blair’s non-solicitation obligation, and Blair’s obligations related to the proxy statement and special stockholders’ meeting;

•	by Blair if:

•	prior to the approval and adoption of the merger agreement by our stockholders, our board of directors approves a superior proposal in accordance with the terms of the merger agreement described above under the section “— No Solicitation and Go Shop Period” beginning on page 30; and

•	by Appleseed’s or BLR Acquisition if:

•	our board of directors withdraws or modifies, in a manner adverse to Appleseed’s or BLR Acquisition its recommendation that Blair’s stockholders adopt the merger agreement;

•	our board of directors fails within two (2) business days of Appleseed’s or BLR Acquisition’s written request to reaffirm its recommendation of the merger agreement;

•	our board of directors approves or recommends to Blair’s stockholders, or takes no position with respect to or fails to recommend against acceptance of any acquisition proposal; or

•	Blair fails to call a special meeting of Blair stockholders within 35 days of mailing this proxy statement.

In some cases, termination of the merger agreement may require us to pay a termination fee to Appleseed’s and/or reimburse Appleseed’s for certain reasonable actual expenses, or require Appleseed’s to pay a termination fee to us, as described below under “— Termination Fees.”

Effect of Termination

In the event the merger agreement is terminated as described above, neither we nor Appleseed’s or BLR Acquisition will have any liability thereunder, except as set forth under ‘‘— Termination Fees” below or in respect of certain specified covenants that survive termination. However, termination of the merger agreement will not relieve either us or Appleseed’s or BLR Acquisition of any liability for fraud or for any knowing or willful breach of any of its representations, warranties or covenants contained in the merger agreement.

Termination Fees

We have agreed to pay Appleseed’s a termination fee of approximately $6.0 million and reimburse reasonable actual expenses of Appleseed’s concurrently with the termination of the merger agreement if:

•	Blair or Appleseed’s terminates the merger agreement because the merger has not occurred by the Termination Date or because Blair’s stockholders do not adopt the merger agreement at the special meeting (or any postponement or adjournment thereof), and, in any such case, prior to termination an acquisition proposal shall have been made to Blair or any of its subsidiaries or any person shall have publicly announced an intention to make an acquisition proposal;

•	Blair terminates the merger agreement because the board of directors approves a superior proposal in accordance with the terms of the merger agreement described under “— No Solicitation and Go Shop Period” beginning on page 30 and our board of directors has determined in good faith after consultation with outside legal counsel that such action is necessary for it to comply with its duties to our stockholders under applicable law; and

•	Appleseed’s or BLR Acquisition terminates the merger agreement because

•	our board of directors withdraws or modifies in a manner adverse to Appleseed’s or BLR Acquisition its recommendation that our stockholders adopt the merger agreement,

•	our board of directors fails within two (2) business days of Appleseed’s or BLR Acquisition’s written request to reaffirm its recommendation of the merger agreement,

•	our board of directors approves or recommends to our stockholders, or takes no position with respect to or fails to recommend against acceptance of any acquisition proposal, or

•	Blair fails to call a special meeting of our stockholders within 35 days of mailing this proxy statement.

Appleseed’s has agreed to pay us a termination fee of approximately $6.0 million concurrently with termination of the merger agreement if:

•	either we or Appleseed’s terminates the merger agreement because the merger has not been completed on or prior to the Termination Date as a result of a breach by Appleseed’s or BLR Acquisition of any of their respective covenants or agreements in the merger agreement such that the closing condition with respect thereto would not be satisfied or a breach by Appleseed’s or BLR Acquisition of any of their respective representations and warranties in the merger agreement such that the closing condition with respect thereto would not be satisfied and, in either such case, such breach is not cured within 30 days after receipt by Appleseed’s and BLR Acquisition of written notice thereof; and

•	at any time prior to the effective time of the merger, we terminate the merger because there is a breach by Appleseed’s or BLR Acquisition of any of their representations, warranties, covenants or agreements in the merger agreement such that the closing conditions with respect thereto would not be satisfied and such breach has not been cured within 30 days following written notice by us.

In addition, we have agreed to reimburse Appleseed’s and BLR Acquisition for certain expenses if:

•	Appleseed’s terminates the merger agreement due to a breach of by us of our covenants, representations or warranties (subject to certain cure rights); or

•	either we or Appleseed’s terminates the merger agreement as a result of the stockholders failing to adopt the merger agreement at the special stockholders meeting (or any postponement or adjournment thereof), regardless of whether an acquisition proposal had then been made or whether any person had publicly announced an intention to make an acquisition proposal.

Amendment and Waiver of the Merger Agreement

The merger agreement may be amended by Appleseed’s BLR Acquisition and our company at any time before or after it is adopted by our stockholders; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such stockholders without such further approval.

The merger agreement also provides that, at any time prior to the effective time of the merger, Appleseed’s, BLR Acquisition or our company may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

Interests of Our Directors and Executive Officers in the Merger

General.  In considering the recommendation of the board of directors with respect to the merger, you should be aware that some of Blair’s executive officers have interests in the merger that may be different from, or in addition to, the interests of our stockholders generally. These interests, to the extent material, are described below. Our board of directors was aware of these interests and considered them, among other matters, in unanimously approving the merger agreement and the merger. See “ — Our Reasons for the Merger” beginning on page 16.

Change in Control Agreements.  We have entered into Change in Control Agreements, or “CIC agreements”, with certain of our current executive officers, or “covered executive officers”, which provide for certain benefits to be paid upon a termination of service following a change in control of Blair. In addition, under the terms of the CIC agreements, upon the occurrence of a change in control of Blair, covered executive officers will be entitled to certain benefits including immediate vesting of all restricted stock and other lump sum payments, regardless of whether the executive’s employment is terminated. The merger will constitute a change in control of Blair under each CIC agreement.

Cash Severance Payment.  Pursuant to each CIC agreement, upon occurrence of a change in control, followed by termination of a covered executive officer’s employment within three years following the change in control (except if such termination is because of death, disability, retirement or termination for cause), we will pay such covered executive officer, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a cash lump sum equal to (i) three times (two times in the case of Messrs. Blair, Hotchkiss, Parnell, Rowe, Scalise, and Vicini and Ms. Dziendziel and Ms. English) his or her base salary at the rate of such covered executive officer’s base salary per annum in effect immediately prior to the change in control or on the date of his or her termination, whichever is higher, plus (ii) the greater of (x) the average annual incentive bonus payment earned by such covered executive officer under our Annual Incentive Plan in respect of our three most recent complete fiscal years preceding the date of the termination of such covered executive officer’s employment or (y) the target incentive bonus award under our Annual Incentive Plan for the year in which the change in control occurs or the year in which their termination occurs, whichever is higher.

In addition, each covered executive officer has the right to elect to voluntarily terminate his or her employment within three years following a change in control and receive the cash payment described in the preceding paragraph in the event that such covered executive officer suffers any of the following during such period: (A) any material demotion, (B) any material loss of title, office, or significant authority or responsibility, (C) any material reduction in annual compensation or benefits, (D) relocation of such covered executive officer’s principal office by more than 50 miles from its location immediately prior to the change in control, or (E) failure by us to obtain satisfactory agreement from any successor to assume the obligations and liabilities of their CIC agreement. The CIC agreements for Messrs. Elliot, Pitorak, Zawacki and Lopez and Ms. Garrett also provide that they may voluntarily terminate their employment for any reason during a 30-day period commencing on the first anniversary of the date of a change in control or control and receive the cash payments described in the preceding paragraph.

Long Term Incentive Plan.  Pursuant to each CIC agreement, upon the occurrence of a change in control, we will pay each covered executive officer a cash lump sum equal to three times (two times in the case of Messrs. Blair, Hotchkiss, Parnell, Rowe, Scalise, and Vicini and Ms. Dziendziel and Ms. English) the current target award opportunities of such covered executive officer under the Long Term Incentive Plan. The awards under the Long Term Incentive Plan are based on Blair’s performance over a three-year period, and each executive may have more than one outstanding award opportunity under the Long Term Incentive Plan (for instance, an award opportunity for the 2005-2007 period as well as an award for the 2006-2008 period might be outstanding), and the covered executive officer would be entitled to receive three times (two times in the case of Messrs. Blair, Hotchkiss, Parnell, Rowe, Scalise, and Vicini and Ms. Dziendziel and Ms. English) the amount of all such outstanding target award opportunities. These amounts become payable immediately upon the occurrence of a change of control, regardless of whether the covered executive officer will remain employed by Blair following the change of control.

Profit Sharing Plan.  Pursuant to each CIC agreement, in the event a covered executive officer is terminated or voluntarily terminates his employment in the circumstances which would result in the covered executive officer being paid the cash severance payment described above, we will pay to each covered executive officer a cash amount equal to the contribution we would have made for such covered executive officer under our defined contribution retirement plans (currently, Blair’s Savings Plan and Profit Sharing and 401(k) Plan). The amount we are required to contribute is equal to the amount that we would have contributed or credited to such plans (including both profit-sharing contributions and Company matching contributions in respect of covered executive’s contributions to the plan) had the covered executive officer continued to be employed by us for an additional three years (two years in the case of Messrs. Blair, Hotchkiss, Parnell, Rowe, Scalise, Vicini and Ms. Dziendziel and Ms. English) at an annual compensation equal to the sum of (x) the covered executive officer’s base salary immediately prior to the change in control or at the time of the termination of the covered executive officer’s employment, whichever is higher and (y) the greater of (A) the average annual incentive bonus payment earned by the covered executive officer under our Annual Incentive Plan (or any successor plan) in respect of our three most recent complete fiscal years preceding the date of the termination of the covered executive officer’s employment or the date of the change in control, whichever is higher, or (B) the target incentive bonus award under our Annual Incentive Plan (or any successor plan) for the year in which the change in control occurs or the year in which the termination of the covered executive officer’s employment occurs, whichever is higher. For purposes of this calculation, it is assumed that the covered executive officer made the maximum permissible contributions to such plans during such period. Such contributions will be deemed to have been made immediately prior to the termination of the covered executive officer’s employment. Our contribution shall equal the average contribution based on our performance over the most recently ended three-year period. All vesting restrictions on our contributions shall lapse immediately upon a change in control.

Welfare Benefits.  In the event a covered executive officer is terminated or voluntarily terminates his employment in the circumstances which would result in the covered executive officer being paid the cash severance payment described above, we will continue life and medical insurance coverage, including any dental, vision, long-term disability or other insurance-related program, substantially equivalent to the coverage maintained for such covered executive officer and his eligible dependents prior termination, except to the extent such coverage may be changed in its application to all of our employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of the number of months in the covered officer’s severance period following his or her termination.

Outplacement Services.  In the event a covered executive officer is terminated or voluntarily terminates his employment in the circumstances which would result in the covered executive officer being paid the cash severance payment described above, we will for the term of the covered executive officer’s severance period, not to exceed 10% of the covered executive officer’s base salary at the rate per annum in effect immediately prior to the change in control or on the date of the termination of the covered executive officer’s employment, whichever is higher, reimburse covered executive officers for outplacement services, the scope and provider of which shall be selected by the covered executive officer in his sole discretion.

The table below estimates the amount each of our covered executive officers will be entitled to under the terms of each CIC agreement in the event such covered executive officer is terminated or such covered executive officer voluntarily terminates his employment in the circumstances which would result in the covered executive officer being paid the cash severance payment described above. These estimates are based on compensation and benefits levels in effect on January 31, 2007 and assumes a separation date of May 1, 2007.

							CIC Profit
						Long-Term	Sharing
					CIC Annual	Performance	Contribution for
	CIC	Present Value			Incentive	Share	Forecasted
	Period	of CIC Cost	CIC	401(k)	Target	Program	’07/’08/’09 FY	CIC	CIC	CIC	CIC
Name	Weeks	(6% discount)	Paid Time Off	“Match”	Award	Target Award	Results	Health	Life	Outplacement	Total Cost

Elliott, David N.	156	$945,702	$15,804	$33,000	$413,088	$584,277	$18,616	$20,149	$1,981	$34,424	$2,067,041
Lopez, Adelmo S.	156	$1,236,270	$20,739	$33,000	$675,012	—	$18,616	$27,835	$2,195	$45,001	$2,058,668
Zawacki, John E.*	—	—	—	—	—	$1,799,349	—	—	—	—	$1,799,349
Pitorak, Larry J.	156	$905,531	$15,823	$33,000	$395,541	—	$18,616	—	$1,895	$32,962	$1,403,368
Garrett, Audrey C.	156	$806,447	$24,773	$33,000	$352,260	—	$18,616	$18,199	$1,688	$29,355	$1,284,337
Scalise, Randall A.	104	$471,156	$24,123	$22,000	$154,353	$155,300	$11,588	$18,557	$987	$25,725	$883,788
Rowe, Michael A.	104	$471,385	$21,720	$22,000	$154,428	$155,300	$11,588	$18,557	$987	$25,738	$881,701
Vicini, Lawrence R.	104	$464,756	$21,851	$22,000	$152,256	$155,300	$11,588	$13,433	$972	$25,376	$867,531
Parnell, Jeffrey H.	104	$435,766	$8,583	$22,000	$142,759	$155,300	$11,588	$18,557	$910	$23,793	$819,255
Dziendziel, Cynthia L.	104	$333,901	$12,331	$17,312	$109,387	$78,610	$10,409	$18,557	$699	$18,231	$599,436
English, Beth W.	104	$325,901	$14,529	$17,021	$106,766	—	$10,305	—	$680	$17,794	$492,997
Hotchkiss, Herbert G.	104	$264,111	$11,202	$17,016	$51,914	—	$7,130	$18,557	$553	$14,421	$384,904
Blair, Daniel R.	104	$214,702	$6,124	$11,041	$58,614	$55,716	$6,568	$19,285	$449	$11,723	$384,222

*	Mr. Zawacki has agreed to waive his rights to certain payments and benefits due to him under his CIC agreement in light of his planned retirement prior to the merger. Mr. Zawacki will receive a Target Award payment under our Long-Term Performance Share Program.

Golden Parachutes.  The CIC agreements for Messrs. Lopez, Elliott, Pitorak and Hotchkiss and Ms. Garrett provide that in the event that any payment or benefit, or any combination of payment or benefits, payable to the covered executive officer under the CIC agreement constitutes an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, or any successor thereto, at the time such determination becomes final, we will pay an amount (the “gross-up payment”) which would equal, after deducting all state and federal income and excise taxes incurred by the individual with respect to receipt of the gross-up payment, the excise tax, if any, imposed pursuant to Section 4999 of the Code.

The CIC agreements for the remaining covered executive officers (Messrs. Rowe, Scalise, Vicini, Parnell, and Blair, and Ms. Dziendziel and Ms. English provide that in the event that any payment or benefit, or any combination of payment or benefits, payable to the covered executive officer under the CIC agreement constitutes an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, or any successor thereto, and in order to avoid such a result, such payment or benefit, or any combination of payment or benefits, will be reduced if necessary to the largest amount that will result in no portion of the amount payable or right accruing under such agreements being subject to an excise tax under Section 4999 of the Code.

The following table sets forth the total cash value (on a present value basis based on the payments and benefits payable as described above and the value of restricted shares as described below) that each covered executive officer will receive if such covered executive officer is terminated in connection with the merger, including the amount, if any, of any required 280G gross up payments or 280G reduction amounts, as applicable, pursuant to such covered executive officer’s CIC agreement.

	Present Value
	Payout Amount
	of CIC Payments
	inc. Restricted			Total Present Value
	Shares	280G Reduction	280G Tax Gross Up	Cash Payout

Lopez, Adelmo S	$4,291,540	—	$1,298,274	$5,589,814
Elliott, David N	$3,253,520	—	$831,449	$4,084,969
Garrett, Audrey C	$2,221,784	—	$588,078	$2,809,862
Pitorak, Larry J	$1,625,207	—	$457,289	$2,082,497
Parnell, Jeffrey H	$1,278,318	$382,906	—	$895,412
Scalise, Randall A	$1,229,929	$233,673	—	$996,256
Rowe, Michael A	$1,189,885	$194,691	—	$995,194
Vicini, Lawrence R	$1,174,882	$196,307	—	$978,576
Dziendziel, Cynthia L	$1,060,483	$616,928	—	$443,556
English, Beth W	$969,962	$658,526	—	$311,436
Hotchkiss, Herbert G	$597,404	—	$138,474	$735,878
Blair, Daniel R	$542,362	$217,622	—	$324,741

Restricted Shares.  Pursuant to the Omnibus Stock Plan, certain outstanding restricted shares issued to covered executive officers vest in full upon a change in control. Holders of those outstanding restricted shares are entitled to receive a cash lump sum payment equal to the federal, state and local income taxes and federal employment taxes associated with the recognition of income associated with the accelerated vesting of such shares. See “— Treatment of Stock Options and Restricted Stock” on page 25. Other restricted shares issued to certain covered executive officers (Messrs. Zawacki, Rowe, Parnell, Vicini, Blair, Scalise and Ms. English) under the Omnibus Stock Plan trigger (i) immediate repayment of the loans (for the discounted purchase price paid by such individuals) made by us to such individuals; and (ii) the issuance of such shares, upon a change in control.

The following table summarizes the outstanding restricted shares held by our covered executive officers as of March 16, 2007 and the amount of the tax gross up payment that each of them will receive in connection with the vesting of certain of those restricted shares upon a change of control:

	Total Shares	Tax Gross Up

Lopez, Al S	29,600	$974,872
Zawacki, John E	25,650	$440,272
Elliott, David N	16,580	$481,829
Garrett, Audrey C	13,100	$380,697
Dziendziel, Cindy L	6,280	$194,147
English, Beth W	6,900	$185,990
Scalise, Randy A	5,639	$111,449
Rowe, Michael A	4,795	$108,521
Parnell, Jeffrey H	8,855	$97,500
Vicini, Larry R	5,051	$97,383
Pitorak, Larry J	3,100	$90,089
Herb Hotchkiss	3,000	$85,000
Blair, Daniel R	2,465	$55,197

	131,015	$3,302,946

Vacation/Accrued Leave.  Pursuant to our standard employment policies and procedures, upon termination (including upon a change of control), employees including covered executive officers will be paid for any accrued vacation balance remaining and for any personal time balance remaining.

Indemnification and Insurance.  The merger agreement provides that, after the merger, the surviving corporation will indemnify, defend and hold harmless the individuals who are now, or have been at any time prior to the execution of the merger agreement, a director, officer, employee or agent of Blair or any of its subsidiaries, against costs, expenses, damages and liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of his or her service as a present or former director, officer, fiduciary or employee of Blair or any of its subsidiaries or his or her serving at the request of Blair or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the effective time of the merger. This indemnification obligation of the surviving corporation shall be to the fullest extent permitted and provided in Blair’s certificate of incorporation and bylaws as in effect on January 23, 2007, and as permitted under Delaware law.

The merger agreement also provides that, prior to the effective time of the merger, we will obtain directors’ and officers’ “tail” insurance policies with a claims period of six (6) years from the effective time of the merger in an amount and scope no less favorable than our existing policy covering claims arising from facts or events that occurred on or prior to the effective time at a cost that is reasonable and customary for tail insurance policies with our existing insurer or an insurer with a comparable insurer financial strength rating as our existing insurer. If we shall not have obtained this tail policy, the surviving corporation will provide the directors and officers who are insured under our directors’ and officers’ insurance policy, for a period of not less than six (6) years after the effective time of the merger, with an insurance policy covering events occurring at or prior to the effective time of the merger that is not less favorable taken as a whole than our existing policy (or, if substantially equivalent insurance coverage is unavailable, the best available coverage). However, the surviving corporation is not required to pay an annual premium for this insurance in excess of 250% of the annual premium that we currently pay, and if the annual premium of such coverage exceeds this amount, the surviving corporation is required to use its commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Appleseed’s also agreed to continue in effect for at least six years after the effective time of the merger all rights to indemnification, advancement of expenses and director exculpation existing in favor of any director, executive officer, employee or agent of Blair or any of its subsidiaries contained in Blair’s certificate of incorporation and bylaws as of the effective time of the merger with respect to matters occurring at or prior to the effective time of the merger.

Litigation Relating to the Merger

On January 24, 2007, Mr. Richard P. Pogozelski, a purported stockholder of our company, filed a complaint styled Pogozelski v. Blair Corporation, (Civil Action No. 2695-N) in the Court of Chancery of the State of Delaware in New Castle County against us, certain members of our board of directors and Appleseed’s. The complaint alleged, among other things, that our directors have not acted reasonably and breached their fiduciary duties by failing to maximize stockholder value with regard to the proposed acquisition by Appleseed’s. Among other things, the complaint sought class action status, a court order enjoining us and our directors from proceeding with or consummating the merger, compensatory damages, costs and expenses and the payment of attorneys’ and experts’ fees. We believe the complaint is without merit and intend to defend this lawsuit vigorously. On March 1, 2007, we and the other defendants filed a motion to dismiss the class action complaint for failure to state a claim upon which relief can be granted. As of the date of this proxy statement, the court has not ruled on this motion.

Material Federal Income Tax Consequences of the Merger

General.  The following discussion summarizes the material United States federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock upon an exchange of their shares of our common stock for cash in the merger. This summary is based upon current provisions of the Code, existing treasury regulations and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could materially alter the tax consequences expressed in this proxy statement. This discussion assumes that you hold our common stock as a capital asset for investment.

This section does not discuss all of the United States federal income tax considerations that may be relevant to a particular stockholder in light of his or her individual circumstances or to stockholders subject to special treatment under the federal income tax laws, including, without limitation:

•	brokers or dealers in securities or foreign currencies;

•	traders;

•	stockholders who are subject to the alternative minimum tax provisions of the Code;

•	tax-exempt organizations;

•	stockholders who are foreign persons (non-U.S. holders), including those who are not citizens or residents of the U.S.;

•	expatriates;

•	stockholders treated as partnerships for United States federal income tax purposes;

•	stockholders that have a functional currency other than the United States dollar;

•	stockholders who do not hold their common stock as a capital asset within the meaning of Section 1221 of the Code;

•	banks, mutual funds, financial institutions or insurance companies;

•	stockholders who acquired their common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

•	stockholders who hold their common stock as part of an integrated investment, including a straddle, hedge, or other risk reduction strategy, or as part of a conversion transaction or constructive sale.

This summary does not address the tax consequences of the merger under state, local and foreign laws or under United States federal tax law other than income tax law. In addition, the following discussion generally does not address the tax consequences of transactions effectuated before, after, or at the same time as the merger, whether or not they are in connection with the merger, including, without limitation, the exercise or cancellation of options or similar rights to purchase stock.

As used in this proxy statement, a “U.S. holder” means a beneficial owner of our common stock who is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

Consequences of the merger to our stockholders.  The receipt of cash by a U.S. holder in exchange for our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, with respect to each share of our common stock owned, a U.S. holder will recognize capital gain or loss as a result of the stockholder’s receipt of the merger consideration equal to the difference between the merger consideration per share of our common stock exchanged in the merger and the U.S. holder’s adjusted tax basis in that share. Such gain or loss will be long-term capital gain or loss if the U.S. holder held such share for more than 12 months as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Backup withholding.  A U.S. holder may be subject to federal income tax backup withholding at the rate of 28% (for 2007) with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal, which will be sent to you if the merger is completed. Any amount withheld under these rules will be credited against the U.S. holder’s United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of United States federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Expenses of the Merger

We and Appleseed’s are each responsible for all costs and expenses incurred in connection with the transactions contemplated by the merger agreement, including all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants.

Appraisal Rights

Under Delaware law, you have the right to demand appraisal in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of your common stock of Blair as determined by the Delaware Court of Chancery. Blair stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of Delaware General Corporations Law in order to perfect their rights. Blair will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of Delaware General Corporations Law, the full text of which appears in Appendix C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not fewer than 20 days before the special meeting to vote on the adoption of the merger agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes Blair’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Appendix C since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	you must deliver to Blair a written demand for appraisal of your shares before the vote with respect to the merger agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

•	you must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal; and

•	you must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Blair common stock as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of Blair common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to the Secretary of Blair at 220 Hickory Street, Warren, Pennsylvania 16366, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform Blair of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Blair common stock must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on his or her stock certificate(s). The demand must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Blair. The beneficial holder must, in such cases, have the owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Blair common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Blair stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of Blair common stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, Blair stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of Blair common stock within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voting in favor of the merger and with respect to which demands for appraisal were received by Blair and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the surviving corporation.

After notice to dissenting stockholders, the Chancery Court will conduct a hearing upon the petition, and determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Blair common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262 of Delaware General Corporations Law, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by Blair’s financial advisors as described in summary fashion under “— Opinion of Our Financial Advisor.” Although Blair believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Blair common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger or thereafter with the written approval of the surviving corporation, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Blair common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court and such approval may be conditioned upon such terms as the Chancery Court deems just.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Blair’s stockholders who may wish to dissent from the merger and pursue appraisal rights should consider consulting their legal advisors.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will cease trading on the American Stock Exchange and will be deregistered under the Exchange Act.

SHAREHOLDER AGREEMENTS

On May 25, 2005 we entered into standstill agreements with two separate groups of stockholders, Loeb Partners Corporation and each of its affiliates, or Loeb, and Santa Monica Opportunity Fund, L.P. and each of its affiliates and principals, or Santa Monica. Each of the standstill agreements have a five year term.

Pursuant to these standstill agreements, each of Loeb and Santa Monica agreed that, while the standstill agreements are in effect, it will vote any and all shares of its common stock in favor of the position advocated by a majority of our board of directors at any meeting of stockholders. This requires each of Loeb and Santa Monica to vote all of its shares FOR the proposal to adopt the merger agreement.

Additionally, each of Loeb and Santa Monica has agreed that, while its standstill agreement is in effect, neither it nor any of its affiliates or associates will:

•	attempt to exercise control over management of our company;

•	acquire any additional shares of our company, directly or indirectly, for a period of five years;

•	make any statement, proposal or offer, whether written or oral, to our board of directors or to any director, officer or agent of our company, or make any public announcement, proposal or offer with respect to an acquisition, merger (or other business combination), sale, transfer of assets, recapitalization, dividend, share repurchase, liquidation or other extraordinary corporate transaction with our company or any other transaction that could result in a change of control of our company;

•	initiate, encourage, participate in or engage in any proxy solicitation or contest or otherwise publicly oppose our board of directors;

•	initiate, encourage or propose any stockholder proposal regarding our company;

•	seek to control the management, policies, affairs, actions, or business of our company, including, without limitation, by taking any action to seek to obtain representation on our company’s board of directors; and

•	have any communications with any of our company’s other stockholders, directors, officers, associates, employees, customers or suppliers regarding matters relating to our company that could reasonably be expected to, or with an intention to, interfere with or otherwise adversely affect the operation of our company and/or our company’s relationship with any of the aforementioned constituents of our company.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently reported on the American Stock Exchange composite tape under the symbol “BL.” As of March 16, 2007, there were 3,854,287 shares of our common stock outstanding, which were held by approximately 1,778 holders of record. The number of holders of record do not reflect the number of individuals or institutional investors holding stock in nominee name through brokerage firms and others.

The following table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on the American Stock Exchange composite tape. The following table also sets forth the dividends declared per share of our common stock for the periods indicated.

			Dividends
	Market Price		Declared
Calendar Period	High	Low	Per Share

2007
Quarter ended March 31, 2007 (through March 19, 2007)	$42.26	$33.80	—	(1)
2006
Quarter ended December 31	$32.78	$25.80	$0.30
Quarter ended September 30	$29.62	$23.75	$0.30
Quarter ended June 30	$45.84	$29.75	$0.30
Quarter ended March 31	$42.00	$38.26	$0.30
2005
Quarter ended December 31	$41.58	$35.29	$0.30
Quarter ended September 30	$45.16	$36.89	$0.15
Quarter ended June 30	$39.80	$29.86	$0.15
Quarter ended March 31	$38.89	$32.80	$0.15

(1)	Regular quarterly dividends have been suspended pursuant to the terms of the merger agreement.

On January 22, 2007, the last full trading day prior to the public announcement of the merger, the closing price per share of our common stock was $36.95. On March 19, 2007, the last practicable trading day prior to the date of this proxy statement, the closing price per share of our common stock was $41.45.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 16, 2007, with respect to the beneficial ownership of common stock owned by (i) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Exchange Act, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (ii) our directors, (iii) each of our executive officers, and (iv) all directors and executive officers of our company as a group.

	Amount of shares
	beneficially	Percentage of
Name of beneficial owner	owned(1)	Class(2)

Security Ownership of More than 5% Stockholders:
Jewelcor Companies(3)	196,800	5.11%
Golden Gate Capital Management II, L.L.C.(4)	312,521	8.11%
Dimensional Fund Advisors LP(5)	254,416	6.60%
PNC Financial Services Group, Inc.(6)	269,755	7.00%
Directors:
Harriet Edelman	4,425	*
Cynthia A. Fields	2,925	*
John O. Hanna	22,600	*
Jerel G. Hollens	975	*
Craig N. Johnson	7,750	*
Murray K. McComas	45,675	1.19%
Ronald L. Ramseyer	4,175	*
Michael A. Schuler	3,100	*
Shelly J. Seifert	850
John E. Zawacki(7)	120,875	3.14%
Executive Officers Who are Not Directors:
Adelmo S. Lopez	-0-	*
Lawrence J. Pitorak	-0-	*
David Elliott	9,120	*
Randall A. Scalise	16,601	*
Lawrence R. Vicini	9,868	*
All directors and executive officers as a group (22 persons)	292,419	7.59%

*	Less than 1.0%

(1)	In accordance with Rule 13d-3 promulgated under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if such person has sole or shared voting or dispositive power with respect to such shares, or has a right to acquire beneficial ownership at any time within sixty days of the date of determination of beneficial ownership. As used herein, “voting power” is the power to vote or direct the voting of shares and “dispositive power” is the power to dispose or direct the disposition of shares.

(2)	Percentages based upon 3,854,287 shares of common stock issued and outstanding as of March 16, 2007.

(3)	The address for Jewelcor Companies is 100 N. Wilkes Barre Blvd., Wilkes Barre, Pennsylvania 18702. Based solely on Schedule 13D, filed January 25, 2007 by Seymour Holtzman c/o Jewelco Companies and Evelyn Holtzman, Jewelcor Management Inc., S. H. Holdings, Inc., Jewelcor Incorporated, Holtzman Opportunity Fund, L.P., SH Independence, Holtzman Financial Advisors, which states that the reporting persons owned an aggregate of 196,800 shares of common stock.

(4)	The address for Golden Gate Capital Management II, L.L.C. is One Embercadero Center, 33rd Floor, San Francisco, California 94111. Based solely on Schedule 13D, filed January 18, 2007 as amended by Schedule 13D/A filed January 24, 2007, by Golden Gate Capital Management II, L.L.C., Golden Gate Capital

Investment Fund II, L.P., ZZZ Holdings LLC, Catalog Holdings LLC, which states that the foregoing entities have sole voting power over 312,521 shares of common stock and sole dispositive power over 312,521 shares of common stock, and by David C. Dominik and Jesse T. Rogers, stating that Messrs. Dominik and Rogers have shared voting power over 312,521 shares of common stock and shared dispositive power over 312,521 shares of common stock, and by Appleseed’s Topco, Inc. and BLR Acquisition Corp., which states that the foregoing entities have no voting or dispositive power over 312,521 shares of common stock.

(5)	The address for Dimensional Fund Advisors LP is 1299 Ocean Avenue Santa Monica, CA 90401. Based solely on a Schedule 13G filed February 1, 2006 which states the reporting person beneficially owned 254, 416 shares of our common stock as of such date.

(6)	The address for PNC Financial Services Group, Inc. is One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222-2707. Based solely on a Schedule 13G filed February 12, 2007 by PNC Financial Services Group, Inc., PNC Bancorp, Inc. and PNC Bank, National Association which states the reporting persons owned 269,755 shares of our common stock as of such date.

(7)	Mr. Zawacki is currently the Vice-Chairman of the board and resigned as our President and Chief Executive Officer on January 21, 2007.

ADJOURNMENT OF THE SPECIAL MEETING

Granting of Discretionary Authority to Adjourn Our Special Meeting

General.  If, at our special meeting on April 24, 2007, the number of shares of our common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of our common stock voting in favor of approval of the merger is insufficient to adopt the merger agreement under Delaware law, our management intends to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies. In that event, we will ask our stockholders to vote only upon the adjournment proposal and not on the proposal relating to the adoption of the merger.

In this adjournment proposal, we are asking stockholders to grant discretionary authority to the holder of any proxy solicited by our board of directors so that the holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the merger to defeat the merger proposal, we could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger.

At any such adjourned meeting at which the requisite amount of voting stock shall be represented, any business may be transacted that might have been transacted at the meeting as originally noticed. No notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required.  Pursuant to our bylaws, the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the special meeting. Those stockholders entitled to vote, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the required majority in number of the aggregate number of voting stock shall be represented. Abstentions will have the same effect as a vote against the adjournment proposal. Under rules of the American Stock Exchange, the proposal to adjourn the special meeting is considered an “non discretionary” item upon which brokerage firms may not vote in their discretion on behalf of their clients if such clients have not furnished voting instructions. Broker “non-votes” will have the same affect as a vote against the adjournment proposal.

No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” granting the discretionary authority to adjourn the special meeting.

Recommendation of our Board of Directors.  The board of directors believes that if the number of shares of our common stock present in person or by proxy at the special meeting and voting in favor of approval of the merger is insufficient to adopt the merger agreement, it is in the best interests of our stockholders to enable the board to continue to seek to obtain a sufficient number of additional votes in favor of approval of the merger. Therefore, our board of directors unanimously recommends that you vote “FOR” the proposal to grant discretionary authority to adjourn the special meeting for the purpose of soliciting additional proxies.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2007 if the merger is completed because we will no longer be a publicly held company. However, if the merger agreement is terminated for any reason, we expect to hold our regularly scheduled annual meeting of stockholders in May of 2007. If we hold such annual meeting, any proposal a stockholder would have wanted included in our proxy materials relating to the next annual meeting of stockholders of our company should have been received by the Corporate Secretary of Blair Corporation, 220 Hickory Street, Warren, Pennsylvania 16366, no later than November 20, 2006. No such proposals were received.

If we hold our 2007 annual meeting, stockholder proposals which are not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act must be received by the Corporate Secretary of Blair

Corporation, 220 Hickory Street, Warren, Pennsylvania, 16366, no later than 10 days after we publicly announce the date of an annual meeting, if held. The proxy to be solicited on behalf of Blair for the 2007 Annual Meeting of Stockholders may confer discretionary authority to vote on any such proposal not considered to have been timely received that nonetheless properly comes before the 2007 Annual Meeting of Stockholders.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any reports, proxy statements or other information filed by us at the SEC’s public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at the address above, or make your request via email to publicinfo@sec.gov or fax at 202-777-1027. Please call the SEC at 1-202-551-8090 for further information on the operation of the SEC’s public reference room. Our SEC filings are also available to the public from document retrieval services and at the SEC’s Internet website (http://www.sec.gov).

You should also be able to inspect reports, proxy statements and other information about us at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the exchange agent after completion of the merger. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash following the completion of the merger should call our proxy solicitation firm, Georgeson Shareholder Communications, Inc., at (866) 229-8451.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated March 19, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
dated as of January 23, 2007
by and among
BLAIR CORPORATION,
BLR ACQUISITION CORP.
and
APPLESEED’S TOPCO, INC.

A-i

A-ii

A-iii

Exhibits

Exhibit 1.02		Form of Certificate of Merger
Exhibit 1	.04(a)	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit 2	.02(c)	Form of the Cash-Pay Option Holder Written Acknowledgment

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 23, 2007, is entered into by and among Blair Corporation, a Delaware corporation (the “Company”), BLR Acquisition Corp., a Delaware corporation (“Merger Sub”), and Appleseed’s Topco, Inc., a Delaware corporation (“Parent”). Merger Sub is a wholly owned direct or indirect subsidiary of Parent.

RECITALS

WHEREAS, the respective Boards of Directors of the Company (the “Company Board”), Parent and Merger Sub have determined it to be advisable and in the best interests of their respective stockholders for Parent to acquire the Company by means of the merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board and the Board of Directors of each of Parent and Merger Sub has approved and declared advisable this Agreement, including all the terms and conditions set forth herein, and all the transactions contemplated hereby, including the Merger (as defined below) (collectively, the “Transactions”); and

WHEREAS, each of the Company, Parent and Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof;

NOW, THEREFORE, in consideration of the Recitals and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01  The Merger

At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the Delaware General Corporation Law (“DGCL”), Merger Sub shall be merged (the “Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

1.02  Effective Time

On the Closing Date (as defined in Section 1.08), subject to the terms and conditions of this Agreement and provided that this Agreement has not been terminated or abandoned pursuant to Article 7 hereof, the Company and Merger Sub will cause a Certificate of Merger in the form attached hereto as Exhibit 1.02 (the “Certificate of Merger”) to be duly executed, acknowledged and filed, in the manner required by the DGCL, with the Secretary of State of the State of Delaware, and the parties shall take such other and further actions as may be required by Law to make the Merger effective. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger, such time being referred to herein as the “Effective Time.”

1.03  Effects of the Merger

The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.04  Certificate of Incorporation and Bylaws of the Surviving Corporation

(a) The Certificate of Incorporation of the Company shall be amended in the Merger to read in its entirety as set forth as Exhibit 1.04(a)attached hereto and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

(b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until amended in accordance with the provisions thereof and hereof and applicable Law.

1.05  Directors

The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable Law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.06  Officers

The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07  Name

The name of the Surviving Corporation shall be “Blair Corporation.”

1.08  Closing

Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, IL 60601, as promptly as practicable, but in no event later than the third business day following the satisfaction (or waiver if permissible) of the conditions set forth in Article 6 or (ii) at such other place and time and/or on such other date as the Company and Merger Sub may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.09  Additional Actions

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, or (b) otherwise carry out the provisions of this Agreement, the Company and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the proper officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.01  Effect on Shares of Capital Stock

(a) Common Shares of the Company. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Company common stock, no par value per share (“Common Shares”), the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Common Shares referenced in Section 2.01(b)) shall be canceled and extinguished and converted into the right to receive $42.50 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as specified in the preceding sentence.

(b) Cancellation of Certain Common Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned subsidiary as treasury stock or otherwise or owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Capital Stock of Merger Sub. As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub capital stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation capital stock into which the shares of Merger Sub capital stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Shareholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Shareholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.02  Options; Restricted Stock; Stock Plans

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted to any current or former employee or director of the Company or any subsidiary of the Company or any other person under any stock option plan or similar plan of the Company or in connection with any employment, consulting or other agreement with the Company or any subsidiary of the Company prior to the date hereof (including, without limitation, the Company’s 2000 Omnibus Stock Plan (the “Stock Plans”)).

(b) As part of the Transactions, the Company shall take all actions necessary so that at the Effective Time, (i) all Options shall be canceled and (ii) all Cash-Pay Options (as defined below) shall become immediately vested and exercisable in full. In consideration of such cancellation, each holder of any Option with an exercise price per Common Share less than the Merger Consideration (each, a “Cash-Pay Option”) will receive from the Company in settlement of such Cash-Pay Option at the Closing a cash payment, subject to any required withholding of taxes, equal to the product of (i) the total number of Common Shares otherwise issuable upon exercise of any such Cash-

Pay Option and (ii) the excess, if any, of the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the “Cash-Pay Option Consideration”). Each Option that has a exercise price per Common Share equal to or in excess of the Merger Consideration shall be canceled at the Effective Time for no consideration.

(c) The Company shall use its reasonable best efforts to obtain the written acknowledgement of each holder of a then outstanding Cash-Pay Option that (i) the payment of the Cash-Pay Option Consideration will satisfy in full the Company’s obligation to such person pursuant to such Cash-Pay Option and (ii) upon payment of the Cash-Pay Option Consideration, such Cash-Pay Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. The form of the written acknowledgment to be provided to the Company to each holder of a Cash-Pay Option is attached hereto as Exhibit 2.02(c).

(d) As of the Effective Time, each share of restricted Common Shares which was issued pursuant to the Stock Plans prior to the date hereof, whether in book-entry or certificated form, shall become fully vested and shall be converted into, and shall be canceled in exchange for, the right to receive the Merger Consideration, plus any “gross-up” for income taxes payable on account of such acceleration of the vesting of such restricted Common Shares as provided in each such holder’s restricted stock award agreement as in effect as of the date hereof.

(e) Except as otherwise provided herein or agreed to in writing by Merger Sub and the Company or as may be necessary to administer Options or restricted Common Shares issued under the Stock Plans that remain outstanding following the Effective Time, the Stock Plans shall terminate effective as of the Effective Time and no participant in the Stock Plans shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, Parent or any subsidiary of any of the foregoing.

(f) The Company covenants that prior to the Effective Time it will take all actions necessary under that certain SEC no-action letter, dated January 12, 1999, to Skadden, Arps, Slate, Meagher & Flom, to provide that the cancellation and cash-out and conversion of Cash-Pay Options pursuant to this Section 2.02 will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

2.03  Payment for Common Shares in the Merger

(a) At or prior to the Effective Time, (i) Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration, and (ii) Merger Sub shall deposit, or Merger Sub shall otherwise take all steps necessary to cause to be deposited, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to the product of (x) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (y) the Merger Consideration (such aggregate amount being hereinafter referred to as the “Payment Fund”). For purposes of determining the aggregate amount of cash to be deposited by Merger Sub pursuant to this Section 2.03(a), Merger Sub shall assume that no holder of Common Shares will perfect their right to appraisal of their Common Shares under the DGCL.

(b) Promptly after the Effective Time, but in no event more than three business days thereafter, the Surviving Corporation shall cause the Agent to mail to each record holder of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, which shall be in a form and contain such other provisions as Parent and the Company may determine necessary, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof to which such holder is entitled under this Agreement.

(c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to

Section 2.01(b)), cash (due and payable to such holder, at its election, in check or immediately available funds) in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration. No interest or dividends will be paid or accrued on the Merger Consideration. If the Merger Consideration is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered in the stock transfer records of the Company, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon. The Payment Fund shall be used as provided herein and shall not be used for any other purpose.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former shareholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former shareholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look only to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such shareholders. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon.

(f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash or other consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.06(b)) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Required Withholding. Each of the Agent, Merger Sub, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Cash-Pay Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax law or regulation thereunder. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule (the section numbers of which shall correspond to the numbered Sections of this Agreement) (i) with respect to Section 3.03(a), Section 3.09(k), the last sentence of Section 3.10, Section 3.20, Section 3.29 and Section 5.01(b) hereof, which schedules have been delivered by the Company to Merger Sub and Parent prior to the execution of this Agreement (and which will not be amended or modified, by delivery of the Deferred Schedules or otherwise) and (ii) the balance of the disclosure schedules called for by this Agreement (noted in this Agreement by the words “except as set forth in the Company Disclosure Schedule” or words of similar meaning), which will be prepared in good faith and delivered by the Company to Parent no later than the tenth business day immediately following the date of this Agreement (the “Deferred Schedules, and collectively with the schedules described in clause (i) above, the “Company Disclosure Schedule”; it being agreed that the Company shall describe in reasonable detail the facts, events and occurrences required to be disclosed on the Deferred Schedules, that the Company and Parent will resolve in good faith any disputes regarding the information and/or level of detail disclosed on the Deferred Schedules, and it is further agreed by each of the parties hereto that delivery of the Deferred Schedules shall be deemed to be given on the date hereof and shall not limit, impair or modify Parent and Merger Sub’s right to terminate this Agreement if the condition set forth in Section 6.02(c) shall not have been satisfied), the Company represents and warrants to each of Merger Sub and Parent that:

3.01  Organization and Qualification

The Company and each of its subsidiaries is a corporation or limited liability company, as the case may be, duly organized or formed, as the case may be, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or formation, as the case may be, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement, the term “Company Material Adverse Effect” means any fact, event, circumstance or effect that (i) is material and adverse to the business, the financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any Excluded Matters or (ii) prevents or materially delays the ability of the Company and its subsidiaries to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof. As used in this Agreement, “Excluded Matters” means any one or more of the following: (i) changes in laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities, (ii) changes in United States generally accepted accounting principles, (iii) general changes in economic conditions or general changes in the industry in which the Company operates generally which do not have a disproportionate effect on the Company and its subsidiaries taken as a whole, (iv) a change in the market price or trading volume of the Common Shares, in and of itself, provided that a change in the market price or trading volume of the Common Shares may be used, as applicable, as evidence that some other effect, circumstance, event, fact, transaction or occurrence has had, or is reasonably likely to have, a Company Material Adverse Effect, (v) expenses incurred in connection with the Transactions which are permitted pursuant to Section 5.01 of this Agreement, (vi) the payment of any amounts due and payable, or the provision of any benefits to, any officer or employee of the Company or its subsidiaries under employment, change-in-control or severance agreements with respect to any such contractual agreement or arrangement as in effect as of the date hereof or any payments made to holders of Options disclosed in Section 3.03(a) hereof, (vii) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (viii) with respect to the Company, as a result of any action or omission taken with the prior written consent of Merger Sub and Parent or as otherwise expressly permitted by this Agreement.

3.02  Charter Documents and Bylaws

A complete and correct copy of the certificate of incorporation and the bylaws of the Company in full force and effect as of the date hereof has been filed by the Company with the SEC Reports (as defined below). The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. No subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

3.03  Capitalization

(a) The authorized capital stock of the Company consists of 12,000,000 Common Shares. As of the date of this Agreement, (i) 3,990,093 Common Shares were issued and outstanding (including 138,501 unvested restricted Common Shares issued pursuant to the Stock Plans), (ii) 750,000 Common Shares were reserved for issuance pursuant to the Stock Plans, of which 94,588 Common Shares are subject to outstanding Options (all of which are Cash-Pay Options) and (iii) 6,085,347 Common Shares were held by the Company in its treasury. The weighted average exercise price for the aforementioned Cash-Pay Options is $21.89. Except as set forth in this Section 3.03(a), there are not now, and at the Effective Time there will not be, any options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character (including, without limitation, any “poison pill” or rights agreement or similar agreement) relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company. The Company Disclosure Schedule sets forth the name of each holder of an Option, together with the grant date, vesting schedule, exercise price and number of Common Shares issuable upon exercise of each such Option. All Common Shares subject to such Options, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All issued and outstanding Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of, or other equity interests in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable and, are owned by either the Company or another of its wholly-owned subsidiaries, free and clear of all liens, charges, claims or encumbrances. There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any subsidiary of the Company.

(b) Except as otherwise disclosed in SEC Reports, there are no shareholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board.

3.04  Authority Relative to this Agreement

The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to the adoption of this Agreement by the holders of a majority of the outstanding Common Shares entitled to vote thereon, to consummate the Merger and the other Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the Company’s execution and delivery of this Agreement or to consummate the Transactions (other than the adoption of this Agreement by the holders of a majority of the outstanding Common Shares entitled to vote thereon). This Agreement has been duly and validly executed and delivered by the Company, and (assuming this Agreement constitutes a valid and binding obligation of Merger Sub and Parent) constitutes and will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity. The only action required to be taken by the shareholders of the Company in order to consummate the Merger is the adoption of this Agreement by the affirmative vote of a majority of the outstanding Common Shares entitled to vote thereon.

3.05  Company Subsidiaries

The Company Disclosure Schedule contains a correct and complete list of each subsidiary of the Company, the name and location of the business owned or operated by each such subsidiary and the jurisdiction in which each such subsidiary is incorporated or organized. The Company Disclosure Schedule sets forth for each subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the holder or holders of such shares. Except for the capital stock of its subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned subsidiary of the Company.

3.06  No Violation; Required Filings and Consents

(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws or equivalent organization documents of any subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its subsidiaries or by which any asset of the Company or any of its subsidiaries is bound or affected, (iii) except as set forth in the Company Disclosure Schedule, conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which the Company or any subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written, applicable to the Company or any such subsidiary or their respective properties or assets (each, a “Contract” and, collectively, “Contracts”) or (iv) result in the creation or imposition of a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, “Liens”) on any asset of the Company or any subsidiary of the Company, except in the case of clauses (ii), (iii) and (iv) of this Section 3.06(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or quasi-governmental agency, department, bureau, office, commission or other unit of the government of the United States of America or of any of its respective States or local units of government thereof, or of a foreign sovereign or of a provincial, regional or metropolitan government thereof (“Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), the American Stock Exchange (“AmEx”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations thereunder, any required filings pursuant to applicable foreign competition Laws and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.07  SEC Reports and Financial Statements

(a) The Company has filed all forms, reports, statements, schedules and other documents (the “SEC Reports”) with the Securities and Exchange Commission (the “SEC”) required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. The SEC Reports, as well as all forms, reports, statements, schedules and other documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time (the “Future SEC Reports”), (i) were and will be prepared in all material respects as to form in accordance with the requirements of the Securities Act, the Exchange Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and such later filed Future SEC Reports and (ii) did not and will not as of the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were and will be made, not misleading. No subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company included in the SEC Reports or any Future SEC Report has been, and in the case of any Future SEC Report will be, prepared in all material respects in accordance with the published rules and regulations of the SEC (including Regulation S-X) and in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise set forth in the notes thereto (subject, in the case of unaudited statements, to normal and recurring year-end adjustments, none of which is material, individually or in the aggregate).

(c) The management of the Company (i) maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15 under the Exchange Act to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (A) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

(d) As of the date of the most recent unaudited financial statements of the Company included in the SEC Reports, neither the Company nor any of its subsidiaries had, and since such date neither the Company nor any of its subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent, determinable or otherwise), except (i) liabilities and obligations set forth on the face of the balance sheet included in the most recent audited financial statements of the Company included in the SEC Reports, (ii) liabilities and obligations incurred in the ordinary and usual course of business and consistent with past practice, (iii) liabilities and obligations for expenses incurred in connection with the Transactions which are permitted pursuant to Section 5.01 of this Agreement or (iv) liabilities and obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Except as disclosed in the SEC Reports or as otherwise disclosed in the Company Disclosure Schedule, none of the Company or any of its subsidiaries is indebted to any director or officer of the Company or any director or officer of its subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

(f) There are no amendments or modifications which have not yet been filed with the SEC to SEC Reports which previously have been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

3.08  Compliance with Applicable Laws

Except as set forth on the Company Disclosure Schedule, to the knowledge of the Company, (i) neither the Company nor any of its subsidiaries is in material violation of any Order (as defined in Section 6.01(b)) of any Governmental Entity or any Law of any Governmental Entity applicable to the Company or any subsidiary of the Company or any of their respective properties or assets and (ii) the business operations of the Company and its subsidiaries have been conducted in material compliance with all Laws of each Governmental Entity.

3.09  Absence of Certain Changes or Events

Except as set forth in the Company Disclosure Schedule or as contemplated by this Agreement or as disclosed in the SEC Reports filed on or prior to the date hereof, since September 30, 2006 or such other date as may be specified below, the Company and its subsidiaries have conducted their businesses only in the ordinary course of business and in a manner consistent with past practice and there has not been:

(a) any change in any method of accounting or accounting practice by the Company or any of its subsidiaries, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles;

(b) any revaluation by the Company or any of its subsidiaries of a material asset (including, without limitation, any writing down of the value of inventory or writing-off of notes or accounts receivable);

(c) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including, without limitation, the acquisition, disposition, leasing or licensing of any tangible or intangible assets) or any relinquishment by the Company or any of its subsidiaries of any contract or other right, in either case, material to the Company and its subsidiaries taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

(d) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) or other distribution in respect of the Company’s capital stock or any redemption, purchase or other acquisition of any of the Company’s securities (other than (A) regular quarterly dividends paid by the Company to stockholders prior to the date of this Agreement and (B) dividends declared or paid by any subsidiary to the Company or by the Company to any subsidiary);

(e) any split, combination or reclassification of any of the Company’s capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(f) any amendment of any material term of any outstanding security of the Company or any of its subsidiaries;

(g) any issuance by the Company or any of its subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any Common Shares pursuant to the exercise of any Options in existence prior to the date hereof;

(h) any incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(i) any creation or assumption by the Company or any of its subsidiaries of any Lien on any material asset(s) (alone or in the aggregate) other than in the ordinary course of business consistent with past practice;

(j) any making of any loan, advance or capital contributions to or investment in any entity or person other than loans, advances or capital contributions to or investments in wholly-owned subsidiaries made in the ordinary course of business consistent with past practice;

(k) since December 31, 2005, any event, change, circumstance or state of facts that has had or is reasonably likely to have a Company Material Adverse Effect;

(l) any material increase in the benefits under, or the establishment, material amendment or termination of, any Benefit Plan (as defined in Section 3.13(b)) covering current or former employees, officers or directors of the Company or any of its subsidiaries, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any current or former directors or officers of the Company or any of its subsidiaries or any other current or former employee earning noncontingent cash compensation in excess of $150,000 per year;

(m) any entry by the Company or any of its subsidiaries into any employment, consulting, severance, termination or indemnification agreement with any current or former director or officer of the Company or any of its subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $150,000 per year or outside the ordinary course of business consistent with past practice;

(n) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its subsidiaries, which employees were not subject to a collective bargaining agreement at September 30, 2006 or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

(o) any authorization of, or agreement by the Company or any of its subsidiaries to take, any of the actions described in this Section 3.09, except as expressly contemplated by this Agreement.

3.10  Change of Control

Except as set forth in the Company Disclosure Schedule, the Transactions will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights, or create any other detriment under the terms, conditions or provisions of any Contract or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound. The Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any current or former employee, officer or director of the Company or any of its subsidiaries, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the “Change of Control Payments”).

3.11  Litigation

Except as set forth in the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, at law or in equity. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree.

3.12  Information in Proxy Statement

(a) Each document required to be filed by the Company with the SEC in connection with the Transactions (the “Company Disclosure Documents”), including, without limitation, the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.12(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.12(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Merger Sub or Parent specifically for use therein.

3.13  Benefit Plans

(a) Except as disclosed in the Company Disclosure Schedule or as expressly contemplated by this Agreement, there exist no employment, consulting, severance or termination agreements, arrangements or understandings between the Company or any of its subsidiaries and any individual current or former employee, officer or director of the Company or any of its subsidiaries with respect to which the annual cash, noncontingent payments thereunder exceed $100,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $150,000.

(b) The Company Disclosure Schedule contains a complete list of all (i) “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (collectively, the “Pension Plans”), including any such Pension Plans that are “multiemployer plans” (as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”), (ii) “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other benefit plans and (iii) other bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice maintained, or contributed to, by the Company or any of its subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company has any liability (collectively, the “Benefit Plans”). Concurrently with the delivery of the Deferred Schedules, the Company shall deliver or make available to Merger Sub correct and complete copies of (i) each Benefit Plan, (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required and (iv) each trust agreement and group annuity contract relating to any Benefit Plan.

(c) Except as disclosed in the Company Disclosure Schedule, all Pension Plans intended to be qualified plans have been the subject of favorable determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code (taking into account the Laws commonly referred to as “GUST”), and no such determination letter has been revoked. To the knowledge of the Company, there is no reasonable basis for the revocation of any such determination letter.

(d) None of the Benefit Plans is, and none of the Company or any of its subsidiaries has ever maintained or had an obligation to contribute to (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (as such term is defined in ERISA) or (iii) a funded welfare benefit plan (as such term is defined in Section 419 of the Code). There are no unpaid contributions, premiums or other payments due prior to the date hereof with respect to any Benefit Plan that are required to have been made under the terms of such Benefit Plan, any related insurance contract or any applicable Law. None of the Company or any of its subsidiaries has incurred any liability or taken any action, and the Company does not have any knowledge of, any action or event that could reasonably be expected to cause any one of them to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any “single-employer plan” (as such term is defined in Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (as such term is defined in Sections 4203 and 4205 of ERISA, respectively) with respect to any Multiemployer Pension Plan, or (iii) on account of unpaid contributions to any Multiemployer Pension Plan. Except as disclosed in the SEC Reports filed on or prior to the date hereof, neither the Company nor any of its subsidiaries has any unfunded liabilities with respect to any deferred compensation, retirement or other Benefit Plan.

(e) To the knowledge of the Company, none of the Company nor any of its subsidiaries has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or any other breach of fiduciary responsibility with respect to any Benefit Plan subject to ERISA that reasonably could be expected to subject the Company or any of its subsidiaries to (i) any material tax or penalty on prohibited transactions imposed by Section 4975 or (ii) any liability under Section 502(i) or Section 502(l) of ERISA. As of the date of this Agreement, except as disclosed in the Company Disclosure Schedule, with respect to any Benefit Plan: (i) no filing, application or other matter is pending with the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the United States Department of Labor or any other governmental body and (ii) there is no action, suit or claim pending, other than routine claims for benefits.

(f) Except as disclosed in the Company Disclosure Schedule, none of the Company or any of its subsidiaries has any obligation to provide any health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA (“COBRA”).

3.14  Taxes

(a) Except as set forth in the Company Disclosure Schedule: (i) the Company and each of its subsidiaries has timely filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it, and all other material Tax Returns required to be filed by it, and each such Tax Return has been prepared in compliance in all material respects with all applicable Laws and is true and correct in all material respects; (ii) the Company and each of its subsidiaries has paid (or the Company has paid on behalf of its subsidiaries) all material Taxes (as hereinafter defined) required to be paid in respect of the periods covered by such returns and has made adequate provision in the Company’s financial statements for payment of all Taxes that have not been paid, whether or not shown as due and payable on any Tax Return, in respect of all taxable periods or portions thereof ending on or before the date hereof; and (iii) neither the Company nor any of its subsidiaries has incurred any material liability for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the ordinary course of the Company’s or such subsidiary’s business.

(b) Except as set forth in the Company Disclosure Schedule: (i) no Tax Return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes has been received by the Company or any of its subsidiaries; (ii) each deficiency resulting from any audit or examination relating to Taxes by any taxing authority has been paid, except for deficiencies currently being contested in good faith and for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles; (iii) there are no Liens for Taxes upon the assets of the Company or any of its subsidiaries, except statutory Liens arising by operation of law relating to current Taxes not yet due and payable; (iv) all Taxes which the Company or any of its subsidiaries are required by Law to withhold or to collect for payment have been duly withheld and collected; (v) none of the Company or any of its subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority; and (vi) to the knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation in that jurisdiction.

(c) Except as set forth in Section 3.10 of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign Law).

(d) Concurrently with the delivery of the Deferred Schedules, each of the Company and its subsidiaries will make available to Parent true, correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company or any of its subsidiaries that have been filed by or submitted to any of the Company or any of its subsidiaries for all taxable years not barred by the statute of limitations.

(e) Except as set forth in the Company Disclosure Schedule, none of the Company or any of its subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) is a party to or bound by any Tax allocation or Tax sharing agreement with any persons or entity other than the Company and its subsidiaries, (iii) has any liability for the Taxes of any Person (other than any of the Company or any of its subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise or (iv) has any material liability for the Taxes of any Person (other than the Company or the subsidiaries of the Company) or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any of its subsidiaries.

(f) Except as set forth in the Company Disclosure Schedule, none of the Company or any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax Law); (ii) “closing statement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale made prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(g) None of the Company or any of its subsidiaries has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section (897)(c)(1)(A)(ii) of the Code.

(h) As used in this Section 3.14, the terms (i) “Tax” (and, with correlative meaning, “Taxes”) means: (A) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp or environmental tax, or any other tax of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (B) any liability of the Company or any of its subsidiaries for payments of a type described in clause (A) as a result of (I) any obligation of the Company or any of its subsidiaries under any tax sharing agreement or tax indemnity agreement or (II) the Company or any of its subsidiaries being a member of an affiliated group (other than one of which the Company is the parent); and (ii) “Tax Return” means any report, return or other information or document required to be supplied to or filed with a taxing authority in connection with Taxes.

3.15  Intellectual Property

(a) Except as set forth in the Company Disclosure Schedule, the Company and each of its subsidiaries own and possess, free and clear of any Liens, or have a valid and enforceable license to use, all material Intellectual Property (as defined below) necessary for the operation of their respective businesses as currently conducted. As used in this Agreement, the term “Intellectual Property” means: (i) registered and unregistered trademarks, service marks, slogans, trade names, corporate domain names, logos and trade dress (including the good will associated with each); (ii) patents, patent applications and invention disclosures; (iii) registered and unregistered copyrights, copyrightable works and mask works, including, but not limited to, copyrights in software and databases; (iv) computer software (including source code, object code, data, databases and related documentation); and (v) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, methods, devices, technology, trade secrets, proprietary information, know-how, specifications, flowcharts, blueprints, schematics, protocols, programmer notes, customer and supplier lists, pricing and cost information, business and marketing plans and proposals and all other intellectual property rights of any kind or nature.

(b) The Company Disclosure Schedule sets forth a complete list of all: (i) patented and registered Intellectual Property, and pending patent applications or applications for registration of Intellectual Property, owned or filed by the Company or any of its subsidiaries; (ii) all trade names, domain names and material unregistered trademarks, service marks and copyrights owned or used by the Company or any of its subsidiaries; and (iii) all agreements pursuant to which the Company or any of its subsidiaries has obtained or granted the right to use any Intellectual Property (other than licenses of mass-marketed software acquired or licensed for a license fee of less than $100,000 per annum) (the items listed in this clause (iii) being collectively referred to herein as “License Agreements”). Except as noted in the Company Disclosure Schedule, the Company and its subsidiaries own and possess all right, title and interest in and to the items listed in clauses (i) and (ii) of the preceding sentence.

(c) To the Company’s knowledge, neither the Company nor any of its subsidiaries has infringed, misappropriated or otherwise conflicted with and the operation of the Company’s and its subsidiaries’ businesses as currently conducted, does not infringe, misappropriate or otherwise conflict with the Intellectual Property rights of others, and except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has received any notice of infringement or misappropriation of or conflict with asserted Intellectual Property rights of others. Except as set forth in the Company Disclosure Schedule, no claim by any third party contesting the validity, enforceability, use or ownership of any of the material Intellectual Property owned or used by the Company or any of its subsidiaries is currently outstanding or, to the knowledge of the Company, is threatened. To the knowledge of the Company, the material Intellectual Property owned by the Company or any of its subsidiaries has not been infringed or misappropriated by other Persons. All of the material Intellectual Property owned or used by the Company or any of its subsidiaries as of the date hereof will be owned or available for use by the Company or such subsidiary on identical terms and conditions immediately subsequent to the Closing. The Company and each of its subsidiaries has taken all reasonable and necessary actions to maintain and protect its material Intellectual Property.

(d) Neither the Company nor any of its subsidiaries have done anything to compromise the secrecy, confidentiality, validity, enforceability, ownership or value of any of the material Intellectual Property required to conduct their respective businesses. To the knowledge of the Company, no prior or current employee, officer or consultant of the Company or any of its subsidiaries has asserted any ownership interest in any material Intellectual Property used by the Company or its subsidiaries in the operation of their respective businesses.

3.16  Licenses and Permits

The Company and its subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and its subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted except where the failure to be in the possession of any Permit would not, individually or in the aggregate, have a Company Material Adverse Effect. As of the date hereof, all of the Permits are in full force and effect and no violation, suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Except as disclosed in the Company Disclosure Schedule, none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the Transactions, except for any such termination or impairment that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.17  Material Contracts

(a) The Company Disclosure Schedule sets forth a list (as of the date of this Agreement) of (i) each Contract which is likely to involve payment or receipt of annual consideration of more than $250,000, in the aggregate, over the remaining term of such Contract (other than with respect to Contracts with the Company’s merchandise suppliers for purchases of product in the ordinary course of business consistent with past practice), (ii) all Contracts or indentures relating to borrowed money or other indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its subsidiaries, including the amount of funded indebtedness for borrowed money outstanding as of the date hereof under any such Contract or indenture, other than Contracts relating to indebtedness other than indebtedness for borrowed money in an amount not in excess of $250,000 in the aggregate for all such Contracts and other than indebtedness to the Company’s merchandise suppliers for products purchased in the ordinary course of business, (iii) all joint venture or other similar agreements to which the Company or any of its subsidiaries is a party, (iv) all lease agreements to which the Company or any of its subsidiaries is a party with annual lease payments in excess of $100,000, (v) standby letter of credit obtained by the Company or any of its subsidiaries has in an amount in excess of $500,000 and Contracts under which the Company or any of its subsidiaries has advanced or loaned any other Person or entity an amount in excess of $100,000, (vi) Contracts or groups of related Contracts with the same party or group of parties requiring the payment or receipt of $100,000 or more per year which are not cancelable by the Company on 30 days’ or less notice without premium or penalty or other cost of any kind or nature (other than with respect to Contracts with the Company’s merchandise suppliers for purchases of product in the ordinary course of business consistent with past practice), (vii) warranty agreements with respect to the Company’s or its subsidiaries’ services rendered or products sold or leased, other than pursuant to the Company’s standard warranty, (viii) agreements under which the Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights), (ix) agreements under which the Company or any of its subsidiaries has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of the Company’s or any of its subsidiary’s properties or assets and (x) Contracts containing non-compete covenants by the Company or any of its subsidiaries (the items described in clauses (i) through (x) hereof, collectively, the “Material Contracts”). The Company has made available to Parent a correct and complete copy of each Material Contract listed in Section 3.17(a) of the Company Disclosure Schedule.

(b) Except as disclosed in the Company Disclosure Schedule, (i) neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any other party, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contract or License Agreement (as defined in Section 3.15(b)) to which it is a party and (ii) to the Company’s knowledge, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default. All Contracts to which the Company or any of its subsidiaries is a party, or by which any of their respective assets are bound, are valid and binding, in full force and effect and enforceable against the Company or any such subsidiary, as the case may be, and to the Company’s knowledge, the other parties thereto in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to the general principles of equity.

(c) Except as set forth in the Company Disclosure Schedule, no Material Contract or License Agreement will, by its terms, terminate as a result of the Transactions or require any consent from any party thereto in order to remain in full force and effect immediately after the Effective Time.

3.18  Environmental Laws

Except as disclosed in the Company Disclosure Schedule:

(a) During the past five years, the Company and its subsidiaries have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of their respective businesses.

(b) During the past five years, neither the Company nor any of its subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws with respect to their past or current operations, properties or facilities.

(c) None of the following exists at any property or facility owned or operated by the Company and its subsidiaries: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas.

(d) Neither the Company nor any of its subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance so as to create a “Recognized Environmental Condition” under ASTM 1527-05) so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Laws.

(e) Neither the Company nor any of its subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.

(f) Concurrently with the delivery of the Deferred Schedules, the Company shall provide to Parent for review all environmental audits, reports and all other documentation materially bearing on environmental, health or safety liabilities, in each case relating to the past or current properties, facilities or operations of the Company, its subsidiaries, or predecessors, which are in its possession or under its reasonable control.

“Environmental Laws” shall mean, whenever in effect, all Laws, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, workplace health and safety, and pollution or protection of the environment.

“Hazardous Substances” shall mean all materials, substances and wastes defined by or as to which liability or standards of conduct are imposed pursuant to Environmental Laws, including petroleum and any fraction thereof, asbestos, lead and polychlorinated biphenyls.

3.19  Opinion of Financial Advisor

The Company received the written opinion of Stephens, Inc. to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Common Shares, pursuant to the Merger is fair to the Company’s shareholders from a financial point of view. The Company will deliver a copy of such opinion to Parent promptly following receipt thereof by the Company.

3.20  Brokers

Except as set forth in the Company Disclosure Schedule, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Transactions.

3.21  Required Shareholder Vote

The adoption of this Agreement at the Shareholders Meeting (as defined in Section 5.02) by the holders of a majority of the issued and outstanding Common Shares entitled to vote at the Shareholders Meeting (the “Shareholders Approval”) is the only vote of the holders of any class or series of the Company’s securities necessary to adopt and approve this Agreement, the Merger and the other Transactions.

3.22  Related Party Transactions

Except as set forth in the Company Disclosure Schedule or otherwise disclosed in the SEC Reports, no director, officer, partner, “affiliate” or “associate” (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its subsidiaries (or, with respect to clause (a) of this sentence, to the knowledge of the Company, its employees): (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its subsidiaries; (b) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its subsidiaries, (ii) engaged in a business related to the business of the Company or any of its subsidiaries, (iii) participating in any transaction to which the Company or any of its subsidiaries is a party or (iv) otherwise a party to any contract, arrangement or understanding with the Company or any of its subsidiaries.

3.23  Properties and Assets

To the knowledge of the Company, the Company and its subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their tangible properties and assets, real and personal, used or held for use in their businesses located on their premises or shown on the consolidated balance sheet of the Company and its subsidiaries as of September 30, 2006 or acquired thereafter, free and clear of any Liens, except (i) as set forth in the Company Disclosure Schedule, (ii) Liens for taxes not yet due and payable for which adequate reserves, as applicable, have been established in the Company’s financial statements in accordance with United States generally accepted accounting principles, and (iii) Liens which do not, individually or in the aggregate, materially interfere with or materially impair the conduct of the business of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries owns any real property, except as set forth in the Company Disclosure Schedule. The real property listed in the Company Disclosure Schedule constitutes all of the real property owned, used or occupied by the Company or any of its subsidiaries as of the date hereof. The Company’s and each of its subsidiaries’ buildings, equipment and other tangible assets are in good operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of their respective business in all material respects. All leases pursuant to which the Company or any of its subsidiaries lease from others material amounts of real property are in good standing, valid and effective in accordance with their respective terms, and there is not under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Company Material Adverse Effect.

3.24  Labor Matters

Except as set forth in the Company Disclosure Schedule, (a) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, and during the past three years there has not been any such action, (b) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its subsidiaries, (c) neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its subsidiaries, (d) none of the employees of the Company or any of its subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its subsidiaries, nor is there a question concerning whether representation exists concerning such employees, (e) the Company and its subsidiaries are, and for the past three years have been, in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Law, (f) there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (g) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (h) no charges with respect to or relating to the Company or any of its subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (i) neither the Company nor any of its subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company or any of its subsidiaries and no such investigation is in progress and (j) there are no complaints, lawsuits or other proceedings pending or, to the knowledge of the Company, threatened in any forum by or on behalf of any present or former employee of the Company or any of its subsidiaries alleging breach of any express or implied contract of employment, any Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the present business activities of the Company and its subsidiaries, except agreements between the Company or any subsidiary of the Company and its present and former officers and employees.

3.25  Insurance

Except as set forth in the Company Disclosure Schedule, the Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of the Company and its subsidiaries. All premiums due and payable under all such policies and bonds have been paid and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its subsidiaries maintains any material self-insurance or co-insurance programs. Neither the Company nor any of its subsidiaries has any disputed claim or claims aggregating $100,000 or more with any insurance provider relating to any claim for insurance coverage under any policy or insurance maintained by the Company or any of its subsidiaries.

3.26  [Intentionally omitted]

3.27  State Takeover Statutes

The action of the Company Board in approving this Agreement and the Transactions provided for herein is sufficient to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the Transactions provided for herein.

3.28  Rights Plan

The Board has amended any rights plan, “poison pill” or similar arrangement, if any, heretofore adopted by the Company so that (a) neither the execution, delivery or performance of this Agreement nor the consummation of the

Transactions will cause the rights described therein to become exercisable, and (b) the rights described therein will expire immediately prior to the Effective Time without any payment being made or shares of the Company’s capital stock being issued in respect thereof.

3.29  Pre-Signing Activities

Except as set forth in the Company Disclosure Schedule, during the period from January 1, 2007 through and including the date of this Agreement, neither the Company nor any of its subsidiaries have taken any action, or omitted to take any action, which if taken subsequent to the date of this Agreement and prior to the Effective Time, would be prohibited by Section 5.01 hereof (other than any such activity fully reflected in Section 3.03(a) hereof).

3.30  No Knowledge of Breach

As of the date hereof, the Company does not have any knowledge of any act, omission or disclosure by Parent or Merger Sub to the Company that would constitute a breach of any of Parent and Merger Sub’s representations and warranties under this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND PARENT

Each of Merger Sub and Parent represents and warrants to the Company that:

4.01  Organization and Qualification

Each of Merger Sub and Parent is a corporation duly organized, validly existing and in good standing (to the extent such concept is relevant in such jurisdiction) under the laws of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such governmental approvals would not, individually or in the aggregate, have a Purchaser Material Adverse Effect (as defined below). Each of Merger Sub and Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. As used in this Agreement, the term ‘‘Purchaser Material Adverse Effect” means any effect, circumstance, event or fact that prevents or materially delays the ability of Parent and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

4.02  Charter Documents and Bylaws

Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws of each of Parent and Merger Sub in full force and effect as of the date hereof. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

4.03  Authority Relative to this Agreement

Each of Merger Sub and Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Merger and the other Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub or Parent are necessary to authorize their execution and delivery of this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Merger Sub and Parent, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligations of each of Merger Sub and Parent, enforceable against them in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

4.04  No Violation; Required Filings and Consents

(a) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, (i) conflict with or violate any provision of Parent’s certificate of incorporation or bylaws or conflict with or violate any provision of the certificate of incorporation or bylaws (or equivalent organizational documents) of any subsidiary of Parent (including Merger Sub), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained and all filings and obligations described in Section 4.04(b) have been made or complied with, conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which any asset of Parent or any of its subsidiaries is bound or affected, (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require any payment under, or give rise to a loss of any benefit to which Parent or any subsidiary of Parent is entitled under any provision of any contract applicable to any of them or their respective properties or assets or (iv) result in the creation or imposition of a Lien on any asset of Parent or any of its subsidiaries, except in the case of clauses (ii), (iii) and (iv) of this Section 4.04(a), to the extent that any such conflict, violation, breach, default, right, loss or Lien would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(b) The execution and delivery by each of Merger Sub and Parent of this Agreement does not, and the performance of this Agreement and the consummation by each of Merger Sub and Parent of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, AmEx, the HSR Act and the rules and regulations thereunder, any filings required pursuant to applicable foreign competition laws and filing and recordation of appropriate documents for the Merger as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

4.05  Litigation

There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, at law or in equity, that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Neither Parent nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect.

4.06  Brokers

No broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by, or on behalf of, Parent or any of its subsidiaries.

4.07  Financial Capability

Parent and Merger Sub have and will have as of the Closing sufficient funds available to them to make the deposit into the Payment Fund required by Section 2.03(a) and pay any expenses incurred by Parent and Merger Sub in connection with the transactions contemplated by this Agreement. Parent and Merger Sub’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding payments under this Agreement.

4.08  No Business Activities

Merger Sub has not conducted any activities or operations other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the Transactions, and activities related thereto, including acquisition of the capital stock of the Company. Merger Sub does not have any subsidiaries.

4.09  Information in Proxy Statement

At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the information furnished to the Company in writing by Merger Sub or Parent or through their counsel specifically for use in the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, the information furnished to the Company in writing by Merger Sub or Parent or through their counsel specifically for use in such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.10  No Knowledge of Breach

As of the date hereof, neither Parent nor Merger Sub has any knowledge of any act, omission or disclosure by the Company to Parent and Merger Sub that would constitute a breach of any of the Company’s representations and warranties under this Agreement.

ARTICLE 5

COVENANTS

5.01  Interim Operations

(a) Except as (1) set forth in the Company Disclosure Schedule delivered to Parent as of the date hereof, (2) expressly contemplated or permitted by this Agreement, or (3) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, the Company shall and shall cause its subsidiaries to: (A) conduct its business in all material respects in the ordinary course of business consistent with past practice and (B) use its reasonable best efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business relationships with it.

(b) Without limiting the generality of the foregoing, and except as (1) set forth in the Company Disclosure Schedule delivered to Parent as of the date hereof, (2) expressly contemplated or permitted by this Agreement, or (3) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, the Company shall not and shall not permit its subsidiaries to:

(i) (A) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), pledge or otherwise encumber any shares of its capital stock, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), except for issuances of Common Shares upon the exercise of Options outstanding as of the date hereof or (B) repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its subsidiaries) (it being acknowledged and agreed that, notwithstanding anything to the contrary contained in the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, take, enter into or engage in any respect in any of the actions referred to in this clause (i));

(ii) (A) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by it in any of its subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its subsidiaries, (B) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents, (C) split, combine or reclassify any shares of its capital stock or (D) amend, or grant any waiver under, any rights plan, “poison pill” or similar arrangement adopted by the Company (except with respect to Parent or any of its affiliates);

(iii) declare, set aside or pay any dividends on (whether in cash, stock or property), or make any other distributions in respect of, any of its capital stock (except for dividends paid by direct or indirect wholly owned subsidiaries to the Company with respect to capital stock) (it being acknowledged and agreed that, notwithstanding anything to the contrary contained in the Company Disclosure Schedule, the Company shall not, and shall cause its subsidiaries not to, take, enter into or engage in any respect in any of the actions referred to in this clause (iii));

(iv) (A) grant or agree to any increase in any manner the compensation or fringe benefits of, or pay any bonus or other compensation to, any current or former director, officer or employee except for (1) increases and bonuses expressly contemplated by or required under existing employment agreements, bonus plans and other agreements and arrangements as in effect as of the date hereof listed in Section 5.01(b)(iv)(A)(1) of the Company Disclosure Schedule and (2) for normal annual or other periodic individual increases in base salary or hourly wages to employees earning non-contingent cash compensation of less than $100,000 per annum in the ordinary course of business consistent with past practice; (B) subject to the exceptions to the covenants set forth in clause (A) of this Section 5.02(b)(iv), enter into any new or amend any existing employment, severance or termination or change in control agreement with any current or former director, officer or employee; (C) become obligated under any Benefit Plan that was not in existence on the date hereof or amend, modify or terminate any Benefit Plan or other employee benefit plan or any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof; (D) permit any officer or employee to rescind, withdraw or amend or modify in any respect any pending or announced retirement or any resignation (or the terms and conditions thereof) heretofore submitted to the Company or any of its subsidiaries; (E) hire any employee, except (1) to replace or fill a vacancy of any employee of the Company or any of its subsidiaries which occurred prior to the date hereof (each of which is listed on Section 5.01(b)(iv)(E)(1) of the Company Disclosure Schedule) or to fill a vacancy of any employee of the Company or its subsidiaries which occurs subsequent to the date hereof due to the voluntary resignation by any such employee earning annual non-contingent cash compensation of less than $100,000 per annum subsequent to the date hereof, (2) to satisfy contractual obligations existing as of the date hereof and set forth on Section 5.01(b)((iv)(E)(2) of the Company Disclosure Schedule, (3) to hire for the positions of Divisional Merchandise Manager-Home and Art Design Manager on reasonable and customary terms that are consistent with past practice, which terms shall not, in any event, provide for the making of any change-of-control bonus or payment or any similar payment to any such person, whether in connection with his termination or otherwise, (4) to hire and replace any hourly or secretarial employee, in each case, on reasonable and customary terms consistent with past practice, which terms shall not, in any event, provide for the making of any change-of-control bonus or payment or any similar payment to any such person, whether in connection with his termination or otherwise, or (5) with the prior written consent of Parent, to hire any other employee; or (F) pay any benefit not required by any plan or arrangement as in effect as of the date hereof (including, without limitation, the granting of, acceleration of, exercisability of or vesting of stock options, stock appreciation rights or restricted stock, except as otherwise contemplated by this Agreement);

(v) acquire or agree to acquire, including, without limitation, by merging or consolidating with, or purchasing all or substantially all the assets or capital stock or other equity interests of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than purchases of inventory or supplies or other assets in the ordinary course of business consistent with past practice;

(vi) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its properties or assets other than (A) immaterial properties or assets (or immaterial portions of properties or assets) and (B) in the ordinary course of business consistent with past practice;

(vii) other than the incurrence of indebtedness under the Company’s existing revolving credit facility with PNC Capital Markets and guaranties of real property leases in the ordinary course of business with any person not affiliated with any officer, director or employee of the Company or its subsidiaries, create, incur, assume or modify in any material respect any indebtedness for borrowed money, or issue any note, bond or other debt security, or guarantee any indebtedness, or make any loans, advances (other than advances to employees of the Company or any subsidiary in the ordinary course of business consistent with past practice) or capital contributions to or investments in any other Person other than to any of the Company and its subsidiaries, except for indebtedness other than indebtedness for borrowed money in an amount not in excess of $250,000 in the aggregate and indebtedness to the Company’s merchandise suppliers for products purchased in the ordinary course of business consistent with past practice;

(viii) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any person or entity (other than loans between or among the Company and any of its wholly-owned subsidiaries);

(ix) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the subsidiaries of the Company permitted under this Agreement;

(x) adopt or put into effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Transactions);

(xi) (A) enter into, amend, modify or supplement any Material Contract or License Agreement outside of the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or (B) waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract, License Agreement or otherwise);

(xii) authorize or make any capital expenditures that are not set forth in the 2007 approved budget or in excess of $100,000 in the aggregate for the Company and its subsidiaries taken as a whole or any Expenses in connection with the Transactions, other than those expenses (A) payable to the Persons set forth on Section 3.20 of the Company Disclosure Schedule pursuant to contractual arrangements as in effect as of the date hereof, (B) reasonably incurred actual fees and expenses payable to the Company’s outside legal counsel for services rendered in connection with the Transactions (including any litigation with respect thereto) and (C) other reasonably incurred actual fees and expenses for services rendered in connection with the Transactions (e.g., printing, proxy solicitation, etc.), but excluding, for avoidance of doubt, any Expenses paid or payable to any current or former employee, officer or director of the Company or any of its subsidiaries;

(xiii) fail to continue insurance coverages that cover risks of such types and in such amounts as are consistent with the Company’s past practices;

(xiv) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its subsidiaries (or any affiliate of any of the foregoing) other than agreements, transactions, commitments and arrangements (A) permitted by Section 5.01(b)(iv)(B) hereof or (B) as otherwise expressly contemplated by this Agreement;

(xv) establish or acquire (A) any subsidiary other than wholly-owned subsidiaries or (B) subsidiaries organized outside of the United States and its territorial possessions;

(xvi) amend, modify or waive any term of any outstanding security of the Company or any of its subsidiaries, except as otherwise provided in this Agreement;

(xvii) fail to (A) maintain any real property to which the Company and any of its subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation or Material Contract, (B) timely pay all taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (C) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof;

(xviii) enter into any labor or collective bargaining agreement, memorandum or understanding, grievance settlement or any other agreement or commitment to or relating to any labor union, except as required by Law;

(xix) settle or compromise any pending or threatened suit, action, claim or litigation with any current or former officer, employee or director or in excess of $100,000 per litigation net of insurance proceeds or in excess of $250,000 in the aggregate net of insurance proceeds;

(xx) change any of the accounting policies, practices or procedures (including tax accounting policies, practices and procedures) used by the Company and its subsidiaries as of the date hereof, except as may be required as a result of a change in applicable Law or in United States generally accepted accounting principles;

(xxi) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory in any material manner or the write-off of notes or accounts receivable in any material manner, except as may be required as a result of a change in applicable Law or in United States generally accepted accounting principles;

(xxii) make or change any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Return or settle or compromise any material tax liability;

(xxiii) to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice;

(xxiv) except as provided in Section 5.09, take any action to exempt any Person (other than Parent or Merger Sub) or any action taken by such Person from, or make such Person or action not subject to, (A) the provisions of Section 203 of the DGCL, if applicable, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

(xxv) take, or agree or commit to take, any action that would, or is reasonably likely to, make any representation or warranty of the Company contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; or

(xxvi) agree or commit to do any of the foregoing.

(c) Except as expressly contemplated or permitted by this Agreement or as agreed to in writing by the Company or as required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, Parent shall not, and shall not permit Merger Sub to:

(i) take, or agree or commit to take, any action that would, or is reasonably likely to, (A) make any representation or warranty of Parent and Merger Sub contained in this Agreement inaccurate at, or as of any time prior to, the Effective Time or result in any of the conditions to the Merger set forth in Article 6 not being satisfied, or (B) omit, or agree to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time or to prevent any such condition from not being satisfied; and

(ii) agree or commit to do any of the foregoing.

5.02  Shareholders’ Meeting

(a) The Company, acting through the Company Board, shall, in accordance with applicable Law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its shareholders (the “Shareholders Meeting”) as soon as practicable following the execution of this Agreement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company Board shall, subject to Section 5.09, (i) recommend to the shareholders of the Company the approval and adoption of this Agreement, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement, and (iii) take all lawful action to solicit such approval from the shareholders of the Company. Without limiting the generality of the foregoing, the Company’s obligations pursuant to the first sentence of this Section 5.02(a) shall not be affected by (i) the Company Board taking any action permitted by Section 5.09 (including withdrawing or modifying its approval or recommendation of the Merger and this Agreement) or (ii) the commencement, public announcement, disclosure or other communication to the Company Board of any Acquisition Proposal or any intention (whether or not conditional) with respect to any potential or future Acquisition Proposal, unless, in the case of clause (i), this Agreement is terminated pursuant to Section 7.04(b), or, in the case of clause (ii), this Agreement is terminated pursuant to Section 7.03(b).

(b) As soon as practicable following the execution of this Agreement and in connection with the Shareholders Meeting (and notwithstanding the pendency of the Go Shop Period (as defined hereafter)), the Company shall (i) promptly prepare and file with the SEC (but in no event later than fifteen days after the date hereof), use its best efforts to have cleared by the SEC and thereafter mail to its shareholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub and Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub and Parent copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) shall give Merger Sub and Parent and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub and Parent and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to the terms of Section 5.02(a) and Section 5.09, use its best efforts to obtain the necessary approvals by its shareholders of this Agreement and the Merger and (v) use its best efforts otherwise to comply with all legal requirements applicable to such meeting. Each of the Company and Parent further agrees that if such party shall become aware prior to the Effective Time of any information furnished by such party that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Proxy Statement.

5.03  Filings and Consents

Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use all commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use all commercially reasonable efforts to assist the other party in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use all commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act, if applicable. Prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Section 5.03, the proper officers and directors of the Surviving Corporation shall take all such necessary action. Each of the Company and Parent shall bear one half of the cost of any required filing to be made with any Governmental Authorities in connection with the Transactions.

5.04  Access to Information

From the date of this Agreement until the earlier of Effective Time and the date this Agreement is properly terminated in accordance with Article 7, the Company will, and will cause each of its subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub and Parent and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the ‘‘Purchaser Representatives”) access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records and personnel of the Company and each of its subsidiaries and will cause its subsidiaries and the Company Representatives to furnish Parent, Merger Sub and the Purchaser Representatives with such financial and operating data and such other information with respect to the business and operations of the Company and its subsidiaries as Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Each of Parent and Merger Sub will, and will cause the Purchaser Representatives to, treat any such information in accordance with the terms and conditions of that certain Confidentiality Agreement dated January 20, 2007 between the Company and Parent. No investigation pursuant to this Section 5.04 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. Neither the Company nor any of its subsidiaries shall be required to provide access to, or disclose, information to the extent such access or disclosure would violate any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

5.05  Notification of Certain Matters

Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its subsidiaries or any of their property or assets, (d) the occurrence, or failure to occur, of any event that would be likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06  Public Announcements

The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent or any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior approval of the Company and Parent, which consent shall not be unreasonably withheld, provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statements as may as may be required by Law or court process, after consultation with counsel, or the rules, regulations and/or listing agreement of the American Stock Exchange or any regulatory or self regulatory authorities (in which case the party shall use commercially reasonable efforts to review the form and substance of such release or statement with the other party (and reasonably consider the comments of the other party) prior to issuing such release, however, approval of such other party shall not be necessary in such case). In addition, promptly following the date of this Agreement, the Company and Parent shall work in good faith to establish mutually agreeable talking points that may be made to any supplier, vendor or other third parties with material business relations with the Company and its subsidiaries regarding the Transactions and the impact of Transactions on the business of the Company and its subsidiaries (the ‘‘Approved Communications”). Any such Approved Communications shall include public information about the Transaction and shall not interfere with the business of the Company. The Company shall inform its directors, officers and any direct reports to officers and who communicate with the Company’s suppliers, vendors or other third parties with material business relations in the ordinary course of their employment that all communications made to such suppliers, vendors or other third parties with material business relations regarding the Transactions and the impact of the Transactions on the business of the Company and its subsidiaries must comply with the Approved Communications, and the Company shall use its reasonable best efforts to ensure such compliance. Furthermore, the Company shall use its reasonable best efforts to ensure that all communications made by directors and executive officers of the Company and its subsidiaries to non-executive employees of the Company and its subsidiaries regarding the Transactions, and the impact of the Transactions on the business of Company and its subsidiaries, comply in all material respects with the Approved Communications. For the avoidance of doubt, nothing in this Section 5.06 shall prohibit any communication to any supplier, vendor or other third party with a business relationship made in the ordinary course of business.

5.07  Indemnification; Directors’ and Officers’ Insurance

(a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation as are set forth in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation and bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

(b) From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (collectively, the ‘‘Indemnified Parties”) against all losses, claims, damages, expenses (including reasonable attorneys’ fees), liabilities or amounts that are paid in settlement of, or otherwise (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof (a ‘‘Claim”) to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, fiduciary or employee of the Company or any of its subsidiaries or his or her serving at the request of the Company or its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transactions), in each case to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws as in effect at the date hereof and as permitted under the DGCL.

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure actually prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Prior to the Effective Time, (i) the Company shall obtain “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with its existing directors’ and officers’ liability policy insurer or an insurer with a comparable insurer financial strength rating as the Company’s existing directors’ and officers’ liability policy insurer; or (ii) if the Company shall not have obtained such tail policy, the Surviving Corporation will provide for a period of not less than six (6) years after the Effective Time the directors and officers who are insured under the Company’s directors’ and officers’ insurance policy with an insurance policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is not less favorable taken as a whole than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 250% of the annual premium currently paid by the Company for such insurance; provided further that if the annual premium of such coverage exceeds such amount, the Surviving Corporation shall use its commercially reasonable efforts to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The Company shall use commercially reasonable efforts to obtain competitive quotes (from insurance providers with comparable ratings) for such insurance coverage in an effort to reduce the cost thereof.

(e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.07.

5.08  Further Assurances; Reasonable Efforts

Except as expressly provided in this Agreement, prior to the Effective Time, the parties hereto shall use all reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate or advisable under applicable laws, so as to permit consummation of the Transactions as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and the parties shall cooperate fully with the other parties hereto to that end.

5.09  Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, the Company and its subsidiaries shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.09(f)), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal, (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal, or (iv) authorize or permit any Company Representative to take any such action; provided, however, that nothing contained in this Section 5.09 shall prevent, prohibit or limit the

Company or the Company Board from (1) complying with its disclosure obligations under applicable federal or state Law or (2) prior to approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal (which did not result from a breach of this Section 5.09) , if and only to the extent that, (A) the Company Board determines in good faith after consultation with outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable Law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.09(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in that certain Confidentiality Agreement dated January 20, 2007 between the Company and Parent; provided further that nothing contained in this Section 5.09 shall prohibit or in any way limit or restrict the Company and the Company Representatives, during the period commencing as of the date hereof and ending as of 11:59 p.m. New York time on the 30th calendar day immediately following the date of this Agreement (the “Go Shop Period”), from furnishing information to, or engaging in discussions or negotiations with, any Person that the Company concludes may make an offer to acquire the Company which would be deemed to be Acquisition Proposal (which did not result from a breach of this Section 5.09) if prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to Parent for information purposes) with terms no less favorable to the Company than those contained in that certain Confidentiality Agreement dated January 20, 2007 between the Company and Parent.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person on the terms contemplated in Section 5.09(a), the Company Board may, prior to the approval of this Agreement by the shareholders of the Company at the Shareholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board shall have determined in good faith after consultation with outside legal counsel, that such action is necessary for the Company Board to comply with its fiduciary duties to the Company’s shareholders under applicable Law.

(c) The Company (including with respect to any Person with whom the Company has contact during the Go Shop Period) (i) will promptly (but in any event within 24 hours) notify Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.09(a) (regardless of whether any such action is to be taken during or after the completion of the Go Shop Period), the Company Board shall promptly (but in any event within 24 hours) notify Parent orally and in writing of any action it proposes to take with respect to any such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise Parent orally and in writing of the status of such action as developments arise or as requested by Parent. Without limiting the foregoing, at least five business days (the “Five Day Period”) prior to taking any of the actions referred to in Section 5.09(b), the Company Board shall notify Parent of any such action it proposes to take and, during the Five Day Period, the Company Board shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Common Shares that Parent may make during or prior to the expiration of the Five Day Period.

(d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company shareholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any tender offer; provided, however, that neither the Company, or the Company Board shall, except as permitted by Section 5.09(b), propose to approve or recommend any Acquisition Proposal. Without limiting the foregoing, it is understood and agreed that any violation of the restrictions set forth in the preceding sentence by any Company Representative, whether or not authorized to so act by or on behalf of the Company or any of its subsidiaries or any of their affiliates, shall be deemed to be a breach of this Section 5.09 by the Company.

(e) Immediately following the expiration of the Go Shop Period, the Company and each of its subsidiaries shall cease and cause the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent or any of the Purchaser Representatives, as applicable) conducted heretofore or during the Go Shop Period with respect to any Acquisition Proposal, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or its representatives.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 15% or more of the total assets of the Company and its subsidiaries, in a single transaction or series of transactions, (ii) any direct or indirect acquisition or purchase of 15% or more of any class of equity securities of the Company or any of its subsidiaries, in a single transaction or series of transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its subsidiaries or (v) any public announcement of an agreement, proposal, plan or intention to do any of the foregoing, other than the transactions contemplated by this Agreement.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal by a Person that (i) the Company Board has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation (which may be Stephens, Inc.), is more favorable from a financial point of view to the Company’s shareholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal) and (ii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, any antitrust or competition Law approvals or non-objections)) and for which the Person making such Acquisition Proposal has delivered satisfactory written evidence to the Company Board that the consummation of such Acquisition Proposal is not contingent on the receipt of financing.

5.10  Third Party Confidentiality/Standstill Agreements

During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction.

5.11  SEC Reports

From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.12  Delisting

Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary (i) to delist the Common Shares from the AmEx and (ii) to terminate the registration of the Common Shares under the Exchange Act; provided that such delisting and termination shall not be required or effective until or after the Effective Time.

5.13  Cooperation with Financing

Prior to the Effective Time, the Company shall provide, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the financing to be obtained by Parent, Merger Sub or the Surviving Corporation in connection with the Transactions (the ‘‘Financing”) (it being understood that (A) the completion of any Financing is not a condition to the obligation of Parent or Merger Sub to effect the Merger and (B) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries), including (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda and bank financing; (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any of its subsidiaries with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (provided that no such pledge or security documents shall be effective until the Effective Time), (iv) furnishing Parent and its financing sources as promptly as practicable with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) providing monthly financial statements (excluding footnotes) within the time frame, and to the extent, the Company prepares such financial statements, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) entering into one or more credit or other agreements on terms satisfactory to Parent in connection with the Financing immediately prior to (but not effective until) the Effective Time; and (ix) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of the Financing and the direct borrowing or incurrence of all of the proceeds of the Financing, by the Surviving Corporation immediately following the Effective Time. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries and its or their marks.

5.14  Shareholder Litigation

Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any shareholder litigation against the Company, Parent or Merger Sub, as applicable, and their directors relating to the Transactions. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any shareholder of the Company relating to this Agreement or the Merger, without the prior written consent of Parent. The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.15  Conveyance Taxes

Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its subsidiaries in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

5.16  Special Meeting

The Company shall take no action to call a special meeting of shareholders of the Company without the prior consent of Parent unless compelled by legal process, except in accordance with this Agreement or unless and until this Agreement has been terminated in accordance with its terms.

5.17  State Takeover Laws

The Company shall, upon the request of Parent, take all reasonable steps to assist in any challenge by Parent to the validity or applicability to the Transactions, including the Merger, of any state takeover Law.

5.18  Employee Benefit Plan Matters

(a) Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms as in effect from time to time, all the Benefit Plans as set forth in the Company Disclosure Schedule. The obligations of this Section 5.18 shall survive the Closing

(b) For a period of 18 months following the Closing, Parent shall cause the Surviving Corporation and its subsidiaries to provide the active employees of the Surviving Corporation and its subsidiaries with base salary or base wages, as applicable, and employee benefits that are in the aggregate no less favorable than the salary, wages and employee benefits (excluding any stock purchase plans and other equity-based benefits, defined benefit plans and retiree medical benefits) being provided to such active employees of the Company and its subsidiaries as of the date hereof.

(c) Except as set forth in the Agreement, at or following the Effective Time, the Surviving Corporation and its subsidiaries shall honor, and shall continue to be obligated to perform, in accordance with their terms as in effect from time to time, all benefit obligations to, and contractual rights of, former employees of the Company, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or “change-in-control” agreements, plans or policies of the Company as in effect from time to time.

(d) Employees of the Company who remain employed by the Surviving Corporation and its subsidiaries (or a successor thereto) following consummation of the Merger whose employment is terminated following the Effective Time shall be entitled to receive severance payments and benefits in accordance with the severance plans and benefits as in effect from time to time provided by the Surviving Corporation and its subsidiaries to its former employees.

5.19  Warren Charitable Contributions

During the three year period immediately following the Closing, the Surviving Corporation and any successor shall and the Parent shall cause the Surviving Corporation to, at a minimum, contribute to charitable organizations that serve the Warren, Pennsylvania area/community on a basis consistent with past practices of the Company and its subsidiaries.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01  Conditions to the Obligations of Each Party

The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been adopted by the shareholders of the Company in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws.

(b) No Orders and Injunctions. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(c) Regulatory Approvals. All regulatory approvals or waivers required to consummate the Transactions (including under the HSR Act) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

6.02  Conditions to Obligations of Merger Sub and Parent

The obligations of each of Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a) Representations and Warranties. The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Company Material Adverse Effect. “Identified Company Representations” means (i) any representation or warranty of the Company qualified by Company Material Adverse Effect, (ii) representations or warranties of the Company as to the performance by the Company of its obligations under this Agreement and (iii) the representations and warranties of the Company set forth in Section 3.03(a), Section 3.04, Section 3.10, Section 3.20, Section 3.28 and Section 3.29, other than unintentional inaccuracies in the representations and warranties referred to in this clause (iii) that would result in an increase in the aggregate Merger Consideration payable by Parent and Merger Sub in an amount not to exceed $350,000.

(b) Covenants and Agreements. The Company shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Company Material Adverse Effect. Since December 31, 2005, no effect, event or change shall have occurred which has had, or would reasonably be expected to have, a Company Material Adverse Effect, whether or not such effect, event or change shall have been disclosed on the Deferred Schedules (other than any such effect, event or change which was included in the SEC Reports filed on or prior to the date hereof).

(d) Dissenters. The holders of not more than 15% of the outstanding Common Shares shall have demanded appraisal of their Common Shares in accordance with the DGCL.

(e) Officers’ Certificate. At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a)and (b) above have been satisfied.

(f) Certified Copies. At the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s shareholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company as then in effect immediately prior to the Effective Time.

(g) Director Resignations. At the Closing, the Company shall deliver signed letters of resignation from each director of the Company and each of its subsidiaries pursuant to which each such director resigns from his or her position as a director of the Company or such subsidiary and makes such resignation effective at or prior to the Effective Time.

6.03  Conditions to Obligations of the Company

The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or could reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Covenants and Agreements. Each of Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c) Certified Copies. At the Closing, Merger Sub and Parent shall deliver certified copies of (i) the resolutions duly adopted by each of Merger Sub’s and Parent’s boards of directors authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by Merger Sub’s shareholder approving this Agreement and the Transactions and (iii) the certificate of incorporation and bylaws of each of Merger Sub and Parent, in each case, as then in effect immediately prior to the Effective Time.

ARTICLE 7

TERMINATION

7.01  Termination by Mutual Consent

This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by the mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other.

7.02  Termination by Merger Sub, Parent or the Company

This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by Merger Sub and Parent, on the one hand, or the Company, on the other hand, if:

(a) any Governmental Entity shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, the Common Shares pursuant to the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before the six-month anniversary of the date of this Agreement (the “Expiration Date”) or if events have occurred which have made it impossible to satisfy on or before the Expiration Date a condition precedent to the terminating party’s obligations to consummate the Transactions; provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before the Expiration Date;

(c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited;

(d) the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Shareholder Meeting or at any adjournment or postponement thereof or by written consent; or

(e) the Merger shall not have been consummated on or prior to the Expiration Date as a result of (i) a breach by Merger Sub or Parent in any of their respective covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.03(b) would not be satisfied or (ii) a breach by Merger Sub or Parent in any of their respective representations or warranties contained in this Agreement such that the closing condition set forth in Section 6.03(a) would not be satisfied and, in the case of both (i) and (ii), such breach or failure to perform is not cured within 30 days after receipt by Merger Sub and Parent of written notice thereof (in which event either party may terminate this Agreement upon the first to occur of (A) the Expiration Date and (B) 30 days following the satisfaction of each of the conditions set forth in Section 6.01 and Section 6.02 hereof).

7.03  Termination by Merger Sub and Parent

This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time by Merger Sub and Parent if:

(a) (i) the Company shall have breached any of its covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.02(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 6.02(a) would not be satisfied and, in the case of both (i) and (ii) (other than (x) with respect to any breach of Section 5.09 hereof, (y) with respect to the covenants which set forth the timeframe for which the Proxy Statement must be filed with the SEC, the mailing of the Proxy Statement to the Company’s shareholders, and the holding of the Shareholders Meeting in Section 5.02 (provided such delay is not caused by Parent or Merger Sub or any Governmental Entity), or (z) with respect to the timeframe within which the Company must deliver the Deferred Schedules, for which, in each case, there shall be no cure period), such breach is not cured within 30 days after receipt by the Company of written notice thereof; or

(b) (i) the Company Board withdraws, modifies or changes in a manner adverse to Merger Sub and Parent its approval and favorable recommendation of this Agreement and the Merger, (ii) the Company Board fails to reconfirm such approval and favorable recommendation within two business days after a written request by Merger Sub and Parent to do so, (iii) the Company Board shall have approved or recommended to the shareholders of the Company, taken no position with respect to, or failed to recommend against acceptance of, any Acquisition Proposal, (iv) the Company fails to call the Shareholders Meeting within 35 days of mailing the definitive Proxy Statement or fails to mail the Proxy Statement within five days after being cleared by the SEC or fails to include in such statement the favorable recommendation referred to above or (v) the Company or the Company Board resolves to do any of the foregoing.

7.04  Termination by the Company

This Agreement may be terminated and the Merger and other Transactions may be abandoned by the Company if:

(a) (i) at any time prior to the Effective Time, Merger Sub or Parent shall have breached any of their respective covenants or other agreements set forth in this Agreement such that the closing conditions set forth in Section 6.03(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 6.03(a) would not be satisfied and, in the case of both (i) and (ii), such breach or failure to perform is not cured within 30 days after receipt by Merger Sub and Parent of written notice thereof; or

(b) at any time prior to the approval of this Agreement by the shareholders of the Company, pursuant to and in accordance with Section 5.09(b) (provided that the Company shall have complied with the provisions of Section 5.09, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01).

7.05  Effect of Termination

In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, shareholders, affiliates and agents, other than the provisions of Sections 5.04, 7.05, 8.01, 8.02, and 8.07; provided that, except as otherwise provided in this Article 7, a party shall not be relieved from any liability for fraud or for any knowing or willful breach of any of its covenants, representations or warranties contained in this Agreement. Except as otherwise provided in this Agreement, no party shall be entitled to terminate this Agreement if such party is then in material breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.01  Payment of Fees and Expenses

(a) Except as provided in Section 5.03 or elsewhere in the Agreement, each of the parties hereto shall bear their own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. “Expenses” as used in this Agreement shall include all expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution, performance and enforcement of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof.

(b) If this Agreement is terminated (i) by the Company or by Parent pursuant to Section 7.02(b) or Section 7.02(d) and prior to such termination an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its subsidiaries, (ii) by Parent and Merger Sub pursuant to Section 7.03(b) or (iii) by the Company pursuant to Section 7.04(b), then, in any such case (i), (ii) or (iii), (A) if the Company terminates this Agreement prior to the expiration of the Go-Shop Period (plus, if the Five Day Period described in the last sentence of Section 5.09(c) is then pending upon the expiration of the Go-Shop Period, an additional number of business days until the expiration of such Five Day Period), concurrently with any such termination, the Company shall pay to Merger Sub and Parent the Go-Shop Break Up Fee (as defined below) plus their reasonable Expenses and (B) otherwise, concurrently with any such termination of this Agreement, the Company shall pay to Merger Sub and Parent the Break Up Fee (as defined below) plus their actual reasonable Expenses. “Break Up Fee” means cash in immediately available funds in an amount equal to 3.5% of the sum of (A) the Merger Consideration multiplied by the number of Common Shares issued and outstanding as of the date hereof (including the number of shares of unvested restricted Common Shares outstanding as of the date hereof) and (B) the number of Cash-Pay Options issued and outstanding as of the date hereof multiplied by the difference between the Merger Consideration and the weighted average exercise price of the issued and outstanding Cash-Pay Options as of the date hereof. “Go-Shop Break Up Fee” shall have the meaning set forth in the definition of the term “Break Up Fee”; provided that for purposes of the definition of “Go-Shop Break Up Fee” the reference to 3.5% in the definition of Break Up Fee shall be deemed to be “2.0%”.

(c) If this Agreement is terminated (i) by any of the parties pursuant to Section 7.02(e) or (ii) by the Company pursuant to Section 7.04(a), then, in any such case (i) or (ii), concurrently with any such termination of this Agreement, Parent shall pay to the Company an amount in cash equal to the Break Up Fee.

(d) If this Agreement is terminated pursuant to Section 7.03(a) or, in the event no Break Up Fee is payable pursuant to Section 8.01(b)(i) in connection therewith, any termination of this Agreement pursuant to Section 7.02(d), then, in any such case, concurrently with any such termination of this Agreement, the Company shall pay all of the actual, reasonable Expenses of Parent and Merger Sub (the “Expense Reimbursement”).

(e) All amounts payable by either party to the other under this Section 8.01 shall be paid in cash and in immediately available funds to such account as the recipient may designate in writing to the payor.

(f) The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions and constitute liquidated damages and not a penalty. Notwithstanding anything in this Agreement to the contrary, each of the parties agrees that payment of the Break Up Fee and the Expense Reimbursement pursuant to Sections 8.01(b), (c) and (d) above, as applicable, if such payments are payable and actually paid, shall be the sole and exclusive remedy of each of the parties upon the termination of this Agreement in the circumstances described in Article 7.

8.02  Survival

The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2 and Sections 5.04, 5.07, 5.18, 5.19 and Article 8 shall survive the Effective Time and those set forth in Section 7.05 shall survive termination.

8.03  Modification or Amendment

This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the shareholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by Law requires the further approval by such shareholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by all of the parties.

8.04  Entire Agreement; Assignment

This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.05  Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

8.06  Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

If to Parent or Merger Sub:

Appleseed’s Topco, Inc.
BLR Acquisition Corp.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 33rd Floor
San Francisco, CA 94111
Attention: David Dominik and Stefan Kaluzny
Facsimile No.: (415) 627-4501

with a copy to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, IL 60601
Attention: Gary M. Holihan, P.C.
Facsimile No.: (312) 861-2200

If to the Company:

Blair Corporation
220 Hickory Street
Warren, PA 16366
Attention: Chief Executive Officer
Facsimile No.: (814) 726-6303

with a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, DC 20037
Attention: Philip G. Feigen, Esq.
Facsimile No.: (202) 457-6315

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

8.07  Governing Law; Submission to Jurisdiction; Waiver

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b) Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the Transactions shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) such action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such action or proceeding is improper or (C) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such court.

(c) EACH OF THE COMPANY, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

8.08  Descriptive Headings

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.09  Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.10  Certain Definitions

As used in this Agreement:

(a) the term “affiliate,” as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “knowledge,” of any person which is not an individual means the actual knowledge of such person’s directors and executive officers;

(c) the term “Person” or “person” shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(d) the term “subsidiary” or “subsidiaries” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

8.11  Specific Performance

Except as specifically provided in Article 7 hereof, the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, except as specifically provided in Article 7 hereof in the circumstances enumerated therein, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12  Company Disclosure Schedule

Any disclosure made with reference to one or more sections of the Company Disclosure Schedule shall be deemed disclosed only with respect to such section unless such disclosure is made in such a way as to make its relevance to the information called for by another section of the Company Disclosure Schedule readily apparent in which case, such disclosure shall be deemed to have been included in such other section, notwithstanding the omission of a cross reference thereto.

8.13  Extension; Waiver

At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.03, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14  Third-Party Beneficiaries

Except for the provisions of Sections 5.07, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15  Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

* * * * *

IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

BLAIR CORPORATION

By:	/s/ AL LOPEZ Name: Al Lopez Title: President and Chief Executive Officer

BLR ACQUISITION CORP.

By:	/s/ NEALE ATTENBOROUGH Name: Neale Attenborough Title: Vice President

APPLESEED’S TOPCO, INC.

By:	/s/ NEALE ATTENBOROUGH Name: Neale Attenborough Title: Chief Executive Officer

APPENDIX B

January 22, 2007

Board of Directors
Blair Corporation
220 Hickory Street
Warren, PA 16366

Ladies and Gentlemen:

We have acted as your financial advisor in connection with the proposed merger of Blair Corporation (the “Company”) and Appleseed’s Topco, Inc., a subsidiary of Golden Gate Capital (“Appleseed’s”) in a transaction (the “Transaction”) in which Appleseed’s will pay to the Company’s shareholders $42.50 per share in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the merger agreement.

You have requested our opinion as to whether the Consideration to be received by the Company and its shareholders in the Transaction is fair from a financial point of view to the disinterested shareholders of the Company. For purposes of this opinion, the term “disinterested shareholders” means holders of the Company’s one class of publicly traded common stock (the “Common Stock”) other than (1) directors, officers and employees of the Company and (2) Appleseed’s, Golden Gate Capital and their respective affiliates.

In connection with rendering our opinion we have:

(i) analyzed certain publicly available financial statements and reports regarding the Company;

(ii) analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning the Company prepared by management of the Company;

(iii) reviewed the reported prices and trading activity for the Common stock;

(iv) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

(v) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

(vi) reviewed the merger agreement and related documents;

(vii) discussed with management of the Company the operations of and future business prospects for the Company and the anticipated financial consequences of the Transaction to the Company;

(viii) assisted in your deliberations regarding the material terms of the Transaction and your negotiations with Appleseed’s;

(ix) performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company, and our opinion is based upon such information. We have not independently verified such information or financial data, and we have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of the Company, we have assumed that they have been reasonably prepared on bases reflecting management’s best currently available estimates and judgments of the future financial performance of the Company.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and regularly provide investment banking services to it. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise

B-1

effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company. Stephens is receiving a fee, and reimbursement of its expenses, in connection with the issuance of this fairness opinion In addition, the Company has agreed to pay us a fee which is contingent on the completion of the Transaction, for our services as financial advisor to the Company in connection with the Transaction. The Company has also agreed to reimburse us for our expenses incurred in connection with our services relating to the Transaction and to indemnify us against certain claims that might be asserted against us in connection therewith.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of the Company in the Transaction is fair to them from a financial point of view.

This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company’s shareholders provided that we approve of the content of such disclosures prior to publication.

Very truly yours,

/s/  STEPHENS INC.
STEPHENS INC.

B-2

APPENDIX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

262.  APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipts” mean a receipt or other instrument issued by a depository representing an interest in one or more shares or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective, or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceedings, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Please sign, date and mail
your proxy card in the
envelope provided as soon as possible
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

SPECIAL MEETING OF STOCKHOLDERS OF
BLAIR CORPORATION
200 HICKORY STREET
WARREN, PENNSYLVANIA 16366
P R O X Y
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Craig N. Johnson, John E. Zawacki and Herbert G. Hotchkiss (each with full power to act without the other and with power of substitution) as proxies to represent the undersigned at the Special Meeting of the common stockholders of Blair Corporation to be held on Tuesday, April 24, 2007 at 11:00 a.m., Eastern Daylight Time, at The Library Theatre, 302 Third Avenue West, Warren, Pennsylvania 16365 and at any postponements or adjournments thereof, with all the power the undersigned would possess if personally present, and to vote all shares of common stock which the undersigned may be entitled to vote at said meeting, hereby revoking any proxy heretofore given by the undersigned to vote at said meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF THE PROXY IS PROPERLY EXECUTED BUT NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND, AT THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

BLAIR CORPORATION OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

TELEPHONE VOTING
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-852-5162, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Time on April 23, 2007.
INTERNET VOTING
Visit the Internet voting Web site at http://proxy.georgeson.com.
Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. Eastern Daylight Time on April 23, 2007.
VOTING BY MAIL
Simply sign and date your proxy card and return it in the postage-paid envelope enclosed. If you are voting by telephone or the Internet, please do not mail your proxy card.

▼ DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL ▼

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE FOR PROPOSALS 1 AND 2.

1.	ADOPTION OF THE AGREEMENT AND PLAN OF MERGER	FOR	AGAINST	ABSTAIN
	(“MERGER AGREEMENT”), DATED AS OF JANUARY 23, 2007, BY AND AMONG APPLESEED’S TOPCO, INC., BLR ACQUISITION CORP., AND BLAIR CORPORATION.	☐	☐	☐

2.	GRANT OF DISCRETIONARY AUTHORITY TO ADJOURN	FOR	AGAINST	ABSTAIN
	THE SPECIAL MEETING IF NECESSARY TO PERMIT FURTHER SOLICITATION OF ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.	☐	☐	☐

To change the address on your account, please check the box at the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be substituted via this method.
☐

Date	, 2007

Signature of Stockholder

Signature of Stockholder
Note: Please sign exactly as your name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If a signer is a partnership, please sign in partnership name by authorized person.